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Singulex, Inc. Index to Consolidated Financial Statements

As filed with the Securities and Exchange Commission on October 17, 2012

Registration No. 333-184199

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Singulex, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8071 (Primary Standard Industrial Classification Code Number)	13-4213664 (I.R.S. Employer Identification Number)

1650 Harbor Bay Parkway, Suite 200
Alameda, CA 94502
(888) 995-6123
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Philippe J. Goix, Ph.D.
President and Chief Executive Officer
Singulex, Inc.
1650 Harbor Bay Parkway, Suite 200
Alameda, CA 94502
(888) 995-6123
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan C. Mendelson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Glenn R. Pollner, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Telephone: (212) 351-4000 Facsimile: (212) 351-4035

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                    , 2012

PRELIMINARY PROSPECTUS

                    Shares

Singulex, Inc.

Common Stock

$            per share

        This is the initial public offering of our common stock. We are selling            shares of our common stock. We currently expect the initial public offering price to be between $        and $        per share of common stock.

        We have granted the underwriters an option to purchase up to        additional shares of common stock to cover over-allotments.

        We have applied to have our common stock listed on the New York Stock Exchange under the symbol "SGLX."

        We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Singulex, Inc. (before expenses)	$	$

        The underwriters expect to deliver the shares of common stock to investors on or about                        , 2012.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

UBS Investment Bank	Piper Jaffray

Co-Managers

William Blair	Leerink Swann

                    , 2012

Singulex®

Erenna

Transforming chronic disease management to improve patient outcomes

        Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

        Until                    , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Singulex® and our logo are some of our trademarks used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

i

Prospectus Summary

        The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus carefully, especially the "Risk Factors" section beginning on page 10 and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context otherwise requires, references to "we," "us," "our" or "Singulex" refer to Singulex, Inc.

Overview

        We are an innovative diagnostics company committed to improving patient care and enabling the reduction of healthcare costs by providing high-value, advanced tests for the diagnosis and monitoring of chronic diseases. We have initially focused on cardiovascular disease, or CVD, the leading cause of death globally. Our high precision digital immunoassay platform and advanced CVD test menu, which includes our proprietary digital heart function and inflammatory tests, provide clinically important diagnostic information that facilitates personalized disease management by physicians. Our innovative technology platform enables a significant improvement in measurement sensitivity over other commercially available technologies and measures biomarker concentrations at previously undetectable levels, providing physicians with information that can allow them to earlier diagnose, better monitor and more effectively manage chronic disease progression prior to the onset of acute clinical symptoms.

        According to the Centers for Disease Control and Prevention, or CDC, CVD is the leading cause of death in the United States. According to CDC statistics, nearly one in every three deaths is from heart disease or cerebrovascular diseases, such as stroke, an average of over 1,900 deaths per day. The American Heart Association, or AHA, estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. In 2010 in the United States, CVD-related healthcare costs were estimated at $444 billion by the CDC. However, the World Health Organization, or WHO, estimates that approximately 80% of premature CVD deaths are potentially preventable through early diagnosis and management of CVD risk factors.

        In July 2010, we launched our Advanced CVD Monitoring services through which we offer our CVD test menu utilizing our CLIA certified laboratory in Alameda, CA. We currently market our tests in 28 U.S. states and, through June 30, 2012, we have received over 190,000 patient samples and performed approximately 1,350,000 tests. Our advanced CVD test menu covers four categories of tests: heart function, inflammatory, lipid and metabolic tests. Our menu features our proprietary Sgx HD cTnI test for cardiac troponin-I, a key component of our heart function panel, as well as our proprietary inflammatory test panel (Sgx HD IL-6, Sgx HD IL-17A, Sgx HD TNF-a). Cardiac troponin-I, or cTnI, is a clinically validated biomarker that has been used primarily in the acute setting for the diagnosis of myocardial infarctions, or heart attacks. Our proprietary inflammatory test panel measures levels of selected cytokines, which, when present in elevated levels in the blood, may be positively correlated to coronary heart disease, or CHD, risk, a leading cause of heart attacks. The high precision of our digital technology platform enables these proprietary tests, together with our other CVD tests, to be used by physicians as a monitoring tool in routine care to manage patients across the continuum of CVD progression.

        We believe our proprietary tests and patient reports enable physicians to effectively manage chronic disease progression by providing cost-effective tools for earlier diagnosis, evaluation of treatment efficacy, and monitoring of disease progression. As a result, physicians can formulate and deliver personalized treatment and monitoring plans to patients to mitigate the risk of an acute cardiac event. Our goal is to enable the reduction in overall healthcare costs and improve patient compliance with treatment protocols.

        In order to expand into the global in vitro diagnostic, or IVD, market, we are developing a second generation digital immunoassay monitoring platform, which is currently in the design and development stage, with expected prototype development commencing in the first half of 2013. We expect this system to be a higher-throughput, fully-automated platform focused on high precision immunoassays for advanced management of CVD and other chronic diseases. We expect to focus our initial test menu for this system on high-value, high precision proprietary tests for chronic CVD detection and monitoring. We currently expect to begin utilizing our second generation platform in our CLIA laboratory in 2014. We intend to seek applicable regulatory clearances in selected markets in order to allow us to make our technology platform and test menu more widely available through clinical and reference laboratories and hospital laboratories with a goal of making the second generation system commercially available by 2016.

        For the year ended December 31, 2011 and the six months ended June 30, 2012, our revenues were $24.8 million and $20.5 million, respectively, and our net loss was $12.5 million and $10.3 million, respectively.

Existing CVD Testing

        The current market for CVD monitoring in the chronic setting is primarily comprised of standard lipid panel testing and testing for certain inflammatory biomarkers, and, in the acute setting, measurement of the cardiac troponin biomarker. Each of these testing methods provides a snapshot of cardiovascular health but only a partial picture of a patient's overall risk for CVD.

        Lipid panel testing is generally a well-accepted approach to determine a patient's need for LDL-lowering or HDL-targeted statin therapy and for monitoring treatment response. While traditional lipid profiles can be potentially predictive of atherosclerosis, a leading cause of CHD, lipid profiles cannot be used for prognosis of subclinical cardiac distress, a condition where chronic CVD is below the level of clinical diagnosis. In "Efficacy and Safety of Cholesterol-Lowering Treatment," a study published in 2005 in The Lancet, a peer-reviewed medical journal, an analysis of the data from 14 different lipid lowering statin trials involving approximately 90,000 patients showed an overall reduction in major cardiovascular events of only 21%.

        While advanced non-cholesterol-based indicators, such as cTnI and other cardiac biomarkers and certain inflammatory biomarkers, have been identified in multiple studies as having the potential to predict adverse cardiac events, their utility has been limited given the lack of clinical utility data or in some cases the lack of commercially available technology to detect these biomarkers at lower concentrations. For example, at commercially available detection levels, cardiac troponin and certain inflammatory biomarkers have either been limited to the diagnosis of a cardiac event in an acute setting or have not been commercially utilized as CVD indicators.

        Cardiac Troponin Testing.    In the acute setting, the measurement of cardiac troponin biomarkers is the current standard of care for the diagnosis of a heart attack and has long assisted physicians in improving diagnostic strategies for the effective management of patients with severe chest pain. However, the current cardiac troponin testing market is largely limited to the acute care setting, as most commercially available technologies can only accurately measure cardiac troponin at levels elevated above 30 - 50 pg/mL, which is generally not sensitive enough for use in non-acute settings. Yet, multiple studies have suggested that cardiac troponin is present in circulation at significantly lower levels in advance of an adverse cardiac event. A seminal study by Apple et. al. published in 2012 in Clinical Chemistry, a journal of clinical laboratory science, for which we tested samples without remuneration, indicated that people who have currently not been diagnosed with CVD but who have cardiac troponin levels above 10 pg/mL are at an 850% increased risk of dying due to a cardiac event over the next eight to 15 years.

        Inflammatory Biomarkers.    Recent advances in atherosclerosis research have indicated that chronic inflammation of the blood vessels plays a significant role in the initiation and subsequent progression of atherosclerosis. The accumulation of inflammatory white blood cells and other lipids, such as cholesterol, in the artery form diseased lesions or plaques within the vessel wall which build up over time. These lesions include cells that release cytokines into the bloodstream. These cytokines, if measured in blood samples, can be used as early indicators of inflammatory disease. Publications of multiple independent studies have shown that increased levels of certain inflammatory biomarkers in the blood may correlate with increased heart disease risk. We believe detection and measurement of certain inflammatory biomarkers, such as IL-6, IL-17A, TNF-a and hs-CRP, may be effective in aiding physicians in further stratifying the risk of their patients for a variety of cardiovascular diseases including heart failure and CHD.

Our Solution

        Cardiac diseases are progressive in nature. As a result, there is a significant unmet need for prognostic biomarkers in the chronic setting that will help doctors to better identify and stratify patients with CVD risk in advance of an acute episode.

        Our proprietary digital immunoassay platform technology enables the early detection and monitoring of biomarkers with significantly greater sensitivity than other commercially available platforms, allowing for the measurement and monitoring of biomarkers at previously undetectable levels. We have initially focused our clinical test offerings on CVD through our Advanced CVD Monitoring services. We believe our technology has enabled cTnI and the inflammatory biomarkers included in our test panel to become clinically relevant in the chronic care setting.

        Our digital cTnI assay has been validated in numerous studies of adults with acute coronary syndromes and has shown the potential for predicting cardiovascular events. By monitoring changes in the amount of cTnI in the blood at levels undetectable by other commercially available technologies, we offer insight into disease progression and a risk assessment tool for physicians to assess whether the patient may require immediate or sustained, medium- or long-term treatment or intervention.

        CHD progression includes plaque formation (early stage), plaque build-up and plaque rupture (final stage of the disease). The high precision of our technology enables our proprietary tests, together with our other CVD tests, to be used as a monitoring tool by physicians in routine care to manage patients across the continuum of CVD progression, including CHD, heart attacks, heart failure and stroke. To help physicians assess the patient's level of chronic inflammation, our CVD menu includes a panel of known inflammatory biomarkers (IL-6, IL-17A, TNF-a and hs-CRP) associated with atherosclerosis to determine the potential for early stage inflammation in the artery, while our lipid tests provide information on the disease progression. If elevated levels of inflammatory biomarkers are detected in conjunction with an abnormal lipid panel result, the risk of progression may be compounded.

        We provide our test results to physicians using easy-to-interpret reports that record the concentrations of biomarkers from the four CVD categories covered by our Advanced CVD Monitoring services. Our test reports include both current test results and historical patient test-related data. Physicians can use this data to monitor the patient's CVD risk, therapeutic response and disease progression over time. Using our tests, physicians can make better informed recommendations for subsequent therapeutic/lifestyle interventions and develop a customized treatment plan.

Strengths

        We believe that our competitive strengths include the following:

  •
  Proprietary digital technology platform:  Our immunoassay diagnostic technology is capable of measuring single molecule changes in previously undetectable biomarker concentrations. While we have initially utilized our technology for the detection and monitoring of CVD, our digital technology platform can be used to detect and monitor biomarkers that may be predictive of other chronic diseases, including Alzheimer's disease, Parkinson's disease, rheumatoid arthritis, Crohn's disease, certain cancers and inflammatory- and autoimmune-based disease.

  •
  Use of well-known biomarkers:  Our focus on utilizing well-known biomarkers with our digital technology platform allows us to leverage biomarkers known or validated in the acute setting and establish their prognostic value in the chronic monitoring setting. We believe this will reduce barriers to market adoption, lower clinical acceptance costs and alleviate reimbursement coverage decision challenges.

  •
  Focus on large and growing CVD market:  According to the AHA, CVD is the number one cause of death in the United States and is projected to grow substantially. In particular, the AHA estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. Approximately 80% of premature CVD deaths are potentially preventable through early identification and management of CVD risk factors according to the WHO. We believe our strategy to provide prognostic value in this growing market will result in physicians using our Advanced CVD Monitoring services to test their patients on a regular basis to detect chronic CVD early and effectively monitor disease progression.

  •
  Differentiated chronic CVD testing solution:  Our Advanced CVD Monitoring services combine our CVD menu with integrated comprehensive reports providing physicians with tools to enable the development of a personalized treatment plan for, and improved monitoring of, patients across the continuum of CVD progression. As physicians continue to integrate our CVD testing solution in their patient treatment and monitoring plans, we believe we will be able to leverage these relationships to offer new testing solutions in chronic diseases beyond CVD.

  •
  Relationships with established Life Sciences customers:  We also market and sell our digital technology platform and immunoassay development services to customers in the life sciences industry to facilitate their research and drug development efforts. These customers, which we refer to as our Life Sciences customers, serve as an important validation of our high precision technology platform. We believe that the immunoassay development we undertake for our Life Sciences customers has served and will continue to serve as a pipeline for our diagnostic services by generating additional assays that we may make commercially available in our menu.

Business Strategy

        Our current focus is the detection and monitoring of CVD, and we intend to become a leader in chronic disease detection and monitoring through our proprietary technology and test menu, by providing physicians the ability to measure disease progression, potentially limit acute events and enable possible reductions in the health care costs associated with chronic disease. The key elements of our strategy are the following:

  •
  Achieve broad-based adoption of our advanced CVD menu;

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  Increase market awareness and educate physicians about the clinical utility of our advanced CVD menu;

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  Expand our advanced CVD menu;

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  Develop and commercialize our second generation platform; and

  •
  Leverage our Life Sciences customer base.

Risks Related to Our Business

        Our ability to implement our business strategy is subject to numerous risks, as more fully described in the section entitled "Risk Factors" immediately following this prospectus summary. These risks include, among others:

  •
  We are an early, commercial-stage company and have a limited operating history.

  •
  Our success depends on the achievement of greater market acceptance of our Advanced CVD Monitoring services, especially our proprietary tests.

  •
  We must expand our sales and marketing capabilities in order to increase demand for our Advanced CVD Monitoring services.

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  We are substantially dependent on the efforts of BlueWave Healthcare Consultants, our third party contracted sales force.

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  Health insurers and third party payors may decide not to cover, or may reduce or discontinue reimbursing for our tests.

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  We face significant competition from large, well-capitalized companies.

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  Our patent and other intellectual property rights may not adequately protect our technologies and tests.

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  In order to develop and successfully commercialize our second generation system, we may require substantial additional capital.

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  We may not successfully develop, or obtain regulatory approval for, and commercialize our second generation system.

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  We are subject to significant government regulation.

Corporate Information

        We were originally formed as a limited liability company in the State of Delaware in November 1997 under the name BioProfile, L.L.C. In August 2002, we converted from a limited liability company to a corporation in Delaware under the name BioProfile Corporation. We commenced operations in August 2002, and, in July 2003, we changed our name to Singulex, Inc. Our principal executive offices are located at 1650 Harbor Bay Parkway, Suite 200, Alameda, California 94502, and our telephone number is (888) 995-6123. Our website address is http://www.singulex.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startup Act of 2012 as the "JOBS Act," and references to "emerging growth company" shall have the meaning associated with it in the JOBS Act.

The Offering

Issuer	Singulex, Inc.
Common stock we are offering	shares
Common stock to be outstanding after the offering	shares
Over-allotment option	shares
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $            million, or approximately $            million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the development of our second generation system, expand our sales and marketing activities, repay indebtedness under our existing credit facility and for working capital and general corporate purposes, including research and development. See "Use of Proceeds" on page 45 for a description of the intended use of proceeds from this offering.

Risk factors	See "Risk Factors" beginning on page 10 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.
Proposed symbol on the New York Stock Exchange	"SGLX"

        The number of shares of common stock to be outstanding after this offering is based on 66,526,828 shares of common stock outstanding as of June 30, 2012, and excludes the following:

  •
  8,630,561 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2012 having a weighted-average exercise price of $0.12 per share;

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  2,582,040 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2012 having a weighted-average exercise price of $1.14 per share;

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  709,902 shares of common stock reserved for issuance pursuant to future awards under our 2002 Stock Option Plan, as amended, as of June 30, 2012, which will become available for issuance under our 2012 Equity Incentive Award Plan after consummation of this offering; and

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  1,565,000 shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective immediately prior to the consummation of this offering.

        Except as otherwise indicated, the number of shares of our common stock described above assumes no exercise of the underwriters' over-allotment option and gives effect to:

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  the conversion of all 55,514,519 shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

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  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,582,040 shares of common stock immediately prior to the consummation of this offering;

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  the adoption of our amended and restated certificate of incorporation and amended and restated bylaws immediately prior to the consummation of this offering; and

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  a                    for                     reverse stock split of our common stock and preferred stock to be completed prior to the consummation of this offering.

        We refer to our Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock collectively as "convertible preferred stock" for financial reporting purposes and in the financial tables included in this prospectus, as more fully explained in Note 8 to the notes to our audited consolidated financial statements. In other parts of this prospectus, we refer to our Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock collectively as "preferred stock."

Summary Financial Data

        The following tables set forth a summary of our consolidated historical financial data as of, and for the period ended on, the dates indicated. The consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2011 and 2012 and consolidated balance sheet data as of June 30, 2012 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial data includes, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. You should read this data together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our historical results are not necessarily indicative of our future results, and results for the six months ended June 30, 2012 are not necessarily indicative of results to be expected for the full year ending December 31, 2012.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012 Restated(1)
				(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$19,114	$4,804	$18,125
Life Sciences products	1,866	1,967	3,469	1,714	1,591
Life Sciences services	1,350	1,617	2,185	1,241	831

	3,216	4,907	24,768	7,759	20,547

Cost of revenues:
Advanced CVD Monitoring services	—	2,882	9,211	3,303	7,002
Life Sciences products	384	1,112	1,117	561	634
Life Sciences services	1,574	1,428	814	369	529

	1,958	5,422	11,142	4,233	8,165

Gross profit (loss)	1,258	(515)	13,626	3,526	12,382
Total operating expenses	12,296	10,798	22,931	8,733	18,652

Loss from operations	(11,038)	(11,313)	(9,305)	(5,207)	(6,270)
Total other income (expense), net	151	24	(3,149)	(2,031)	(4,047)

Net loss	(10,887)	(11,289)	(12,454)	(7,238)	(10,317)
Adjustment to net loss resulting from convertible preferred stock accretion and extinguishment	(3,436)	(3,719)	(1,773)	(1,864)	(22)

Net loss attributable to common stockholders	$(14,323)	$(15,008)	$(14,227)	$(9,102)	$(10,339)

Net loss per share attributable to common stockholders, basic and diluted	$(10.29)	$(9.41)	$(5.92)	$(5.35)	$(2.97)

Weighted average shares of common stock used in computing net loss per share attributable to common stockholders, basic and diluted	1,391,435	1,595,003	2,403,840	1,701,264	3,484,037

Pro forma net loss per share:
Pro forma net loss per share of common stock, basic and diluted (unaudited)(2)			$(0.18)		$(0.16)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted(unaudited)(2)			58,964,958		65,850,035

(1)
Refer to Note 2 to our consolidated financial statements for a description of restated amounts.

(2)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2011 and the six months ended June 30, 2012 (unaudited) reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive. See Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

        The table below presents our consolidated balance sheet data as of June 30, 2012:

  •
  on an actual basis;

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  on a pro forma basis to give effect to:

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  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

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  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,582,040 shares of common stock immediately prior to the consummation of this offering and the related reclassification of the convertible preferred stock warrant liability to additional paid-in capital; and

  •
  the filing and effectiveness of our amended and restated certificate of incorporation and our amended and restated bylaws, which will occur immediately prior to the consummation of this offering; and

  •
  on a pro forma as adjusted basis to give further effect to the sale of                    shares of common stock in this offering at an assumed initial public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2012
	Actual Restated	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited, in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,913	$7,913
Working capital (deficit)	(1,463)	2,597
Total assets	15,381	15,381
Accumulated deficit	(81,301)	(81,301)
Total stockholders' equity (deficit)	(80,826)	778

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders' equity by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders' equity by approximately $             million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

Risk Factors

        Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all other information set forth in this prospectus and any related free writing prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations," could materially harm our business, financial condition, operating results, cash flow and prospects. If that occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Strategy

We are an early, commercial-stage company and have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

        We are an early, commercial-stage company and have a limited commercial history. While we generated revenues prior to 2010, the significant majority of our revenues are derived from our Advanced CVD Monitoring services, which we launched in July 2010. Our limited commercial history may make it difficult to evaluate our current business and makes predictions about our future success or viability subject to significant uncertainty. We will continue to encounter risks and difficulties frequently experienced by early, commercial-stage companies, including scaling up our infrastructure and headcount. If we do not address these risks successfully, our business will suffer.

We have a history of incurring losses, and we expect to incur losses in the current fiscal year and for at least the next several fiscal years as we increase expenses in our efforts to increase market share for our Advanced CVD Monitoring services and to develop our second generation system.

        We have incurred net losses since our inception. As of December 31, 2011 and June 30, 2012, we had an accumulated deficit of $71.0 million and $81.3 million, respectively. We anticipate experiencing losses over the next several fiscal years as we increase expenses in pursuit of our growth strategy and seek to increase market share for our Advanced CVD Monitoring services and develop our second generation system.

        Historically, our losses have resulted principally from research and development programs, our sales and marketing efforts and our general and administrative expenses. We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase due to costs relating to, among other things:

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  expansion of our sales force and an increase in our marketing capabilities to promote market awareness and acceptance of our Advanced CVD Monitoring services, including our proprietary tests;

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  development of and, as necessary, pursuit of regulatory clearances for, new diagnostic assays;

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  development and commercialization of our second generation system, including conducting any clinical trials that may be required in order to achieve regulatory clearances that we may attempt to obtain;

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  expansion of our operating and manufacturing capabilities, including capacity expansion of our current CLIA laboratory in Alameda, CA;

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  maintenance, expansion and protection of our intellectual property portfolio and trade secrets;

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  employment of additional quality control, scientific and management personnel; and

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  employment of operational, financial, accounting and information systems personnel, consistent with expanding our operations and our status as a newly public company.

        To become and remain profitable, we must succeed in increasing sales of our Advanced CVD Monitoring services, including our proprietary tests, and develop and commercialize new assays with significant market potential. We may not succeed in these activities and may never generate revenues that are sufficient to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain consistently profitable would likely depress the market price of our common stock and could significantly impair our ability to raise capital, expand our business or continue to pursue our growth strategy.

Our ability to successfully execute our strategy is dependent on our achieving greater market acceptance in the United States of our Advanced CVD Monitoring services, especially our proprietary tests.

        Our ability to generate revenues depends substantially on our successful marketing and sales of our Advanced CVD Monitoring services and, in particular, our proprietary tests, and to a lesser extent sales of our digital technology instruments and immunoassay services to our Life Sciences customers. Our Advanced CVD Monitoring services accounted for 27% of our revenues for the year ended December 31, 2010, 77% of our revenues for the year ended December 31, 2011 and 88% of our revenues for the six months ended June 30, 2012. We expect that our revenues and profitability will depend on sales of Advanced CVD Monitoring services for the foreseeable future.

        In order to achieve greater market acceptance of our Advanced CVD Monitoring services and, in particular, our advanced CVD test menu, we must continue to demonstrate to physicians, other healthcare professionals, healthcare thought leaders and third party payors that the tests offered through our CVD menu are clinically meaningful and cost-effective diagnostic and disease management tools for CVD risk, providing for improved detection and monitoring beginning in earlier stages than conventional testing. In order to demonstrate these results, physicians and other health care professionals may require additional or more robust clinical data to further validate the clinical utility of our tests. For example, certain payors may opt not to provide coverage for our tests based on their perspective that our tests are experimental. In addition, in order for us to be successful in implementing our strategy for growth, physicians and other healthcare professionals must realize the benefits of our chronic CVD solution and utilize our tests on a repeat basis for chronic CVD monitoring. Our failure to achieve greater market acceptance of our Advanced CVD Monitoring services and proprietary tests would materially and adversely impact our ability to grow our revenues and achieve profitability.

In order to develop and successfully commercialize our second generation system, we may require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development of our second generation system, other operations or commercialization efforts.

        We cannot assure you that the proceeds of this offering will be sufficient to adequately fund our business and growth strategy, particularly the development and commercialization of our second generation system. We may need to raise additional funds through public or private equity or debt financing to continue to fund our strategic efforts or expand our operations.

        Our actual liquidity and capital funding requirements will depend on numerous factors, including:

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  the extent to which our Advanced CVD Monitoring services, including our proprietary tests, achieve market acceptance and remain competitive;

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  the percentage of our sales that are reimbursed by third party payors;

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  our ability to collect our accounts receivable;

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  whether we are successful at developing our second generation system;

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  the expense required to develop and gain regulatory clearance of our second generation system, including the costs of any clinical trials that we may have to conduct;

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  the costs and timing of further expansion of our sales and marketing efforts and research and development activities;

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  our ability to control costs;

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  whether we have sufficient testing capacity to meet the demand for our services;

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  the costs of filing, prosecuting, defending and enforcing any patent or other intellectual property rights; and

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  the acquisition of complementary business or technologies that we may undertake.

        Additional capital, if needed, may not be available on satisfactory terms, or at all. Furthermore, any additional capital raised through the sale of equity will dilute your ownership interest in us and may have an adverse effect on the price of our common stock. In addition, the terms of the financing may adversely affect your holdings or rights. Debt financing, if available, may include restrictive covenants which could limit the flexibility of our operations, including our ability to incur additional indebtedness.

        If we are not able to obtain adequate funding when needed, we may have to delay development or commercialization of our diagnostic tests or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize ourselves. We also may have to delay or limit the development of our second generation system, and reduce research and development, sales and marketing, customer support or other expenses. Any of these outcomes could harm our business.

We will need to expand our sales and marketing capabilities in order to increase demand for our Advanced CVD Monitoring services, to expand domestically and to successfully commercialize any other tests we may develop.

        We believe our current sales and marketing operations are not sufficient to achieve the level of market awareness and sales required for us to attain significant commercial success for our Advanced CVD Monitoring services, to expand our presence in the United States and to successfully commercialize any additional tests we may develop. In order to increase sales of our proprietary tests and the other tests featured on our CVD menu, we will need, among other things, to:

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  expand our sales force in the United States by recruiting additional sales representatives in selected markets;

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  educate physicians, other healthcare professionals, healthcare thought leaders and third party payors regarding the clinical benefits and cost-effectiveness of our proprietary tests and the other tests on our CVD menu;

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  establish and manage reimbursement arrangements with third parties, such as insurance companies; and

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  establish, expand and manage sales arrangements with third parties, such as clinical diagnostic laboratories.

        We intend to hire additional sales and marketing personnel in the United States with experience in the diagnostic, medical device or pharmaceutical industries. In seeking to attract and retain qualified sales and marketing employees, we may face competition from other companies in these industries, some of which are much larger than us and can pay significantly greater compensation and provide better benefits than we can. In addition, we have a limited history of operating our Advanced CVD Monitoring services and, as such, we do not have significant experience in scaling up or managing a direct sales force, which may be necessary to successfully grow our business. If we are unable to hire, retain and manage qualified sales and marketing personnel, our ability to grow our business may suffer.

We have agreed with BlueWave Healthcare Consultants, Inc. to utilize their contracted sales force in the majority of states in which we currently market our tests and have appointed them as our exclusive sales agent for our CVD tests in those states. The failure of BlueWave's sales force to perform adequately or the termination of our agreement with BlueWave may negatively and adversely affect our business.

        In June 2010, we entered into a seven-year agreement with BlueWave Healthcare Consultants, Inc., or BlueWave, to provide our contract sales support. We have appointed BlueWave as the exclusive sales agent for our proprietary tests in 18 states, and it sells our tests on a non-exclusive basis in one additional state. For the year ended December 31, 2011 and six months ended June 30, 2012, 94% and 90%, respectively, of the patient samples for our Advanced CVD Monitoring services were derived from sales by BlueWave. BlueWave currently is the exclusive sales agent for our proprietary tests in 18 of the 28 states in which we operate. In addition, BlueWave has a right of first negotiation to serve as our exclusive sales agent in any states in which we plan to expand our business, subject to certain exceptions, including offering all of our proprietary tests that we intend to offer in any such new state. BlueWave has agreed not to offer for sale any third party testing services similar to our tests in their exclusive states during the term of our sales agreement with them; however, BlueWave, as a contracted sales force, will not offer our other tests in states where they serve as a contract sales force for other diagnostic companies. As a result, BlueWave does not offer our full CVD test menu in the states where we have appointed them as our exclusive sales representative. After June 2017, our agreement with BlueWave will automatically renew for one-year periods unless we or BlueWave decide otherwise. We have the right to terminate the agreement prior to such expiration if BlueWave fails to attain certain predefined sales goals.

        We are currently dependent on the successful sales efforts of BlueWave for our Advanced CVD Monitoring services. The failure of BlueWave's sales force to perform adequately and any non-compliance with or the termination of our agreement with BlueWave will negatively and adversely affect the revenues we derive from our Advanced CVD Monitoring services.

We may never recognize revenue, or we may recognize less revenue than we have estimated, for a portion of the tests that we have performed and where results have been delivered but for which we have not yet collected payment.

        As of December 31, 2011 and June 30, 2012, the amount of our estimated future revenue for tests where services have been performed and results have been delivered but for which no revenue has been recognized because payment had not yet been received, the test fee was not fixed or determinable, and/or collectability was not reasonably assured was $7.1 million and $7.6 million, respectively. These figures represent our estimates of future revenue as of such dates generated by our billing system based on an estimated fee adjustment for the specific tests performed and the historic average reimbursement received from the patient's insurance provider for each specific test performed. Because we do not have contractual arrangements in place with any commercial third party payors nor do we have sufficient historical data due to the short commercial history of our Advanced CVD Monitoring service, we cannot estimate the amount of reimbursement we may receive from commercial third party payors with sufficient accuracy to recognize revenue when payment for such tests has not been received.

        The actual amount of revenue, if any, that we recognize will vary from these estimates based on a number of factors, including, but not limited to, whether our tests will be covered for reimbursement by a particular third party payor, variability in reimbursement levels by payor, variability in reimbursement levels per state and the length of time various payors require to process claims for coverage of such tests. In addition, we have limited experience making such estimates and a limited commercial history and collection experience. For these reasons, you should not rely on these estimated future revenues as a proxy for market acceptance of our Advanced CVD Monitoring services or as an indicator of our future revenues for tests that we have performed and where results have been delivered but for which we have not yet collected payment.

If we do not successfully develop and introduce new assays or other applications of our technology, we may not generate new sources of revenue and may not be able to successfully implement our growth strategy.

        Our business strategy includes the development of new assays for our advanced CVD menu and, in the future, assays for the detection and monitoring of other chronic diseases. All of our assays under development will require significant additional research and development, a commitment of significant additional resources and possibly costly and time-consuming clinical testing prior to their commercialization. Our technology is complex, and we cannot be sure that any assays under development will be developed successfully, be proven to be effective, offer diagnostic or other improvements over currently available tests, meet applicable regulatory standards, be produced in commercial quantities at acceptable costs or be successfully marketed. If we do not successfully develop new assays for our advanced CVD menu or to be used to detect and monitor other chronic diseases, we could lose revenue opportunities with existing or future customers.

We currently perform our Advanced CVD Monitoring services exclusively in one laboratory facility. If this or any future facility or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business could be materially harmed.

        We currently perform our Advanced CVD Monitoring services exclusively in a single laboratory facility in Alameda, CA. If we were to lose a material portion of the capacity in this facility or the facility is shut down, even temporarily, we would not be able to perform our proprietary tests and our ability to generate revenue would be materially and adversely effected. In particular, Alameda is situated on or near major earthquake faults. If our facility there or any future facility were to be damaged, destroyed or otherwise became unable or less able to operate, whether due to fire, floods, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages, or otherwise, or if performance of our instruments is disrupted for any other reason, we may not be able to perform our proprietary tests or generate test reports as promptly as we do now, as promptly as our customers expect or possibly at all. If we are unable to perform our tests or generate test reports within a timeframe that meets our customers' expectations, our business, financial results and reputation could be materially harmed.

        Currently, we maintain insurance coverage totaling $2.8 million against damage to our property and equipment and an additional $3.0 million to cover business interruption and research and development restoration expenses, subject to deductibles and other limitations. If we have underestimated our insurance needs with respect to an interruption, or if an interruption is not subject to coverage under our insurance policies, we may not be able to cover our losses and our business may be materially and adversely affected.

We rely on courier delivery services to transport samples to our facility for analysis. If these delivery services are disrupted, our business and customer satisfaction could be negatively impacted.

        Physicians ship samples to us by air and ground express courier delivery service for analysis in our Alameda, CA facility. Samples are shipped to us in insulated containers, which include a frozen ice pack to maintain sample integrity during the normal shipping period. Disruptions in delivery service, whether due to bad weather, natural disasters, terrorist acts or threats, or for other reasons, can extend the shipping period beyond the ability of the container to maintain sample integrity. Blood collection centers may hold samples until normal shipping times are restored, but it is often difficult or impossible to predict such shipping delays, any of which may adversely affect the delivery of specimens, specimen quality and our ability to provide our services on a timely basis to customers.

We face substantial competition and our competitors may discover, develop or commercialize new technologies, products and services faster or more successfully than we do.

        The diagnostic testing industry is highly competitive, and we face significant competition from companies in the chronic disease testing market, including CLIA certified laboratories focused on advancing CVD risk assessment. Established companies competing in this market include Berkeley HeartLab, Inc., now part of Quest Diagnostics, Atherotech, Inc., LipoScience, Inc., SpectraCell Laboratories, Inc. and Health Diagnostic Laboratory, Inc. We also face competition with companies who develop high-sensitivity immunoassays that are not limited in application to CVD. Additional competitors, including Roche Diagnostics, Abbott Diagnostics, the Ortho Clinical Diagnostics division of Johnson & Johnson, Siemens Medical Solutions Diagnostics and Beckman Coulter, provide testing systems based on enzyme-linked immunosorbent assays. Many of these companies also offer an in vitro diagnostic platform and competitive immunoassay menus that would directly compete with our second generation system, such as Roche's Elecsys Systems, Abbott's ARCHITECT i System, Ortho Clinical Diagnostics' VITROS Immunodiagnostics Systems, Siemens' ADVIA Centaur Immunoassay Systems and Beckman Coulter's Access 2 Immunoassay System.

        It is possible that our competitors will develop and market new products and services that are less expensive and more effective than our products and services or that will render our products and services obsolete. We also anticipate that we will face increased competition in the future as new companies enter into our target markets and scientific developments surrounding the CVD testing field continue to develop. See "Business—Competition."

        Many of our competitors have materially greater name recognition and financial, manufacturing, marketing, research and development resources than we do. Large pharmaceutical companies in particular have extensive expertise in diagnostic testing and in obtaining regulatory approvals for their products. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors.

We may not be successful in developing our second generation system.

        An important element of our growth strategy is to develop our second generation system, which is our next-generation high-precision digital immunoassay monitoring platform for the IVD market. Our second generation system is currently in the design and development stage and we expect to commence prototype development in the first half of 2013. There are numerous factors that may prevent or delay the development of this system, including, but not limited to, a lack of financial resources, our inability to successfully develop a commercially viable prototype, the regulatory clearance process among others. If we are not successful in developing our second generation system, we may be forced to change our business strategy and expand our current CLIA operations. Our ability to expand sales of our Advanced CVD Monitoring services and expand into the IVD market is substantially dependent on our ability to develop and commercialize our second generation system, a failure of which would materially and adversely affect our ability to grow our business.

If we do not receive regulatory clearance in the United States or in other jurisdictions, if we experience delays in receiving such clearance, our growth strategy may not be successful.

        We expect to deploy our second generation system in our CLIA laboratory in 2014 and then submit for certain regulatory clearances. We may not receive regulatory clearances for the commercial use of the second generation system and test menu on a timely basis, or at all. If we are unable to receive the necessary regulatory clearances in all or any of the jurisdictions where we seek regulatory approval, our ability to grow our business by deploying the second generation system will be compromised and our commercialization plans for geographic expansion and overall growth strategy may not be successful.

Even if our second generation system and test menu do obtain regulatory clearance, this technology may never achieve market acceptance or commercial success.

        Even if we obtain FDA or other regulatory clearances, and are able to launch our second generation system commercially, our technology may not achieve market acceptance among physicians, other healthcare professionals, third party payors and commercial laboratories and, ultimately, may not be commercially successful. Market acceptance of our second generation system depends on a number of factors, including, among other things, the competitive landscape, the breadth of our test menu, the effectiveness of our sales and marketing efforts, the price of our tests relative to our competitors and the clinical utility of our system. Any failure of our second generation system and test menu to achieve market acceptance or commercial success may adversely affect our ability to grow our business.

We have identified a material weakness in internal control over financial reporting that is unremediated as of June 30, 2012. Our failure to establish and maintain effective internal control over financial reporting could result in our failure to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which in turn could cause the trading price of our common stock to decline.

        We have restated our previously reported June 30, 2012 financial statements to correct an error relating to the accounting for preferred stock warrants that were issued prior to our current Chief Financial Officer and Corporate Controller assuming their respective positions. In connection with this restatement, our management identified a material weakness in our internal control over financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness pertains to ineffective controls in the financial statement close process. Specifically, we did not have a sufficient number of accounting personnel with relevant technical accounting and financial reporting expertise to effectively design and operate controls over various non-routine and estimation classes of transactions including the evaluation of the completeness and accuracy of the accounting for preferred stock warrants issued in connection with debt arrangements. As a result of this material weakness, errors were identified in the previously issued unaudited interim June 30, 2012 consolidated financial statements related to the accounting for preferred stock warrants, which were corrected in the unaudited interim consolidated financial statements as of June 30, 2012 and for the six-month period then ended.

        We are working to remediate the material weakness. We have begun taking steps and plan to take additional measures to remediate the underlying causes of the material weakness, primarily through the continued development and implementation of formal policies, improved processes and documented procedures, as well as the continued hiring of additional finance personnel. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating the material weakness. If our remedial measures are insufficient to address the material weakness, or if significant deficiencies or material weaknesses in our internal control over financial reporting are discovered or occur in the future, it may adversely affect the results of our management evaluations and, when required, annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition, if we are unable to successfully remediate the material weakness and if we are unable to produce accurate and timely financial statements or we are required to restate our financial results, our stock price may be adversely affected and we may be unable to maintain compliance with the New York Stock Exchange listing requirements.

        For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Controls" in this report.

If we are not able to retain and recruit qualified management, sales and marketing, regulatory, scientific and laboratory personnel, we may be unable to successfully execute our business strategy.

        Our future success depends to a significant extent on the skills, experience and efforts of our senior management team, including Philippe J. Goix, Ph.D., our President and Chief Executive Officer, and our key scientific and operational personnel. The loss of Dr. Goix or key scientific or operational personnel, could harm our business and might significantly delay or prevent the achievement of our business objectives. We may not be able to retain key members of our senior management team over the long term.

        Recruiting and retaining qualified sales and marketing, regulatory, scientific and laboratory personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms, given the competition among numerous diagnostic, medical device, pharmaceutical and biotechnology companies for similarly skilled personnel.

If we do not establish relationships with additional pharmaceutical companies, academic institutions and contract research organizations, or CROs, or build upon our relationships with our existing customers, we may not be able to leverage our Life Sciences customer base to identify and develop biomarkers and our results of operations may be materially and adversely affected.

        An element of our strategy is to leverage and grow our relationships with our Life Sciences customers to identify and develop biomarkers for chronic diseases beyond CVD, such as Alzheimer's, rheumatoid arthritis and Crohn's disease. If we are unable to continue our existing relationships, or establish new relationships, with pharmaceutical companies, academic institutions and CROs who use our digital immunoassay platform technology in their therapeutic research and development efforts, our ability to leverage our Life Sciences customers to identify and develop biomarkers may be negatively affected. In addition, if we cannot maintain and build upon our existing relationships with our pharmaceutical company, academic institution and CRO customers, the revenues we derive from our Life Sciences customers may be negatively affected.

Failure in our information technology or storage systems could significantly disrupt our operations and our research and development efforts, which could adversely impact our revenues, as well as our research, development and commercialization efforts.

        Our ability to execute our business strategy depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems, which support our operations and our research and development efforts, as well as our storage systems and our analyzers. Due to the sophisticated nature of the technology we use in our testing, we are substantially dependent on our IT systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data, and in particular to operate our digital immunoassay platform, could adversely affect our ability to operate our business. Any interruption in due to IT system failures, part failures or potential disruptions in the event we are required to relocate our instruments within our facility or to another facility, could have an adverse effect on our operations.

If we are unable to successfully manage our growth, our business will be harmed.

        During the past several years, we have significantly expanded our operations. We expect this expansion to continue to an even greater degree following completion of this offering as we seek to expand our domestic sales force and explore potential expansion into international markets. Our growth has placed and will continue to place a significant strain on our management, operating and financial systems and our sales, marketing and administrative resources. As a result of our growth, our operating costs may escalate even faster than planned, and some of our internal systems may need to be enhanced or replaced. If we cannot effectively manage our expanding operations and our costs, we may not be able to continue to grow or we may grow at a slower pace, and our business could be adversely affected.

If we expand sales of our instruments and diagnostic tests outside of the United States, our business will be susceptible to costs and risks associated with international operations.

        All of our Advanced CVD Monitoring services revenues and a majority of our revenues from Life Sciences customers are derived from sales in the United States. As part of our longer-term growth strategy, we may target select international markets to further grow our presence outside of the United States. Conducting international operations would subject us to new risks that, generally, we have not faced in the United States, including:

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  fluctuations in currency exchange rates;

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  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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  competition from companies located in the countries in which we offer our products, which may be a competitive disadvantage;

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  difficulties in managing and staffing international operations and assuring compliance with foreign corrupt practices laws;

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  the possibility of management distraction;

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  potentially adverse tax consequences, including the complexities of foreign value added tax systems, tax inefficiencies related to our corporate structure and restrictions on the repatriation of earnings;

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  increased financial accounting and reporting burdens and complexities;

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  political, social and economic instability abroad, terrorist attacks and security concerns in general; and

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  reduced or varied protection for intellectual property rights in some countries.

        The occurrence of any one of these risks could harm our business or results of operations. Additionally, operating internationally requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenues or profitability.

We may be adversely affected by the current economic environment and future adverse economic environments.

        Our ability to attract and retain customers, invest in and grow our business and meet our financial obligations depends on our operating and financial performance, which, in turn, is subject to numerous factors, including the prevailing economic conditions and financial, business and other factors beyond our control, such as the rate of unemployment, the number of uninsured persons in the United States and inflationary pressures. We cannot anticipate all the ways in which the current economic climate and financial market conditions, and those in the future, could adversely impact our business.

        We are exposed to risks associated with reduced profitability and the potential financial instability of our customers, many of which may be adversely affected by volatile conditions in the financial markets. For example, unemployment and underemployment, and the resultant loss of insurance, may decrease the demand for healthcare services and diagnostic testing. If fewer patients are seeking medical care because they do not have insurance coverage, we may experience reductions in revenues, profitability and/or cash flow. In addition, if economic challenges in the United States result in widespread and prolonged unemployment, either regionally or on a national basis, a substantial number of people may become uninsured or underinsured. To the extent such economic challenges result in less demand for our proprietary tests, our business, results of operations, financial condition and cash flows could be adversely affected.

The diagnostic clinical laboratory industry is subject to changing technologies which could make our current tests and the tests we are developing obsolete unless we continue to develop new and improved tests and pursue new market opportunities.

        Our industry is characterized by technological changes, new product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to keep pace with the evolving needs of our customers on a timely and cost-effective basis and to pursue new market opportunities that develop as a result of technological and scientific advances. These new market opportunities may be outside the scope of our expertise or in areas which have unproven market demand, and the utility and value of new tests that we develop may not be accepted in the market. Our inability to gain market acceptance of new tests could harm our future operating results. Further, if new research, clinical evidence or economic comparative evidence arises that supports the use of a different marker for the diagnosis and management of CVD risk, demand for our test could decline.

Our ability to meet increased demand for our proprietary tests, especially our Sgx HD cTnI test, will be harmed if we are unable to expand our testing capacity.

        We have recently experienced rapid growth in orders of our proprietary tests, especially our Sgx HD cTnI test. We perform all of our proprietary tests in our CLIA laboratory in Alameda, CA. If demand for our tests grows to the point at which it exceeds our existing capacity, we will be required to add capacity or outsource additional testing in order to meet this demand. If we are unable to expand our facilities and equipment or outsource additional testing, we may be unable to maintain our current turnaround time between receipt of a sample and completion of all ordered tests for that sample. Increased turnaround time caused by our inability to meet demand would negatively and adversely affect our business and results of operations.

We depend upon a single source supplier for the fluorescent dye used during the single molecule counting process in our digital technology instruments. The loss of this supplier or its failure to supply us with an adequate supply of fluorescent dye on a timely basis, could adversely affect our business.

        We currently have a single supplier, Invitrogen Corporation (a subsidiary of Life Technologies Corporation), for the fluorescent dye that is used during the single molecule counting process in our digital technology instruments. In addition, we have optimized our platform technology for the characteristics of the dye we source from Invitrogen. If we were unable to acquire the fluorescent dye from Invitrogen, we could experience a delay in analyzing patient samples and ultimately generating revenues. In particular, we may be required to adjust our technology platform for a different type of dye and/or qualify a new supplier of a similar type of dye, and we may experience delays in meeting demand in the event we must switch to a new supplier.

We rely on a single contract manufacturer to assemble our digital technology instruments. If our relationship with this manufacturer is terminated, our ability to supply our instruments would be negatively and adversely affected.

        We currently rely on a single contract manufacturer, Invetech Pty. Ltd, an ISO-certified diagnostic product manufacturer located in Australia, to assemble our digital technology instruments. In February 2010, we entered into a three year manufacturing services agreement with Invetech, which automatically renews for successive one-year terms unless terminated, pursuant to which Invetech provides engineering services to us on an exclusive basis for the product specifications and work orders that we provide. Either party may terminate the agreement on six months written notice or upon an uncured material breach. We are aware of other instrument manufacturers that are capable of assembling our current digital technology instruments, but we currently do not have an agreement or relationship with any of those other manufacturers. In the event it becomes necessary or desirable to utilize a different contract manufacturer, we may experience additional costs, delays and difficulties in doing so and our business may suffer.

We will incur significant costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, which could result in sanctions or other penalties that would harm our business.

        We will incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, and regulations regarding corporate governance practices. The listing requirements of the New York Stock Exchange require that we satisfy certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Securities Exchange Act of 1934, as amended. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from the New York Stock Exchange or other adverse consequences that would materially harm our business. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors' and officers' insurance, on acceptable terms.

        After this offering, we will be subject to Section 404 of The Sarbanes-Oxley Act of 2002, or Section 404, and the related rules of the Securities and Exchange Commission, or SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. We have previously identified a material weakness in our internal control over financial reporting as of June 30, 2012. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal control over financial reporting when required, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of our common stock. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities that could have a significant negative effect on our financial condition or reputation.

        Diagnostic testing entails the risk of product liability, and we may be exposed to liability claims arising from the use of our tests. We maintain product liability insurance, which is subject to deductibles and coverage limitations in an amount that we believe to be reasonable. We cannot be certain, however, that our product liability insurance will be sufficient to protect us against all losses due to liability. As a result, we may be required to pay all or a portion of any successfully asserted product liability claim out of our cash reserves. Furthermore, we cannot be certain that product liability insurance will continue to be available to us on commercially reasonable terms or in sufficient amounts. We can provide no assurance that we will be able to avoid significant product liability claims, which could hurt our reputation and our financial condition.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

        From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

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  exposure to unknown liabilities;

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  disruption of our business and diversion of our management's time and attention in order to develop acquired products, product candidates or technologies;

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  incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

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  higher than expected acquisition and integration costs;

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  write-downs of assets or goodwill or impairment charges;

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  increased amortization expenses;

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  difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

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  impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

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  inability to retain key employees of any acquired businesses.

        Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may use third party collaborators to help us develop, validate or commercialize any new diagnostic tests, and our ability to commercialize such tests could be impaired or delayed if these collaborations are unsuccessful.

        We may in the future selectively pursue strategic collaborations for the development, validation and commercialization of any new diagnostic tests we may develop. In any future third party collaboration, we would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to performing their responsibilities under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development, validation and commercialization of our potential tests will be delayed if collaborators fail to fulfill their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Disputes with our collaborators could also impair our reputation or result in development delays, decreased revenues and litigation expenses.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

        We are exposed to the risk of employee fraud or other misconduct, and, in certain circumstances, we may also be subject to claims based on the conduct of BlueWave representatives working on our behalf. Misconduct by employees (including BlueWave representatives working on our behalf) could include failures to comply with applicable regulations, provide accurate information to regulatory bodies, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing, business arrangements and reimbursement in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of any clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, both by our own employees and by BlueWave representatives working on our behalf, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions, such as exclusion from participation in U.S. federal or state healthcare programs. Moreover, even if we were to successfully defend against such actions, the costs to defend those actions could be significant. See "Risks Related to Billing, Coverage and Reimbursement For Our Tests," "Risks Related to Government Regulation of Our Tests" and "Business—Government Regulation."

Our credit facilities contain restrictions that limit our flexibility in operating our business.

        Our credit facilities contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

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  sell, transfer, lease or dispose of our assets;

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  create, incur or assume additional indebtedness;

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  encumber or permit liens on certain of our assets;

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  make restricted payments, including paying dividends on, repurchasing or making distributions with respect to our common stock;

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  make specified investments (including loans and advances);

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

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  enter into certain transactions with our affiliates.

        In addition, our credit facility with Bridge Bank, N.A. contains numerous financial covenants, including an asset coverage ratio, securing an equity financing with gross proceeds of at least $8.0 million by December 31, 2012 or consummating this offering by January 31, 2013, and achieving pre-specified revenue and net loss thresholds based on projections provided by management. A breach of any of these covenants, a material adverse change to our business or a default under our Horizon credit facility could result in a default under our Bridge Bank credit facility. The covenants in our credit facilities may limit our ability to take certain actions and, in the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding, terminate their commitments to extend further credit and foreclose on the collateral granted to them to secure such indebtedness. We currently expect to use a portion of the proceeds from this offering to repay our existing indebtedness under our term loan with Bridge Bank; however, if we are required to repay all outstanding amounts prior to such extinguishment, we may have to delay other planned expenditures in order to repay such amounts. Such repayment could have a material adverse effect on our business, operating results and financial condition.

We have in the past breached our financial covenants with Bridge Bank.

        We have in the past breached our financial covenant with Bridge Bank relating to our net income/loss projections, and we currently operate under a waiver of such breach. While our credit facility with Horizon does not contain financial covenants, it does contain a cross-default covenant. Upon the occurrence of an event of default under either of our credit facilities, either or both of our lenders may elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. While we currently expect to use a portion of the proceeds from this offering to repay our existing indebtedness under our term loan with Bridge Bank, if we were required to repay the outstanding loan balances amounts due to an event of default, either of our lenders could foreclose on the collateral granted to them to secure such indebtedness. We have pledged substantially all of our assets, other than our intellectual property, as collateral under these credit facilities. A default and any accompanying repayment could have a material adverse effect on our business, operating results and financial condition.

Our operations involve the use of hazardous materials, and we must comply with environmental, health and safety laws, which can be expensive and may adversely affect our business, operating results and financial condition.

        Our research and development and manufacturing activities involve the use of hazardous materials, including chemicals and biological materials, and some of our products include hazardous materials. Accordingly, we are subject to federal, state, local and foreign laws, regulations and permits relating to environmental, health and safety matters, including, among others, those governing the use, storage, handling, exposure to and disposal of hazardous materials and wastes, the health and safety of our employees, and the shipment, labeling, collection, recycling, treatment and disposal of products containing hazardous materials. Liability under environmental laws and regulations can be joint and several and without regard to fault or negligence. For example, under certain circumstances and under certain environmental laws, we could be held liable for costs relating to contamination at our or our predecessors' past or present facilities and at third party waste disposal sites. We could also be held liable for damages arising out of human exposure to hazardous materials. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes. The failure to comply with past, present or future laws could result in the imposition of substantial fines and penalties, remediation costs, property damage and personal injury claims, investigations, the suspension of production or product sales, loss of permits or a cessation of operations. Any of these events could harm our business, operating results and financial condition. We also expect that our operations will be affected by new environmental, health and safety laws and regulations on an ongoing basis, or more stringent enforcement of existing laws and regulations. Although we cannot predict the ultimate impact of any such new laws and regulations, or such more stringent enforcement, they will likely result in additional costs and may increase penalties associated with violations or require us to change the content of our products or how we manufacture them, which could have a material adverse effect on our business, operating results and financial condition.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

        We have incurred net losses since inception and expect to continue to incur net losses over the next several years. To the extent that we continue to generate taxable losses, unused losses would generally carry forward to offset future taxable income, if any, until such unused losses expire. We may be unable to use these losses to offset income before such unused losses expire. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an "ownership change" (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes may be limited. We have experienced ownership changes in the past and may experience ownership changes in connection with this offering or as a result of future changes in our stock ownership.

Risks Related to Billing, Coverage and Reimbursement for Our Tests

Health insurers and other third party payors may decide not to cover, or may reduce or discontinue reimbursing for, our tests or any other diagnostic tests we may develop in the future, or may provide inadequate reimbursement, which could jeopardize our ability to expand our business and achieve profitability.

        Our business is impacted by the level of reimbursement for our tests from Medicare, Medicaid, other governmental payors and commercial third party payors. In the United States, the regulatory process allows diagnostic tests to be marketed regardless of any coverage determinations made by payors. For new diagnostic tests, each third party payor makes its own decision about which tests it will cover, how much it will pay and whether it will continue reimbursing the test. Clinicians may order diagnostic tests that are not reimbursed by third party payors if the patient is willing to pay for the test without reimbursement, but coverage determinations and reimbursement levels and conditions are critical to the commercial success of a diagnostic product.

        The Centers for Medicare and Medicaid Services, or CMS, under the U.S. Department of Health and Human Services, or HHS, establishes reimbursement payment levels and coverage rules for Medicare and Medicaid. CMS currently covers all of our tests. State Medicaid plans and commercial third party payors establish rates and coverage rules independently. As a result, the coverage determination process is often a time-consuming and costly process that requires us to provide scientific and clinical support for the use of our tests to each payor separately, with no assurance that coverage or adequate reimbursement will be obtained. While our tests are reimbursed by a number of governmental and commercial payors, there are significant large commercial payors who do not currently cover all of our tests. If Medicare, Medicaid or other third party payors decide not to cover our tests, place significant restrictions on the use of our tests, or offer inadequate payment amounts, our ability to generate revenue from our Advanced CVD Monitoring services tests could be limited.

        Even if one or more third party payors decides to reimburse for our tests, that payor may reduce utilization or stop or lower payment at any time, which could reduce our revenues. For example, payment for diagnostic tests furnished to Medicare fee-for-services beneficiaries is made based on a fee schedule established from time to time by CMS. In recent years, payments under these fee schedules have decreased and may decrease more. Some commercial third party payors are guided by Medicare clinical laboratory fee schedules in establishing their reimbursement rates. We cannot predict whether or when third party payors will cover our tests or offer adequate reimbursement to make them commercially attractive. Moreover, we do not currently have contracts or agreements with commercial third party payors, and, as a result, reimbursements from these payors is uncertain. If we enter into contracts with commercial third party payors, we may be reimbursed at an amount lower than the contracted test price. Clinicians may decide not to order our tests if third party payments are inadequate, especially if ordering the test could result in financial liability for the patient.

Billing complexities associated with obtaining payment or reimbursement for our tests may negatively affect our revenues, cash flow and profitability.

        Billing for laboratory testing services is complex. We perform tests in advance of payment and without certainty as to the outcome of the billing process. In cases in which we receive a fixed fee per test, we may still have disputes over pricing and billing. We receive payment from a variety of payors, such as commercial insurance carriers, including managed care organizations, and governmental programs, primarily Medicare and Medicaid. Each payor typically has different billing requirements, and the billing requirements of many payors have become increasingly stringent. In addition, healthcare cost containment activities and healthcare reform is focused on reimbursement and/or payment for healthcare services, including laboratory tests, among other areas. This focus includes ongoing assessment of reimbursement regulations, including balance billing, collection of copays and deductibles and other reimbursement matters, particularly in the setting of high deductible insurance plans, managed care and other healthcare reform initiatives.

        Among the factors complicating our billing of third party payors are:

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  disparity in coverage among various payors;

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  disparity in information and billing requirements among payors;

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  changing reimbursement laws, regulations and payor policies; and

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  incorrect or missing billing information, which is required to be provided by the prescribing physician.

        These billing complexities, and the related uncertainty in obtaining payment for our tests, could negatively affect our revenues, cash flow and profitability.

Healthcare reform measures could hinder or prevent commercial success of our CVD menu, including our proprietary tests.

        In March 2010, President Obama signed into law a legislative overhaul of the U.S. healthcare system, known as the Patient Protection and Affordable Care Act of 2010, as amended by the Healthcare and Education Affordability Reconciliation Act of 2010, or the PPACA, which may have far-reaching consequences for most healthcare companies, including diagnostic companies like us. As a result of this new legislation, substantial changes could be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. The mandatory purchase of insurance is strenuously opposed by a number of state governors, resulting in lawsuits challenging the constitutionality of these provisions. On June 28, 2012, the United States Supreme Court upheld the constitutionality of these provisions of the PPACA. Congress has also proposed a number of legislative initiatives, including possible repeal of the PPACA. At this time, it remains unclear whether there will be any changes made to the PPACA, whether in part or in its entirety.

        Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, laboratory tests, drugs and devices. These structural changes could entail modifications to the existing system of private payors and government programs, such as Medicare and Medicaid, the creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes.

        Restructuring the coverage of medical care in the United States could impact the reimbursement for diagnostic tests like ours. If reimbursement for our diagnostic tests is substantially less than we expect, our business could be materially and adversely impacted.

        Regardless of the impact of the PPACA on us, the U.S. government, other governments and commercial payors have shown significant interest in pursuing healthcare reform and reducing healthcare costs. Any government-adopted reform measures could cause significant pressure on the pricing of healthcare products and services, including our proprietary tests, in the United States and internationally, as well as the amount of reimbursement available from governmental agencies or other third party payors. The continuing efforts of the U.S. and foreign governments, insurance companies, managed care organizations and other payors to contain or reduce healthcare costs may compromise our ability to set prices at commercially attractive levels for our proprietary tests and other diagnostic tests that we may develop. Changes in healthcare policy, such as the creation of broad limits for diagnostic products, could substantially diminish the sale of or inhibit the utilization of diagnostic tests, increase costs, divert management's attention and adversely affect our ability to generate revenues and achieve consistent profitability.

        New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, relating to healthcare availability, reimbursement methods of delivery or payment for diagnostic products and services, or sales, marketing or pricing, may also limit our potential revenues, and we may need to revise our Advanced CVD Monitoring services, research and development or commercialization programs. The pricing and reimbursement environment may change in the future and become more challenging for a number of reasons, including policies advanced by the U.S. government, state governments, new healthcare legislation or fiscal challenges faced by government health administration authorities. Specifically, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals and initiatives to change the healthcare system in ways that could affect our ability to sell our diagnostic tests profitably. Some of these proposed and implemented reforms could result in reduced utilization or reimbursement rates for our diagnostic products.

If we are subject to an enforcement action involving false claims, kickbacks, physician self-referral or other federal or state fraud and abuse laws, we could incur significant civil and criminal sanctions and loss of reimbursement, which would hurt our business.

        The government has made enforcement of the false claims, anti-kickback, physician self-referral and various other fraud and abuse laws a major priority. In many instances, private whistleblowers also are authorized to enforce these laws even if government authorities choose not to do so. Several clinical diagnostic laboratories and members of their management have been the subject of this enforcement scrutiny, which has resulted in very significant civil and criminal settlement payments. In most of these cases, private whistleblowers brought the allegations to the attention of federal enforcement agencies. These laws include:

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  the federal Anti-Kickback Statute, which constrains our marketing practices, educational programs, pricing policies and relationships with healthcare providers or other entities by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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  federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third party payors that are false or fraudulent;

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  federal physician self-referral laws, such as the Stark law, which prohibit a physician from making a referral to a provider of certain health services with which the physician or the physician's family member has a financial interest, and prohibit submission of a claim for reimbursement pursuant to a prohibited referral; and

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  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third party payor, including commercial insurers, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

        The risk of our being found in violation of these laws and regulations is heightened by the lack of full interpretive guidance from applicable regulatory authorities or the courts. For example, we enter into written agreements with physicians, laboratories and other healthcare providers under which we provide reimbursement for the specimen collection, processing and handling services of such providers on our behalf. While we believe that this reimbursement is based on a reasonable fair market value for the services performed and that these agreements are in compliance with all applicable legal requirements, we cannot assure you that, if challenged, we would ultimately prevail or would not be required to change our business practices. If we or our operations, possibly including the operations of

BlueWave, are found to be in violation of any of these laws and regulations, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in U.S. federal or state healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. We are in the process of systematizing our compliance program regarding compliance with federal and state fraud and abuse laws, including with regard to collection of patient deductibles and coinsurance and physician-related payments, such as customer advisory board fees, draw fees and other similar fees. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business and hurt our reputation. If we were excluded from participation in U.S. federal healthcare programs, we would not be able to receive, or to sell our tests to other parties who receive, reimbursement from Medicare, Medicaid and other federal programs.

Risks Related to Our Intellectual Property

Our patent and other intellectual property rights may not adequately protect our technologies and tests. If our intellectual property rights are unable to protect our technologies and tests, it may materially and adversely affect our business.

        Our commercial success will depend on our ability to obtain additional patents and adequately protect the intellectual property rights covering our technologies and tests in the United States and other countries. As of June 30, 2012, our patent estate included five issued U.S. and foreign patents and 61 patent applications pending in the United States and various foreign jurisdictions throughout the world. There is no guarantee that any of our patent applications will result in issued patents, or that any issued patents will include claims that are sufficiently broad to cover our technologies or tests or to provide meaningful protection from our competitors. We will be able to protect our existing and future technologies and tests only to the extent that they are covered by valid and enforceable patents or utilize technologies or know-how that are effectively maintained as trade secrets. If third parties disclose or misappropriate our trade secrets, it may materially and adversely impact our business.

        We apply for patents covering our technologies and tests, as we deem appropriate. However, we may fail to apply for patents on important technologies or tests in a timely fashion, or at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technologies or from developing and commercializing competing products and technologies. Moreover, the patent positions of numerous biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee you that:

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  we were the first to make the inventions covered by each of our issued patents and pending patent applications;

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  we were the first to file patent applications for these inventions;

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  others will not independently develop similar or alternative technologies or duplicate any of our technologies by inventing around the claims of our patents;

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  a third party will not challenge our patents, and if challenged that a court will hold that our patents are valid and enforceable;

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  any patents issued to us or our collaboration partners will cover our product as ultimately developed, or provide us with any competitive advantages or will not be challenged by third parties;

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  we will develop additional proprietary technologies that are patentable; or

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  the patents of others will not have an adverse effect on our business.

        In addition, there are numerous recent changes to the patent laws and proposed changes to the rules of the United States Patent and Trademark Office, or USPTO, which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, on September 16, 2011, President Obama signed the America Invents Act which codifies several significant changes to the U.S. patent laws, including, among other things, changing from a "first to invent" to a "first inventor to file" system, limiting where a patentee may file a patent suit, requiring the apportionment of patent damages, replacing interference proceedings with derivation actions, and creating a post-grant opposition process to challenge patents after they have issued. The effects of these changes are currently uncertain as the USPTO must still implement various regulations, and the courts have yet to address any of these provisions in the context of a dispute. Further, we have not assessed the applicability of the act and new regulations on the specific patents discussed herein. As another example, the U.S. Supreme Court issued a decision on March 20, 2012 in Mayo Collaborative Services, DBA Mayo Medical Laboratories, et al. v. Prometheus Laboratories, Inc., holding that several claims drawn to measuring drug metabolite levels from patient samples were not patentable subject matter. The decision appears to impact diagnostics patents that merely apply a law of nature via a series of routine steps, but the full impact of the decision is not yet known. No assurances can be granted that claims of our diagnostic patents could not be found to include subject matter that is not patentable based on the Supreme Court's ruling.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

        In addition to seeking patents for some of our technologies and tests, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants that obligate them to assign to us any inventions developed in the course of their work for us. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States, including in foreign jurisdictions, may be less willing or unwilling to protect trade secrets. If any of the technology or information that we protect as trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed.

        Our research, development and commercialization activities, including our current proprietary tests and our digital immunoassay platform technology, as well as any other diagnostic test resulting from these activities, may infringe or be claimed to infringe patents owned by other parties. There may also be patent applications that are relevant to our technologies or tests and that have been filed but not published. If a patent issues on any of these patent applications, that patent could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if the claims against us are successful, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the diagnostic product or product candidate that is the subject of the suit.

        As a result of patent infringement claims, or in order to avoid potential claims, we may choose or be compelled to seek patent licenses from third parties. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us likely would be nonexclusive, which would mean that our competitors also could obtain licenses to the same patents. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses of the relevant patents on acceptable terms.

        There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the medical diagnostics industry. In addition to the possibility of litigation relating to infringement claims asserted against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to our current or future technologies or tests. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive and time-consuming.

        Competitors may infringe our intellectual property, including our patents. As a result, we may be required to file infringement claims in an effort to stop third party infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology. An adverse determination in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

        Interference proceedings brought by the USPTO may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction to our management. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this type of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

We may not be able to protect our intellectual property rights throughout the world.

        Filing, prosecuting and defending patents on all of our technologies and tests throughout the world would be prohibitively expensive. Competitors may use our technologies or tests in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our future products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

        Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Our business is dependent on the license from the Regents of the University of California.

        Our business is dependent on our exclusive license with the Regents of the University of California under U.S. 7,838,250, and its related patent family, which covers methods for determining the cardiovascular health of an individual, determining cardiac damage in an individual and determining cardiac damage progression in an individual using high-sensitivity detection of cTnI. If this license is terminated, the Regents could license this patent family to a competitor, although we would continue to have the right to use this patent family as a co-owner. We are obligated under this license to, among other things, pay certain royalties and to diligently proceed with the development, manufacture and sale of licensed products and services and diligently market licensed products and services in quantities sufficient to meet market demand for the licensed products and services. We are also obligated to submit an application for marketing approval for products covered by the license agreement to the U.S. Food and Drug Administration, or FDA, by November 2013, with up to two one-year extensions available. We are obligated to pay the Regents $10,000 for each one-year extension under the license agreement with regard to a submission of an application for marketing approval to the FDA, and we currently anticipate utilizing at least one of the one-year extensions. This license lasts until the expiration or abandonment of the patent rights licenses; however, the Regents may terminate our license if we fail to perform our obligations under the license agreement and do not cure our failure within 60-days after receipt of a notice of default. Termination of this license could negatively impact our market position.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our business may be adversely affected.

        Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Risks Related to Government Regulation of Our Tests

If we are unable to comply with the requirements of the Clinical Laboratories Improvement Amendments of 1988 and state laws governing clinical laboratories or if we are required to expend significant additional resources to comply with these requirements, the success of our business could be threatened.

        HHS has classified our proprietary tests as high-complexity tests under the Clinical Laboratories Improvement Amendments of 1988, commonly referred to as CLIA. Under CLIA, personnel requirements for laboratories conducting high-complexity tests are more stringent than those applicable to laboratories performing less complex tests. These personnel requirements require us to employ more experienced or more highly educated personnel and additional categories of employees, which increases our operating costs. If we fail to meet CLIA requirements, HHS or state agencies could require us to cease our proprietary testing or other testing subject to CLIA that we may develop in the future. Even if it were possible for us to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenues in doing so. Moreover, new interpretations of current regulations or future changes in regulations under CLIA may make it difficult or impossible for us to comply with our CLIA classification, which would significantly harm our business.

        Many states in which our physician and Life Sciences customers are located have laws and regulations governing clinical laboratories that are more stringent than federal law and may apply to us even if we are not located, and do not perform our proprietary test, in that state. We may also be subject to additional licensing requirements as we expand our sales and operations into new geographic areas, which could impair our ability to pursue our growth strategy.

Portions of our proprietary tests are subject to the FDA's exercise of enforcement discretion and any changes to the FDA's policies with respect to this exercise of enforcement discretion could hurt our business.

        Clinical laboratory tests that are developed and validated by a laboratory for its own use are called laboratory-developed tests, or LDTs. The laws and regulations governing the marketing of diagnostic products for use as LDTs are extremely complex and in many instances there are no significant regulatory or judicial interpretations of these laws. For instance, while the FDA maintains that LDTs are subject to the FDA's authority as diagnostic medical devices under the Federal Food, Drug and Cosmetic Act, or FDCA, the FDA has generally exercised enforcement discretion and not enforced applicable regulations with respect to most tests performed by CLIA-certified laboratories.

        All of the measurements that we report as part of our proprietary tests are LDTs. We have not yet applied for, or obtained, FDA clearance for any of these measurements; they are all LDTs and we include them in our report on this basis. We may seek FDA clearance for some LDTs in the future. In the event we were to not receive clearance for these tests, we would plan to continue to offer them as LDTs.

        The regulation of diagnostic tests classified as LDTs may become more stringent in the future. The FDA held a meeting in July 2010 during which it indicated that it intends to reconsider its current policy of enforcement discretion and to begin drafting an oversight framework for LDTs. We cannot predict the extent of the FDA's future regulation and policies with respect to LDTs and there can be no assurance that the FDA will not require us to obtain premarket clearance or approval for some or all portions of our proprietary tests. If the FDA imposes significant changes to the regulation of LDTs, or if Congress were to pass legislation that more actively regulates LDTs and in vitro diagnostic tests, it could restrict our ability to provide our test or potentially delay the launch of future tests.

        While we believe that we are currently in material compliance with applicable laws and regulations relating to LDTs, we cannot assure you that the FDA or other regulatory agencies would agree with our determination, and a determination that we have violated these laws, or a public announcement that we are being investigated for possible violation of these laws, could hurt our business and our reputation. A significant change in any of these laws, or the FDA's interpretation of the scope of its enforcement discretion, may also require us to change our business model in order to maintain compliance with these laws.

Our business is subject to other complex and sometimes unpredictable government regulations. If we fail to comply with these regulations, we could incur significant fines and penalties.

        As a provider of diagnostic testing products and services, we are subject to extensive and frequently changing federal, state and local laws and regulations governing various aspects of our business. In particular, the clinical laboratory industry is subject to significant governmental certification and licensing regulations, as well as federal and state laws regarding:

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  test ordering and billing practices;

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  marketing, sales and pricing practices;

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  health information privacy and security, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and comparable state laws;

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  insurance;

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  anti-markup legislation; and

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  consumer protection.

        In the future, we are also required to comply with FDA regulation of our manufacturing practices and adverse event reporting activities, and regulation by the FDA of our labeling and promotion activities. In addition, advertising of our tests may become subject to FDA regulation and also regulation by the Federal Trade Commission, or FTC, under the Federal Trade Commission Act, or FTC Act. Violation of any FDA requirement could result in enforcement actions, such as seizures, injunctions, civil penalties, criminal prosecutions and exclusions, and violation of the FTC Act could result in injunctions and other associated remedies, of which could have a material adverse effect on our business. Most states also have similar post-market regulatory and enforcement authorities for devices. Additionally, most foreign countries have authorities comparable to the FDA and processes for obtaining marketing approvals. Obtaining and maintaining these approvals, and complying with all laws and regulations, may subject us to similar risks and delays as those we could experience under FDA and FTC regulation. We incur various costs in complying and overseeing compliance with these laws and regulations.

        We are unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding our business or the healthcare industry in general, or what effect such legislation or regulations may have on us. Federal or state governments may impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on us. If we fail to comply with any existing or future regulations, restrictions or interpretations, we could incur significant fines and penalties. See "Business—Government Regulation."

Failure to maintain the security of patient-related information or compliance with security requirements could damage our reputation and subject us to additional costs and potential litigation.

        We receive certain personal and financial information about patients from our Advanced CVD Monitoring services and our Life Science customers. In addition, we depend upon the secure transmission of confidential information over public networks. A compromise in our security systems that results in patient personal or financial information being obtained by unauthorized persons or our failure to comply with applicable privacy and security laws could adversely affect our reputation, lead us to incur significant additional costs and subject us to potential litigation.

The regulatory clearance process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the commercialization of our second generation system and test menu.

        The development, research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of diagnostic testing products are subject to extensive and evolving regulation by federal, state and local governmental authorities in the United States, principally by the FDA, and foreign regulatory authorities, which regulations differ from country to country. We are not permitted to market our second generation system in the United States until we receive regulatory approval from the FDA. We have not submitted an application for or received marketing approval for our second generation system. Obtaining approval can be a lengthy, expensive and uncertain process.

        Prior to receiving clearance to commercialize our second generation system in the United States or abroad, we must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities abroad, that such system is safe and effective for its intended uses. Preclinical testing and clinical trials are long, expensive and uncertain processes. Negative or inconclusive results or adverse medical events during a clinical trial could also cause the FDA or us to terminate a clinical trial or require that we repeat it or conduct additional clinical trials. Additionally, data obtained from preclinical studies and clinical trials can be interpreted in different ways and the FDA or other regulatory authorities may interpret the results of our studies and trials less favorably than we do. Even if we believe the preclinical or clinical data for our second generation system are promising, such data may not be sufficient to support clearance by the FDA and other regulatory authorities.

        Regulatory clearance of our second generation system is not guaranteed, and the clearance process is expensive and may take years. The FDA and foreign regulatory entities also have substantial discretion in the clearance process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical trials or perform additional preclinical studies and clinical trials. The FDA can delay, limit or deny clearance of our second generation system for many reasons, including, but not limited to, the following:

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  the system may not be deemed safe or effective;

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  FDA officials may not find the data from preclinical studies and clinical trials sufficient;

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  the FDA might not approve our or our third party manufacturer's processes or facilities; or

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  the FDA may change its approval policies or adopt new regulations.

        If our second generation system and test menu does not gain regulatory clearance, our growth strategy would be compromised and our business and results of operations could be materially and adversely harmed. See "Business—Government Regulation."

Failure to obtain regulatory approval in international jurisdictions would prevent us from marketing products abroad, including our second generation system and any new diagnostic tests we may develop.

        We may in the future seek to market our second generation system and any new diagnostic assays we may develop outside the United States. In order to market these products in the European Union and many other jurisdictions, we must submit clinical data and comparative effectiveness data concerning our products and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional clinical testing. The time required to obtain approval from foreign regulators may be longer than the time required to obtain FDA approval. The regulatory approval process outside the United States may include all of the risks associated with obtaining FDA approval.

        In addition, in many countries outside the United States, it is required that our tests be approved for reimbursement before they can be approved for sale in that country. In some cases this may include approval of the price we intend to charge for our products, if approved. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA, but a failure to obtain, or a delay in obtaining, regulatory approval in one country may negatively affect the regulatory process in other countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any tests in any market and therefore may not be able to pursue these revenue opportunities.

Any test for which we obtain regulatory clearance will be subject to extensive ongoing regulatory requirements, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products.

        Any test or medical device for which we obtain regulatory clearance, including our second generation system, along with the manufacturing processes, labeling, advertising and promotional activities for such test or device, will be subject to continual requirements of, and review by, the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion and recordkeeping. Even if regulatory clearance of a test or device is granted, the clearance may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the test or device. After clearance, discovery of previously unknown problems with our tests, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

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  restrictions on manufacturing processes;

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  restrictions on marketing of a test;

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  restrictions on distribution;

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  warning letters;

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  withdrawal of the test from the market;

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  refusal to approve pending applications or supplements to approved applications that we submit;

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  recall of tests;

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  fines, restitution or disgorgement of profits or revenue;

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  suspension or withdrawal of regulatory clearances;

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  exclusion from participation in U.S. federal or state healthcare programs, such as Medicare and Medicaid;

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  refusal to permit the import or export of our products;

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  product seizure;

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  injunctions; or

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  imposition of civil or criminal penalties.

Risks Related to this Offering and Our Common Stock

An active trading market for our common stock may not develop.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering. Although we intend to apply to have our common stock listed on the New York Stock Exchange, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell the shares you purchase in this offering without depressing the market price for the common stock or to sell your shares at all.

The trading price of our common stock is likely to be volatile, and purchasers of our common stock could incur substantial losses.

        Our stock price is likely to be volatile. The stock market in general and the market for diagnostic companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

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  our quarterly and annual results of operations;

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  regulatory or legal developments in the United States and foreign countries;

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  variations in our financial results or those of companies that are perceived to be similar to us;

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  changes in reimbursement laws or policies, or the structure of healthcare payment systems;

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  announcements by us of significant acquisitions, licenses, strategic partnerships, joint ventures or capital commitments;

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  market conditions in the diagnostic sector and issuance of securities analysts' reports or recommendations;

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  allegations of violations of regulatory, reimbursement or other laws applying to our business;

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  sales of substantial amounts of our stock by insiders and large stockholders, or the expectation that such sales might occur;

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  failure to remediate our material weakness or if additional material weaknesses or significant deficiences in our internal control over financial reporting are discovered or occur in the future;

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  general economic, industry and market conditions;

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  additions or departures of key personnel;

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  intellectual property, product liability or other litigation against us;

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  expiration or termination of our potential relationships with customers and strategic partners; and

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  the other factors described in this "Risk Factors" section.

        In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

        Equity research analysts do not currently provide research coverage of our common stock, and we cannot assure you that any equity research analysts will provide research coverage of our common stock after the completion of this offering. In particular, as a smaller company, it may be difficult for us to attract the interest of equity research analysts. A lack of research coverage may adversely affect the liquidity of and market price of our common stock. To the extent we obtain equity research analyst coverage, we will not have any control of the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of your investment.

        We expect the initial public offering price of our common stock to be substantially higher than the pro forma net tangible book value per share of our common stock after this offering. Based on an assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $          per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering and the assumed initial public offering price. Based upon an assumed initial public offering price of $          per share, the midpoint of the range on the cover page of this prospectus, purchasers of common stock in this offering will have contributed approximately          % of the aggregate purchase price paid by all purchasers of our stock but will own only approximately          % of our common stock outstanding after this offering.

        In addition, as of June 30, 2012, we had outstanding stock options to purchase an aggregate of 8,630,561 shares of common stock at a weighted-average exercise price of $0.12 per share and outstanding warrants to purchase an aggregate of 2,582,040 shares of our common stock, after giving effect to the conversion of preferred stock issuable upon the exercise of the warrants to common stock upon completion of this offering, at a weighted average exercise price of $1.14 per share. To the extent these outstanding options and warrants are exercised, there will be further dilution to investors in this offering.

Future sales of our common stock or securities convertible or exchangeable for our common stock may depress our stock price.

        If our existing stockholders or holders of our options or warrants sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. The perception in the market that these sales may occur could also cause the trading price of our common stock to decline. Based on 66,526,828 shares of common stock outstanding as of June 30, 2012, upon the completion of this offering at an assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover page of this prospectus, we will have outstanding a total of            shares of common stock, assuming no exercise of the underwriters' overallotment option. Of these shares, only the shares of common stock sold by us in this offering, plus any shares sold upon exercise of the underwriters' overallotment option will be freely tradable, without restriction, in the public market immediately following this offering. The underwriters may, however, in their sole discretion, permit our officers, directors and other stockholders and the holders of our outstanding options and warrants who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

        We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus (subject to extension upon the occurrence of specified events). After the lock-up agreements expire, up to                        additional shares of common stock will be eligible for sale in the public market, subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, with respect to shares held by directors, executive officers and other affiliates. In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our employee benefit plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act and, in any event, we plan to file a registration statement permitting shares of common stock issued on exercise of options to be freely sold in the public market. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

        Certain holders of shares of our common stock, warrants to purchase our capital stock and the shares of common stock issuable upon exercise of those warrants will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described above. See "Description of Capital Stock—Registration Rights." Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. In addition, after the lock-up agreements described above expire, our directors and our executive officers may establish programmed selling plans under Rule 10b5-1 of the Exchange Act, for the purpose of effecting sales of our common stock. Any sales of securities by these stockholders, or the perception that those sales may occur, including the entry into such programmed selling plans, could have a material adverse effect on the trading price of our common stock.

Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

        We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

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  our ability to successfully market and sell our Advanced CVD Monitoring services;

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  changes in expectation as to our future financial performance, including financial estimates or publications or research reports by securities analysts;

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  the timing of cash collections from third party payors;

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  the extent to which our tests our eligible for reimbursement from third party payors;

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  changes in reimbursement or in reimbursement-related laws directly affecting our business;

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  the percentage of our revenues derived from sales by BlueWave;

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  announcements by our competitors of new or competitive products;

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  any intellectual property infringement lawsuit or opposition, interference, or cancellation proceeding in which we may become involved; and

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  regulatory developments affecting our tests or those of our competitors.

        If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change our management.

        Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include:

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  a classified board of directors so that not all directors are elected at one time;

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  a prohibition on stockholder action through written consent;

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  a requirement that special meetings of stockholders be called only by the chairman of the board of directors, the chief executive officer, the president or by the board of directors;

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  limitation of our stockholders entitled to call special meetings of stockholders;

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  an advance notice requirement for stockholder proposals and nominations;

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  the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and

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  a requirement of approval of not less than    % of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our certificate of incorporation.

        In addition, Delaware law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Delaware law may discourage, delay or prevent a change in control of our company, even if the acquisition would be beneficial to our stockholders.

        These provisions in our charter and other provisions of Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

        Upon completion of this offering, our executive officers, directors and current beneficial owners of 5% or more of our common stock and their respective affiliates will, in aggregate, beneficially own approximately    % of our outstanding common stock (assuming no exercise of the underwriters' over-allotment option). These persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with the interests of other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

We reserve the right to change the actual amount of expenditures of the proceeds from this offering and the timing of such expenditures.

        We currently expect to use the net proceeds of this offering to fund the development of our second generation system and assay menu, expand our sales and marketing activities, repay indebtedness under our existing credit facility and for working capital and general corporate purposes. The amount of proceeds from this offering that we intend to use to fund the development of our second generation system and assay menu, as well as to fund sales and marketing activities, represents our best estimates as of the date of this prospectus. Though we have no current plans to do so, we reserve the right to change the actual amount of the expenditures of the net proceeds from this offering. As discussed in greater detail in "Use of Proceeds," we may decide to allocate additional proceeds to the development of our second generation system and assay menu and less for working capital or sales and marketing activities. Similarly, we may decide to allocate more or less proceeds to sales and marketing activities and reduce or increase amounts for working capital. You may not agree with how we allocate or when we spend the proceeds from this offering. Other factors may also contribute to the amount of proceeds from this offering that are allocated to these uses, including: the amount of revenue we generate from our existing Advanced CVD Monitoring services, the amount of actual net proceeds from this offering and our ability to draw funds from our existing credit facilities. For example, if our Advanced CVD Monitoring services generate higher than expected revenues, a portion of our operating cash may be used to fund one or more of the uses and reduce the amount of net proceeds we would be required to allocate to such uses. Likewise if we generate less revenue than we currently anticipate or are unable to draw funds from our credit facility, we may decide to slow the expenditures or allocate fewer net proceeds to one or more of these uses in order to provide sufficient working capital to operate our business. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital. Until the net proceeds are used, they may be placed in investments that do not produce significant investment returns or that may lose value.

Future issuances of equity securities could result in additional dilution to our stockholders and could place restrictions on our operations and assets.

        Pursuant to our equity incentive plans, we are authorized to grant equity-based incentive awards to our employees, directors and consultants. The number of shares of our common stock available for future grant under our 2012 Equity Incentive Award Plan, or the 2012 Plan, which will become effective immediately prior to the completion of this offering, is 1,565,000 plus the number of shares of our common stock reserved for issuance under our 2002 Stock Option Plan, or the 2002 Plan, as of the effective date of the 2012 Plan. As of June 30, 2012, there were 709,902 shares of our common stock reserved for future issuance under our 2012 Plan. Thereafter, the number of shares of our common stock reserved for issuance under our 2012 Plan will be increased (i) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under our 2002 Plan following the effective date of the 2012 Plan, and (ii) on July 1 of each year at the discretion of our board of directors by up to the lesser of (x) a number of additional shares of our common stock representing 5.0% of our then-outstanding shares of common stock on June 30 of such year and (y) 5,000,000 shares of our common stock. Future option grants and issuances of common stock under our 2012 Plan may have an adverse effect on the market price of our common stock.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future; therefore, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

        We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, the terms of our current debt financing arrangements, and any future debt financing arrangements, contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We are an "emerging growth company," and if we decide to comply only with reduced disclosure requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and, for as long as we continue to be an "emerging growth company," we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an "emerging growth company" for up to five years, although a variety of circumstances could cause us to lose that status earlier. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An "emerging growth company" can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Changes in, or interpretations of, accounting rules and regulations could result in unfavorable accounting charges or require us to change our compensation policies.

        Accounting methods and policies for diagnostic companies, including policies governing revenue recognition, research and development and related expenses and accounting for stock-based compensation, are subject to further review, interpretation and guidance from relevant accounting authorities, including the SEC. Changes to, or interpretations of, accounting methods or policies may require us to reclassify, restate or otherwise change or revise our financial statements, including those contained in this filing.

 Special Note Regarding Forward-Looking Statements

        This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "aim," "anticipate," "assume," "believe," "contemplate," "continue," "could," "due," "estimate," "expect," "goal," "intend," "may," "objective," "plan," "predict," "potential," "positioned," "seek," "should," "target," will," "would," and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

  •
  the size of the market for our Advanced CVD Monitoring services;

  •
  the percentage of the population in the United States that is expected to have some form of CVD;

  •
  our expectation that the revenues we derive from our Advanced CVD Monitoring services will increase and continue to increase as a percentage of our overall revenues;

  •
  our expectations with regard to reimbursement from third party payors;

  •
  the size of the market for chronic disease detection and monitoring;

  •
  our plans to leverage our digital technology platform for application in the detection and monitoring of other chronic diseases;

  •
  our expectations regarding the current competitive marketplace for CVD testing;

  •
  our plans regarding pursuing contractual relationships with commercial third party payors;

  •
  our plans for the development of future immunoassays;

  •
  our expectations, including timing, regarding the development and commercialization of our second generation system;

  •
  the potential impact resulting from any regulation of our Advanced CVD Monitoring services;

  •
  our plans and intentions for seeking regulatory approval of our second generation system;

  •
  our plans regarding seeking future protection for our intellectual property rights;

  •
  our anticipated use of the net proceeds of this offering;

  •
  our plans for executive and director compensation for the future;

  •
  our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing; and

  •
  anticipated trends and challenges in our business and the markets in which we operate.

        These forward-looking statements are based on management's current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management's beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See "Where You Can Find More Information."

 Market, Industry and Other Data

        This prospectus also contains estimates, projections and other information concerning our industry, our business, and the markets for the chronic disease diagnostics and CVD diagnostics, including data regarding the estimated size of those markets, their projected growth rates, the perceptions and preferences of patients and physicians regarding certain therapies and other prescription, prescriber and patient data, as well as data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Use of Proceeds

        We estimate that the net proceeds from the sale of                    shares of common stock in this offering will be approximately $             million at an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that net proceeds will be approximately $             million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $             million, assuming the assumed initial public offering price stays the same. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

        We currently expect to use the net proceeds of this offering as follows:

  •
  approximately $30.0 million to fund the development of our second generation system and assay menu, including seeking applicable regulatory clearances;

  •
  approximately $10.0 million to fund sales and marketing activities, including the expansion of our sales force to support the launch and commercialization of our second generation platform and assay menu;

  •
  $4.8 million for the repayment of our outstanding loan balance under our Bridge Bank Growth Capital Term Loan (the outstanding principal balance as of the date of this prospectus), which currently carries an interest rate of 4.75% per annum and matures in April 2015; and

  •
  the remainder for working capital and other general corporate purposes, including research and development activities.

        The amount of proceeds from this offering that we intend to use to fund the development of our second generation system and assay menu, as well as to fund sales and marketing activities, represents our best estimates as of the date of this prospectus. Though we have no current plans to do so, we reserve the right to change the actual amount of the expenditures of the net proceeds from this offering. For example, as discussed in greater detail below, we may decide to allocate additional proceeds to the development of our second generation system and assay menu and less for working capital or sales and marketing activities. Similarly, we may decide to allocate more or less proceeds to sales and marketing activities and reduce or increase amounts for working capital. In particular, we may increase the amount of our expenditures on the development of the second generation system and assay menu depending on: (i) the success of our efforts to complete the design, testing and validation of the design, and manufacture of a prototype of the second generation system, as well as the time and related personnel costs necessary to successfully complete this development; (ii) whether the costs associated with the regulatory approval process are greater than we anticipate, including whether we are required to undertake additional clinical studies in order to satisfy applicable regulatory authorities of the clinical utility of our tests; (iii) whether we decide to pursue more validation studies than we currently anticipate are necessary for our assay menu; and (iv) whether, during the course of our development process, we determine that we need to license or acquire rights to certain technologies, or if the process of securing intellectual property rights for our technology is more difficult than we currently anticipate. Further, we may decide to increase or decrease the amount we allocate to sales and marketing activities, which will depend significantly on the manner in which we develop a sales force to market and sell the second generation system. For example, if we decide to engage a third party sales force to market and sell the second generation system, our initial cash outlay will be less than if we decide to recruit, hire and train an internal sales force. Similarly, if we decide to market the second generation system in more or fewer territories than we currently expect, the expenses associated with such activities will vary. Other factors may also contribute to the amount of proceeds from this offering that are allocated to the above uses, including: the amount of revenue we generate from our existing Advanced CVD Monitoring services, the amount of actual net proceeds from this offering and our ability to draw funds from our existing credit facilities. For example, if our Advanced CVD Monitoring services generate higher than expected revenues, a portion of our operating cash may be used to fund one or more of the uses and reduce the amount of net proceeds we would be required to allocate to such uses. Likewise if we generate less revenue than we currently anticipate or are unable to draw funds from our credit facility, we may decide to slow the expenditures or allocate fewer net proceeds to one or more of these uses in order to provide sufficient working capital to operate our business. Please see "Management Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Operating and Capital Expenditure Requirements" for more information regarding our expected operating and capital requirements.

        Pending the use of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or government securities.

 Dividend Policy

        We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, unless waived, the terms of our existing credit facilities with Compass Horizon Funding Company LLC/Horizon Credit I LLC, or Horizon, and Bridge Bank, N.A., or Bridge Bank, prohibit us from paying any cash dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors.

 Capitalization

        The following table sets forth our capitalization as of June 30, 2012:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to:

  •
  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

  •
  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,582,040 shares of common stock immediately prior to the consummation of this offering and the related the reclassification of convertible preferred stock warrant liability to additional paid-in capital; and

  •
  the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering; and

  •
  on a pro forma as adjusted basis to give further effect to the issuance and sale by us of                    shares of our common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this information together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the headings "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2012
	Actual Restated	Pro Forma	Pro Forma As Adjusted
	(unaudited)
	(in thousands, except share and per share data)
Convertible preferred stock warrant liability	$4,060	$—		$—
Convertible preferred stock, $0.001 par value per share, 60,771,203 shares authorized, 55,514,519 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	77,544	—		—
Stockholders' equity (deficit):
Common stock, $0.001 par value per share; 93,408,572 shares authorized, 3,578,977 shares outstanding, actual; 300,000,000 shares authorized, 66,526,828 shares issued and outstanding, pro forma; 300,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	3	67
Additional paid-in capital	472	82,012
Accumulated deficit	(81,301)	(81,301)

Total stockholders' equity (deficit)	(80,826)	778

Total capitalization	$778	$778	$

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease)

each of pro forma as adjusted additional paid-in capital, stockholders' equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted additional paid-in capital, stockholders' equity and total capitalization by approximately $             million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

        The outstanding share information in the table above excludes the following as of June 30, 2012:

  •
  8,630,561 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $0.12 per share;

  •
  2,582,040 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $1.14 per share;

  •
  709,902 shares of common stock reserved for issuance pursuant to future awards under our 2002 Stock Option Plan, as amended; and

  •
  1,565,000 shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan.

Dilution

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of June 30, 2012, we had a historical net tangible book value (deficit) of $(80.8) million, or $(22.58) per share of common stock. Our net tangible book value (deficit) represents total tangible assets less total liabilities and convertible preferred stock, all divided by the number of shares of common stock outstanding on June 30, 2012. Our pro forma net tangible book value (deficit) at June 30, 2012, before giving effect to this offering, was $0.8 million, or $0.01 per share of our common stock. Pro forma net tangible book value, before the issuance and sale of shares in this offering, gives effect to:

  •
  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

  •
  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,582,040 shares of common stock immediately prior to the consummation of this offering and the related reclassification of the convertible preferred stock warrant liability to additional paid-in capital; and

  •
  the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering.

        After giving effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at June 30, 2012 would have been approximately $             million, or $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible book value (deficit) per share as of June 30, 2012	$(22.58)
Pro forma increase in net tangible book value per share	22.59

Pro forma net tangible book value per share as of June 30, 2012	$0.01
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors participating in this offering		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value as of June 30, 2012 after this offering by approximately $             million, or approximately $            per share, and would decrease (increase) dilution to investors in this offering by approximately $            per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) our pro forma as adjusted

net tangible book value as of June 30, 2012 after this offering by approximately $             million, or approximately $            per share, and would decrease (increase) dilution to investors in this offering by approximately $            per share, assuming the assumed initial public offering price per share remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

        If the underwriters fully exercise their over-allotment option, pro forma as adjusted net tangible book value after this offering would increase to approximately $            per share, and there would be an immediate dilution of approximately $            per share to new investors.

        To the extent that outstanding options or warrants with an exercise price per share that is less than the pro forma as adjusted net tangible book value per share, before giving effect to the issuance and sale of shares in this offering, are exercised, new investors will experience further dilution. If all of our outstanding options and warrants described above were exercised, our pro forma net tangible book value as of June 30, 2012, before giving effect to the issuance and sale of shares in this offering, would have been approximately $4.0 million, or approximately $0.05 per share, and our pro forma as adjusted net tangible book value as of June 30, 2012 after this offering would have been approximately $             million, or approximately $            per share, causing dilution to new investors of approximately $            per share.

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

        The following table shows, as of June 30, 2012, on a pro forma as adjusted basis, after giving effect to the pro forma adjustments described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $            per share, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

				Total Consideration
	Shares Purchased
							Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Investors participating in this offering

Total		100.0%		$	100.0%

        The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2012 and excludes the following:

  •
  8,630,561 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $0.12 per share;

  •
  2,582,040 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $1.14 per share;

  •
  790,902 shares of common stock reserved for issuance pursuant to future awards under our 2002 Stock Option Plan, as amended; and

  •
  1,565,000 shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan.

 Selected Financial Data

        You should read the following selected financial data together with our audited consolidated financial statements, the related notes appearing at the end of this prospectus and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data included in this section are not intended to replace the consolidated financial statements and the related notes included elsewhere in this prospectus.

        We derived the selected consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2011 and 2012 and consolidated balance sheet data as of June 30, 2012 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial data include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. Our historical results are not necessarily indicative of the results that may be expected in the future, and results for the six months ended June 30, 2012 are not necessarily indicative of results to be expected for the full year ending December 31, 2012.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012 Restated(1)
				(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$19,114	$4,804	$18,125
Life Sciences products	1,866	1,967	3,469	1,714	1,591
Life Sciences services	1,350	1,617	2,185	1,241	831

	3,216	4,907	24,768	7,759	20,547

Cost of revenues:
Advanced CVD Monitoring services	—	2,882	9,211	3,303	7,002
Life Sciences products	384	1,112	1,117	561	634
Life Sciences services	1,574	1,428	814	369	529

	1,958	5,422	11,142	4,233	8,165

Gross profit (loss)	1,258	(515)	13,626	3,526	12,382
Operating expenses:
Research and development	4,360	3,745	6,090	2,698	4,622
Sales and marketing	3,348	1,855	9,622	3,111	8,609
General and administrative	4,588	5,198	7,219	2,924	5,421

Total operating expenses	12,296	10,798	22,931	8,733	18,652

Loss from operations	(11,038)	(11,313)	(9,305)	(5,207)	(6,270)
Other income (expense):
Interest expense	(23)	(109)	(3,174)	(2,039)	(453)
Interest income	255	114	8	8	—
Other income (expense)	(81)	19	17	—	(3,594)

Total other income (expense), net	151	24	(3,149)	(2,031)	(4,047)

Net loss	(10,887)	(11,289)	(12,454)	(7,238)	(10,317)
Adjustment to net loss resulting from convertible preferred stock accretion and extinguishment	(3,436)	(3,719)	(1,773)	(1,864)	(22)

Net loss attributable to common stockholders	$(14,323)	$(15,008)	$(14,227)	$(9,102)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012 Restated(1)
				(unaudited)
	(in thousands, except share and per share data)
	$(10,339)

Net loss per share attributable to common stockholders, basic and diluted	$(10.29)	$(9.41)	$(5.92)	$(5.35)	$(2.97)

Weighted average shares of common stock used in computing net loss per share attributable to common stockholders, basic and diluted	1,391,435	1,595,003	2,403,840	1,701,264	3,484,037

Pro forma net loss per share:
Pro forma net loss per share of common stock, basic and diluted (unaudited)(2)			$(0.18)		$(0.16)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted(unaudited)(2)			58,964,958		65,850,035

(1)
Refer to Note 2 to the notes to our consolidated financial statements for a description of restated amounts.

(2)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2011 and the six months ended June 30, 2012 (unaudited) reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive. See Note 1 to the notes to our audited consolidated financial statements included elsewhere in this prospectus.

	As of December 31,		As of June 30,
	2010	2011	2012 Restated
			(unaudited)
		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,608	$5,842	$7,913
Working capital (deficit)	3,866	(9,681)	(1,463)
Total assets	11,105	12,482	15,381
Accumulated deficit	(58,530)	(70,984)	(81,301)
Total stockholders' deficit	(58,529)	(70,752)	(80,826)

Management's Discussion and Analysis of
Financial Condition and Results of Operations

        You should read the following discussion and analysis of financial condition and results of operations together with the section titled "Selected Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section.

Overview

        We are an innovative diagnostics company committed to improving patient care and enabling the reduction of healthcare costs by providing high-value, advanced tests for the diagnosis and monitoring of chronic diseases. We have initially focused on cardiovascular disease, or CVD, the leading cause of death globally. Our high precision digital immunoassay platform and advanced CVD test menu, which includes our proprietary digital heart function and inflammatory tests, provide clinically important diagnostic information that facilitates personalized disease management by physicians. Our innovative technology platform enables a significant improvement in measurement sensitivity over other commercially available technologies and measures biomarker concentrations at previously undetectable levels, providing physicians with information that can allow them to earlier diagnose, better monitor and more effectively manage chronic disease progression prior to the onset of acute clinical symptoms.

        In July 2010, we launched our Advanced CVD Monitoring services through which we offer our CVD test menu utilizing our CLIA certified laboratory in Alameda, CA. Today, we sell our tests in 28 states and, since the launch of our Advanced CVD Monitoring services through June 30, 2012, we have received over 190,000 patient samples and performed approximately 1,350,000 tests. We have significantly grown our revenues from our Advanced CVD Monitoring services from $1.3 million in 2010 to $19.1 million in 2011, and to $18.1 million for the six months ended June 30, 2012.

        Our Advanced CVD Monitoring services revenues are driven by the volume of patient samples we receive, the number of tests performed per sample, and the reimbursement we receive for each test.

        Patient samples.    For the year ended December 31, 2011, we received 98,513 patient samples as compared to 17,890 patients samples in the year ended December 31, 2010. In the six months ended June 30, 2012, we received 78,180 patient samples compared to 36,552 in the six months ended June 30, 2011. We expect the volume of patient samples tested to increase as we increase the number of physicians ordering our tests in the states in which our sales forces currently operate and as we expand our offering to other states. We currently sell our tests to physicians through a combination of a third party contracted sales force, BlueWave, which was initiated in 16 states in 2010, and a direct sales force which was initiated in two states in late 2010. In 2012, we extended our agreement with BlueWave to include an additional three states and have expanded our direct sales force into an additional eight states, such that today we sell our tests in 28 states (one state is shared between BlueWave and our direct sales force).

        Average tests per sample.    The number of tests ordered per sample varies between samples generated by our third party contracted sales force and those generated by our direct sales force. Both sales forces promote all our proprietary tests, but only our direct sales force promotes our full test menu. For the years ended December 31, 2010, and December 31, 2011, and the six months ended June 30, 2012, the average number of tests per patient sample was approximately 4.2, 7.0 and 7.9, respectively. If we expand our test menu with additional clinically relevant tests, or expand our direct sales presence as compared to our third party contracted sales force, we expect that the average number of tests per sample will increase.

        Reimbursement.    We obtain reimbursement from Medicare, Medicaid and commercial third party payors for our tests under existing specific and non-specific CPT codes. As of June 30, 2012, major commercial third party payors, such as Aetna, United Healthcare, Cigna, Blue Cross Blue Shield, and Humana, have reimbursed us for our tests as a non-participating provider. We do not currently have contracts in place with any commercial third party payors. The reimbursement we receive for each test performed depends upon the level of reimbursement from Medicare, Medicaid and commercial third party payors. Medicare reimbursement rates are established by the Centers for Medicare and Medicaid Services each year. Changes in Medicare and Medicaid reimbursement rates are dependent on a number of factors, including statutory and regulatory changes, retroactive rate adjustments, administrative rulings, competitive bidding initiatives, and other policy changes, that we cannot predict. Any future reductions in reimbursement rates for our tests would reduce our overall revenues per test.

        Revenues from our Advanced CVD Monitoring services are recorded when cash is collected, unless a contract or arrangement is in place with the payor or we have sufficient history to estimate the reimbursement of the payor, in which case revenue is recognized when the test is billed. As a result of our short commercial history and the absence of contracts in place with third party commercial payors, for the years ended December 31, 2010 and 2011, and six months ended June 30, 2012, approximately 64%, 79% and 79%, respectively, of our Advanced CVD Monitoring services revenues were recognized upon cash collection. We expect to continue to recognize a substantial proportion of our Advanced CVD Monitoring services revenues upon collection of cash for the foreseeable future. If we enter into contracts with commercial third party payors, the contracted test price may be lower than the amount we are currently reimbursed.

        Our Advanced CVD Monitoring services are performed at our CLIA certified laboratory in Alameda, CA. Our laboratory occupies 4,770 of usable square feet and currently processes approximately 25,000 tests per week. In August 2012, we entered into a ten year lease for a new facility in Alameda, CA, which will replace our existing head office and CLIA laboratory facility in early 2013. The new facility will provide 6,941 square feet of usable laboratory space and, with the additional laboratory staffing and equipment, will allow us to expand our capacity to 62,500 tests per week.

        In order to enable us to expand our Advanced CVD Monitoring tests to new markets in both the US and internationally, we intend to develop and commercialize a second generation high sensitivity immunoassay platform, or second generation system, for the global in vitro diagnostic market. Our second generation system is currently in the design and development stage and we expect to commence prototype development in the first half of 2013.

        We also sell our immunoassay products and services to leading pharmaceutical companies, academic institutions and CROs, which we refer to as our Life Sciences customers, throughout the US and Europe. These customers primarily utilize our technology and immunoassays for studying therapeutic efficacy, pharmacodynamics, pharmacokinetics and safety. In addition, academic institutions and pharmaceutical companies are incorporating our digital technology into their early stage biomarker discovery efforts to validate biomarker candidates for disease management and therapeutic development. Life Sciences revenues were $5.7 million in the year ended December 31, 2011, and $2.4 million for the six months ended June 30, 2012. Revenues from our Life Sciences products are derived from sales of our digital technology platform instrument and reagents. Revenues from our Life Sciences services are derived from the development of customer-specific immunoassays, sample testing and research services. Revenues for Life Sciences products and services can fluctuate from quarter to quarter due to the project dependent nature of the services component and the timing of instrument installations.

        As of June 30, 2012, we had cash and cash equivalents of $7.9 million. To date, we have financed our operations principally through private placements of our convertible preferred stock and convertible debt, borrowings from credit facilities and revenues from our commercial operations.

Through June 30, 2012, we have raised approximately $64.3 million gross proceeds through private placements of our convertible preferred stock and convertible debt. We also have access to additional funds through our revolving credit line with Bridge Bank.

        We have incurred significant losses since our inception. We have incurred net losses of approximately $10.9 million, $11.3 million and $12.5 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $7.2 million and $10.3 million for the six months ended June 30, 2011 and 2012, respectively. As of June 30, 2012, our accumulated deficit was $81.3 million. We expect to continue to incur net losses as we continue to expand our direct sales force and increase our marketing efforts to drive adoption of our proprietary tests, develop and commercially launch our second generation system, and develop additional immunoassays. We anticipate that a substantial portion of our capital resources and efforts will be focused on research and development of our second generation system and scale-up of our commercial organization. We will need substantial additional funding to support our operating activities. Adequate funding may not be available to us on acceptable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations, and financial condition.

Financial Operations Overview

  Revenues

        We operate in one operating segment and our revenues are derived from sales of our Advanced CVD Monitoring services and sales of our immunoassay products and services to our Life Sciences customers. Our Advanced CVD Monitoring services were launched in July 2010 and, for the years ended December 31, 2010 and 2011, represented approximately 27% and 77%, respectively, of our revenues, and 88% of our revenues for the six months ended June 30, 2012. We expect that the proportion of our revenues derived from our Advanced CVD Monitoring services will continue to increase as a percentage of our overall revenues.

        The following table presents our revenues for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands)
Advanced CVD Monitoring services	$—	$1,323	$19,114	$4,804	$18,125
Life Sciences products	1,866	1,967	3,469	1,714	1,591
Life Sciences services	1,350	1,617	2,185	1,241	831

Revenues	$3,216	$4,907	$24,768	$7,759	$20,547

        Our Advanced CVD Monitoring services revenues are driven by the volume of patient samples we receive, the number of tests performed per sample and the reimbursement we receive for each test. We currently sell our tests to physicians and healthcare specialists through a combination of a third party contracted sales force, BlueWave, which was initiated in 16 states in 2010, and a direct sales force which was initiated in two states in late 2010. In 2012, we extended our agreement with BlueWave to include an additional three states and have expanded our direct sales force into an additional eight states, such that today we sell our tests in 28 states (one state is shared between BlueWave and our direct sales force).

        For the year ended December 31, 2011, we received 98,513 patient samples as compared to 17,890 patients samples in the year ended December 31, 2010. In the six months ended June 30, 2012, we received 78,180 patient samples compared to 36,552 in the six months ended June 30, 2011. We expect the volume of patient samples tested to increase as we increase the number of physicians and healthcare specialists ordering our tests in the states in which our sales forces currently operate and as we expand our offering to other states.

        The number of tests ordered per sample varies between samples generated by our third party contracted sales force and those generated by our direct sales force. Both sales forces promote all our proprietary tests, but only our direct sales force promotes our full test menu. For the year ended December 31, 2011 and the six months ended June 30, 2012, the average number of tests per patient sample was approximately 7.0 and 7.9, respectively. If we expand our test menu with additional clinically relevant tests or direct sales presence, as compared to our third party contracted sales force, we expect that the average number of tests per sample will increase.

        The reimbursement we receive for each test performed depends upon the level of reimbursement from Medicare, Medicaid and commercial third party payors. Medicare reimbursement rates are established by the Centers for Medicare and Medicaid Services each year. Changes in Medicare and Medicaid reimbursement rates are dependent on a number of factors, including statutory and regulatory changes, retroactive rate adjustments, administrative rulings, competitive bidding initiatives, and other policy changes, that we cannot predict. Any future reductions in reimbursement rates for our tests would reduce our overall revenues per test. We do not currently have contracts in place with commercial third party payors.

        Revenues from our Advanced CVD Monitoring services are recorded when cash is collected, unless a contract or arrangement is in place with the payor or we have sufficient history to estimate the reimbursement of the payor, in which case revenue is recognized when the test is billed. As a result of our short commercial history and as we do not have contracts in place with third party commercial payors, for the years ended December 31, 2010 and 2011, and six months ended June 30, 2012, approximately 64%, 79% and 79%, respectively, of our Advanced CVD Monitoring services revenues were recognized upon cash collection. We expect to continue to recognize a substantial proportion of our Advanced CVD Monitoring services revenues upon collection of cash while we do not have contracts in place with commercial third party payors. If we enter into contracts with commercial third party payors, the contracted test price may be lower than the amount we are currently reimbursed.

        Revenues from our Life Sciences products are derived from sales of our digital technology platform instrument and reagents. Revenues from our Life Sciences services are derived from the development of customer-specific immunoassays, sample testing and research services. These products and services are sold to leading pharmaceutical companies, academic institutions, and CROs throughout the United States and selected European countries. These revenues are recorded when delivery and acceptance of the products or services is completed. Revenues for Life Sciences products and services can fluctuate from quarter to quarter due to the project dependent nature of the services component and the timing of instrument installations.

  Cost of Revenues and Operating Expenses

        We allocate certain overhead expenses, including rent, utilities and depreciation of general office assets to cost of revenues and operating expense categories based on facility usage. As a result, an overhead expense allocation is reflected in cost of revenues and each operating expense category.

  Cost of Revenues

        Cost of Advanced CVD Monitoring service revenues consists of the cost of materials, direct labor, equipment and facility expenses associated with sample processing, processing and handling fees, related royalties and shipping charges to transport samples. Costs associated with performing our Advanced CVD Monitoring services are recorded as they are incurred.

        Cost of Life Sciences service revenues includes the cost of materials, direct labor, equipment and facility expenses, and related royalties associated with assay development and sample testing. Cost of Life Sciences product revenues includes the externally procured cost of our digital technology, installation and training costs where applicable, and the cost of materials, direct labor, equipment and facility expenses associated with manufacturing of the reagents. Costs related to our Life Sciences products and services are recorded at the time the revenues are recognized or in accordance with other contractual obligations.

        We expect our overall cost of revenues to increase in absolute dollars as we increase the volume of advanced CVD tests performed.

  Research and Development Expenses

        Our research and development expenses include personnel-related expenses, including salary expense and stock-based compensation, as well as fees for contractual and consulting services, laboratory supplies, depreciation of laboratory equipment, travel costs and certain allocated overhead expenses. We expense all research and development as costs are incurred.

        We expect that our overall research and development expenses will continue to increase in absolute dollars as we perform studies related to our Advanced CVD Monitoring services, and as we develop, test and validate our second generation system and related assays, including any costs that may be associated with the regulatory clearance process.

  Sales and Marketing Expenses

        Our sales and marketing expenses include sales commissions paid to our contracted and direct sales forces, which is calculated as a percentage of cash collected, as well as other costs associated our direct sales force, sales management, marketing, clinical health education and customer support functions. These costs consist principally of salaries, bonuses, stock-based compensation expense, employee benefits and travel costs, as well as costs related to marketing and clinical health education activities and certain allocated overhead expenses. We expense all sales and marketing as costs are incurred.

        We expect our sales and marketing costs to increase in absolute dollars as we increase our sales and pay commissions for those sales, expand our direct sales force and increase our sales, marketing and clinical health education expenses.

  General and Administrative Expenses

        Our general and administrative expenses include costs for our executive, accounting and finance, billing, information technology, legal, and human resources functions. These expenses consist principally of salaries and stock-based compensation expense for the personnel included in these functions, and professional services fees, such as consulting, audit, tax and legal fees, general corporate costs, bad debt expense and certain allocated overhead expenses. We expense all general and administrative expenses as costs are incurred.

        We expect that our general and administrative expenses will increase after this offering, primarily due to the costs associated with operating as a public company, including additional legal and accounting expenses related to compliance with Securities and Exchange Commission and exchange listing requirements, directors' and officers' insurance premiums and investor relations expenses.

  Other Income and Expense, Net

        Other income consists of interest income earned on our cash and cash equivalents. During the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2012, interest income has not been material. Other expenses consist of interest expense primarily related to our loan balances and the impact from the remeasurement of warrants exercisable for our convertible preferred stock. Other income and expense, net for the year ended December 31, 2011 includes interest expense resulting from a beneficial conversion feature related to convertible promissory notes we issued in May and June 2011 and the related interest expense arising from the amortization of debt discount.

Results of Operations

Comparison of Six Months Ended June 30, 2011 and 2012 (unaudited)

	Six Months Ended June 30,		Change
	2011	2012 Restated	Amount	Percentage
	(unaudited, in thousands, except for percentages)
Revenues:
Advanced CVD Monitoring services	$4,804	$18,125	$13,321	277%
Life Sciences products	1,714	1,591	(123)	(7)%
Life Sciences services	1,241	831	(410)	(33)%

	7,759	20,547	12,788	165%

Cost of revenues:
Advanced CVD Monitoring services	3,303	7,002	3,699	112%
Life Sciences products	561	634	73	13%
Life Sciences services	369	529	160	43%

	4,233	8,165	3,932	93%

Gross profit	3,526	12,382	8,856	251%
Operating expenses:
Research and development	2,698	4,622	1,924	71%
Sales and marketing	3,111	8,609	5,498	177%
General and administrative	2,924	5,421	2,497	85%

Total operating expenses	8,733	18,652	9,919	114%

Loss from operations	(5,207)	(6,270)	(1,063)	20%
Total other income (expense), net	(2,031)	(4,047)	(2,016)	99%

Net loss	$(7,238)	$(10,317)	$(3,079)	43%

        Revenues.    For the six months ended June 30, 2012, revenues were $20.5 million as compared to $7.8 million for the six months ended June 30, 2011.

        This increase was driven primarily by revenues from our Advanced CVD Monitoring services, which increased from $4.8 million to $18.1 million period over period. For the six months ended June 30, 2012, we received 78,180 patient samples compared to 36,552 in the corresponding period in 2011. This growth reflects the increase in the number of our sales representatives, through both our contracted and direct sales forces, greater geographic coverage of our sales forces, and increased market acceptance of our CVD tests. The average number of tests performed on each patient sample increased from 6.1 to 7.9 period over period due to an increase in the average number of tests per patient sample generated by our BlueWave sales force and an increase from 5% to 10% in the proportion of patient samples generated by our direct sales force.

        Revenues from our Life Sciences products remained stable at $1.7 million and $1.6 million for the six months ended June 30, 2011 and 2012, respectively. Revenues from our Life Sciences services decreased from $1.2 million in the six months ended June 30, 2011, to $0.8 million in the corresponding period in 2012 primarily due to lower sample testing volumes.

        Cost of Revenues and Gross Profit.    For the six months ended June 30, 2012, cost of revenues was $8.2 million as compared to $4.2 million for the six months ended June 30, 2011. The increase resulted primarily from an increase of $3.7 million Advanced CVD Monitoring services costs due to the number of patient samples received in the six months ended June 30, 2012, of 78,180 compared to 36,552 in the corresponding period in 2011.

        Gross profit increased by $8.9 million period over period. Advanced CVD Monitoring services gross profit increased $9.6 million due to increased sales in 2012 and the automation of certain laboratory operations. Life Sciences services gross profit reduced by $0.6 million due to lower sample testing volumes and subsequent lower utilization of resources.

        Research and Development Expenses.    For the six months ended June 30, 2012, research and development expenses increased to $4.6 million from $2.7 million for the six months ended June 30, 2011, as a result of increased expense related to the development of the second generation system.

        Sales and Marketing Expenses.    For the six months ended June 30, 2012, sales and marketing expenses increased to $8.6 million from $3.1 million for the six months ended June 30, 2011. The primary reason for this increase was an additional $3.9 million in salaries, benefits, travel costs and sales commissions paid to our sales forces as a result of the growth in revenues from our Advanced CVD Monitoring services and the expansion of our direct sales organization. In addition, marketing expenses increased by $0.3 million and consulting expense increased by $0.4 million.

        General and Administrative Expenses.    For the six months ended June 30, 2012, general and administrative expenses increased to $5.4 million from $2.9 million for the six months ended June 30, 2011. This increase was primarily attributable to a $1.1 million increase in salaries and benefits due to an increase in the number of employees across general and administration functions, and additional expenditures of approximately $0.9 million for outside services, consisting of consulting, legal and patent services, recruiting, and information technology.

        Other Income and Expense, Net.    Other expense, net was $4.0 million and $2.0 million for the six months ended June 30, 2012 and 2011, respectively. The increase of $2.0 million is primarily due to a $3.6 million expense in the six months ended June 30, 2012 related to the increased fair value and related liability for Series C, D, E and F warrants arising from the remeasurement of the warrants as of June 30, 2012. This is partially offset by interest expense of $1.6 million resulting from a beneficial conversion feature for the convertible promissory notes we issued in May and June 2011 that was not incurred in the six months ended June 30, 2012.

  Comparison of Years Ended December 31, 2010 and 2011

	Year Ended December 31,		Change
	2010	2011	Amount	Percentage
	(in thousands, except for percentages)
Revenues:
Advanced CVD Monitoring services	$1,323	$19,114	$17,791	1,345%
Life Sciences products	1,967	3,469	1,502	76%
Life Sciences services	1,617	2,185	568	35%

	4,907	24,768	19,861	405%

Cost of revenues:
Advanced CVD Monitoring services	2,882	9,211	6,329	220%
Life Sciences products	1,112	1,117	5	0.4%
Life Sciences services	1,428	814	(614)	(43)%

	5,422	11,142	5,720	105%

Gross profit (loss)	(515)	13,626	14,141	*
Operating expenses:
Research and development	3,745	6,090	2,345	63%
Sales and marketing	1,855	9,622	7,767	419%
General and administrative	5,198	7,219	2,021	39%

Total operating expenses	10,798	22,931	12,133	112%

Loss from operations	(11,313)	(9,305)	2,008	(18)%
Total other income (expense), net	24	(3,149)	(3,173)	*

Net loss	$(11,289)	$(12,454)	$(1,165)	10%

*
Percentage not meaningful

        Revenues.    For the year ended December 31, 2011, revenues were $24.8 million as compared to $4.9 million for the year ended December 31, 2010.

        This increase was driven primarily by an increase in revenues from our Advanced CVD Monitoring services, which increased from $1.3 million to $19.1 million year over year, as well as an increase in revenues derived from our Life Sciences customers, which increased from $3.6 million to $5.7 million year over year. For the year ended December 31, 2011, we received 98,513 patient samples compared to 17,890 in the same period in 2010. This growth reflects the impact of a full year of Advanced CVD Monitoring commercial operations in 2011, as compared to six months in 2010, and the impact of an increase in the size of our sales forces, greater geographic coverage of our sales forces, and increased market acceptance of our advanced CVD tests. The average number of tests performed on each patient sample increased from 4.2 to 7.0 period over period due to an increase in the number of tests per patient sample generated by our BlueWave sales force and an increase in the proportion of patient samples generated by our direct sales force from 3% to 6%.

        For the year ended December 31, 2011, revenues derived from our Life Sciences customers increased to $5.7 million from $3.6 million in 2010. This was primarily due to increased product sales of $0.7 million and $0.6 million related to instruments and reagents, respectively.

        Cost of Revenues and Gross Profit.    For the year ended December 31, 2011, cost of revenues was $11.1 million as compared to $5.4 million for the year ended December 31, 2010. The increase resulted primarily from an increase of $6.3 million Advanced CVD Monitoring services costs due to the number of patient samples received in the year ended December 31, 2011, of 98,513 compared to 17,890 in the corresponding period in 2010.

        Gross profit increased to $13.6 million from a gross loss of $0.5 million year over year. Advanced CVD Monitoring services gross profit increased by $11.4 million due to increased sales volume in 2011 and upfront costs of set-up and operations in 2010 which were not incurred in 2011. Life Sciences products gross profit increased by $1.5 million due to increased sales of $1.5 million and a greater proportion of instruments sales in 2011 compared to 2010, which generate a higher gross profit than reagent sales. Life Sciences services gross profit increased by $1.2 million primarily due to increased sales of $0.6 million in 2011 and $0.6 million lower costs in 2011 due to a full year allocation of fixed laboratory costs to Advanced CVD Monitoring services in 2011 compared to six months allocation in 2010.

        Research and Development Expenses.    For the year ended December 31, 2011, research and development expenses increased to $6.1 million from $3.7 million for the year ended December 31, 2010. The increase was primarily the result of the number of personnel and outside services expenses related to the development of the second generation system, which commenced in 2011.

        Sales and Marketing Expenses.    For the year ended December 31, 2011, sales and marketing expenses increased to $9.6 million from $1.9 million for the year ended December 31, 2010. The primary reason for the increase was an additional $6.9 million in salaries, benefits, travel expenses and sales commissions paid to our sales forces as a result of the growth in revenues from our Advanced CVD Monitoring services, the expansion of our sales and marketing organization and the launch of our Advanced CVD Monitoring services direct sales force. Additionally, marketing expenses increased by $0.2 million and consulting expenses increased by $0.2 million.

        General and Administrative Expenses.    For the year ended December 31, 2011, general and administrative expenses increased to $7.2 million from $5.2 million for the year ended December 31, 2010. The increase was primarily attributable to a $1.6 million increase in salaries and benefits due to an increase of employees across general and administration functions. Additional increases in spending of approximately $0.4 million were due to higher legal, information technology and bad debt expenses.

        Other Income and Expense, Net.    For the year ended December 31, 2011, other income and expense changed to a net other expense of $3.1 million from net other income of $24,000 for the year ended December 31, 2010. Other expense, net for the year ended December 31, 2011 includes interest expense of $1.6 million resulting from a beneficial conversion feature related to the convertible promissory notes we issued in May and June 2011 of $1.6 million, the related interest expense arising from the amortization of debt discount of $0.3 million, $0.6 million relating to interest expense arising from the convertible promissory notes, and $0.7 million of interest expense related to outstanding notes payable with Horizon and Bridge Bank. Interest expense for the year ended December 31, 2010 was $0.1 million, which was related to outstanding notes payable.

  Comparison of Years Ended December 31, 2009 and 2010

	Year Ended December 31,		Change
	2009	2010	Amount	Percentage
	(in thousands, except for percentages)
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$1,323	*
Life Sciences products	1,866	1,967	101	5%
Life Sciences services	1,350	1,617	267	20%

	3,216	4,907	1,691	53%

Cost of revenues:
Advanced CVD Monitoring services	—	2,882	2,882	*
Life Sciences products	384	1,112	728	190%
Life Sciences services	1,574	1,428	(146)	(9)%

	1,958	5,422	3,464	177%

Gross profit (loss)	1,258	(515)	(1,773)	(141)%
Operating expenses:
Research and development	4,360	3,745	(615)	(14)%
Sales and marketing	3,348	1,855	(1,493)	(45)%
General and administrative	4,588	5,198	610	13%

Total operating expenses	12,296	10,798	(1,498)	(12)%

Loss from operations	(11,038)	(11,313)	(275)	2%
Total other income (expense), net	151	24	(127)	(84)%

Net loss	$(10,887)	$(11,289)	$(402)	4%

*
Percentage not meaningful

        Revenues.    For the year ended December 31, 2010, revenues were $4.9 million as compared to $3.2 million for the year ended December 31, 2009.

        The increase in revenues was primarily due to the launch of our Advanced CVD Monitoring services in July 2010, which generated revenues of $1.3 million for the year ended December 31, 2010. For the year ended December 31, 2010, we received 17,890 patient samples. The average number of tests performed on each patient sample was 4.2. There were no revenues from Advanced CVD Monitoring services for the year ended December 31, 2009.

        For the year ended December 31, 2010, revenue derived from our Life Sciences customers increased to $3.6 million from $3.2 million in 2009. This was primarily due to increased assay development sales.

        Cost of Revenues and Gross Profit.    For the year ended December 31, 2010, cost of revenues was $5.4 million as compared to $2.0 million for the year ended December 31, 2009. The increase resulted primarily from the launch of our Advanced CVD Monitoring services in July 2010. Costs of revenues for our Advanced CV Monitoring services for the year ended December 31, 2010 were $2.9 million compared to no costs for the year ended December 31, 2009.

        Gross profit decreased from $1.3 million for the year ended December 31, 2009, to a gross loss of $0.5 million for the year ended December 31, 2010. This was primarily due to a loss of $1.6 million in 2010 from the upfront set-up costs and initial operating costs of our Advanced CVD Monitoring services which were launched in July 2010.

        Research and Development Expenses.    For the year ended December 31, 2010, research and development expenses decreased to $3.7 million from $4.4 million for the year ended December 31, 2009. The decrease resulted primarily from lower spending on outside services costs of $1.1 million. This was partially offset by an increase of $0.7 million in salaries and benefits due to increased headcount within our research and development department.

        Sales and Marketing Expenses.    For the year ended December 31, 2010, sales and marketing expenses decreased to $1.9 million from $3.3 million for the year ended December 31, 2009. The decrease resulted primarily from lower spending related to the pre-launch of our Advanced CVD Monitoring services of $1.8 million, which was $0.9 million for the year ended December 31, 2010 compared to $2.7 million for the year ended December 31, 2009. The decrease was partially offset by a $0.8 million increase in salaries and benefits due to increased headcount within our sales and marketing department and sales commissions paid to our sales forces.

        General and Administrative Expenses.    For the year ended December 31, 2010, general and administrative expenses increased to $5.2 million from $4.6 million for the year ended December 31, 2009. The increase was primarily due to an increase in salaries and benefits due to increased headcount within general and administrative functions.

        Other Income and Expense, Net.    For the year ended December 31, 2010, other income, net decreased from other income, net of $0.2 million for the year ended December 31, 2009 to other income, net of $24,000 for the year ended December 31, 2010, due to lower interest income received on cash and cash equivalents, net of interest expense of $0.1 million recognized on a $5.0 million loan from Horizon entered into in November 2010.

Quarterly Results of Operations

        The following table sets forth our Advanced CVD Monitoring patient samples and average tests per sample.

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012
	(unaudited)
Advanced CVD Monitoring Services Data:
Patient samples received	15,465	21,087	30,073	31,888	36,822	41,358
Average tests per sample	5.0	6.9	7.5	7.6	7.8	7.9

        The following table sets forth our unaudited condensed consolidated statements of operations data for each of the six quarters ended June 30, 2012. The data have been prepared on the same basis as the audited consolidated financial statements and related notes included in this prospectus and you should read the following tables together with such financial statements. The quarterly results of operations include all necessary adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of this data. The results of historical periods are not necessarily indicative of future results.

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012
	(unaudited)
Consolidated Statement of Operations Data:
Revenues:
Advanced CVD Monitoring services	$1,577	$3,227	$6,300	$8,010	$8,267	$9,858
Life Sciences products	398	1,316	992	763	738	853
Life Sciences services	555	686	421	523	281	550

	2,530	5,229	7,713	9,296	9,286	11,261

Cost of revenues:
Advanced CVD Monitoring services	1,415	1,888	2,816	3,092	3,168	3,834
Life Sciences products	246	315	284	272	375	259
Life Sciences services	44	325	212	233	205	324

	1,705	2,528	3,312	3,597	3,748	4,417

Gross profit	825	2,701	4,401	5,699	5,538	6,844
Total operating expenses	3,668	5,065	6,683	7,515	8,596	10,056

Loss from operations	(2,843)	(2,364)	(2,282)	(1,816)	(3,058)	(3,212)
Total other expense, net	(168)	(1,863)	(545)	(573)	(268)	(3,779)

Net loss	$(3,011)	$(4,227)	$(2,827)	$(2,389)	$(3,326)	$(6,991)

Liquidity and Capital Resources

  Sources of Liquidity

        Since our inception, we have incurred net losses and negative cash flows from operations. We incurred net losses of $12.5 million and $10.3 million, and used $6.0 million and $6.1 million of cash flows for our operating activities for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively. As of June 30, 2012, we had an accumulated deficit of $81.3 million.

        As of June 30, 2012, we had cash and cash equivalents of $7.9 million. To date, we have financed our operations principally through private placements of our convertible preferred stock and convertible debt, borrowings from credit facilities and revenues from our commercial operations. Through June 30, 2012, we have raised approximately $64.3 million gross proceeds through private placements of our convertible preferred stock and convertible debt. We also have access to additional funds through our revolving credit line with Bridge Bank.

  Cash and Cash Equivalents

        The following table summarizes our cash and cash equivalents and restricted cash as of each of the periods indicated and net changes in our cash and cash equivalents for each the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
			(in thousands)
Cash and cash equivalents	$4,375	$4,608	$5,842	$9,029	$7,913
Restricted cash	211	211	101	101	47
Consolidated statements of cash flows data:
Operating activities	(11,304)	(10,187)	(5,979)	(4,137)	(6,127)
Investing activities	(2,124)	5,298	(1,522)	(599)	(504)
Financing activities	(1,548)	5,122	8,735	9,157	8,702

Net increase (decrease) in cash and cash equivalents	$(14,976)	$233	$1,234	$4,421	$2,071

        At June 30, 2012, our cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve the principal balance and provide liquidity. Accordingly, our cash and cash equivalents are invested primarily in money market funds that are currently providing only a minimal return. At June 30, 2012, we had restricted cash of $47,000, which consists of certificates of deposit.

  Cash Flows for the Six Months Ended June 30, 2011 and 2012

  Operating Activities

        Net cash used in operating activities was $6.1 million during the six months ended June 30, 2012, which included a net loss of $10.3 million and net non-cash items of $4.7 million which consisted primarily of depreciation of equipment of $0.7 million and $3.6 million arising from the revaluation of warrants exercisable for convertible preferred stock. We also had a net cash outflow from changes in operating assets and liabilities of $0.5 million.

        Net cash used in operating activities was $4.1 million during the six months ended June 30, 2011, which included a net loss of $7.2 million and net non-cash items of $2.5 million which consisted of interest expense of $1.5 million resulting from a beneficial conversion feature related to the convertible promissory notes we issued in May and June 2011, $0.4 million amortization of debt discount and $0.5 million depreciation of equipment. We also had a net cash inflow from changes in operating assets and liabilities of $0.5 million.

  Investing Activities

        Net cash used in investing activities was $0.5 million and $0.6 million during the six months ended June 30, 2012 and 2011, respectively, which consisted of purchases of property and equipment.

  Financing Activities

        Net cash provided by financing activities was $8.7 million during the six months ended June 30, 2012. This consisted primarily of $5.1 million in net cash proceeds from the issuance of Series F preferred stock, $5.0 million in proceeds from our Bridge Bank loan and principal loan repayments to Bridge Bank and Horizon of $0.5 million and $0.9 million, respectively.

        Net cash provided by financing activities was $9.2 million during the six months ended June 30, 2011. This consisted of net proceeds of $9.3 million from the issuance of convertible promissory notes to our current investors less principal loan repayments to Bridge Bank of $0.3 million.

  Cash Flows for the Years Ended December 31, 2009, 2010 and 2011

  Operating Activities

        Net cash used in operating activities was $6.0 million during the year ended December 31, 2011, which included a net loss of $12.5 million and net non-cash items of $3.4 million, which consisted primarily of depreciation of equipment of $1.1 million, and $1.9 million relating to interest expense from the beneficial conversion feature and amortization of debt discount associated with the Company's convertible promissory notes entered into in May and June 2011. We also had a net cash inflow from changes in operating assets and liabilities of $3.1 million during the year. The significant items in the changes in operating assets and liabilities included an increase of $0.6 million in accounts payable, and an increase of $2.7 million in accrued expenses. The increase in accounts payable was due primarily to increased consumables and freight charges for our Advanced CVD Monitoring services. The increase in accrued expenses was due to higher bonus accruals to employees, sales-based commissions payable to our contracted and direct sales forces, and accrued loan interest.

        Net cash used in operating activities was $10.2 million during the year ended December 31, 2010, which included a net loss of $11.3 million and net non-cash items of $0.8 million which consisted primarily of depreciation of equipment. We also had a net cash inflow from changes in operating assets and liabilities of $0.3 million during the year. The significant items in the changes in operating assets and liabilities included an increase of $1.3 million in accounts payable and a decrease of $0.1 million in accrued liabilities, partially offset by an increase of $0.4 million in prepaid expenses and other assets and an increase of $0.5 million in inventories. The increase in accounts payable, accrued liabilities and inventory are all related our Advanced CVD Monitoring services which was launched in July 2010. The prepaid expenses consist primarily of upfront commissions paid to our contracted sales force at the launch of our Advanced CVD Monitoring services.

        Net cash used in operating activities was $11.3 million during the year ended December 31, 2009, which included a net loss of $10.9 million and net non-cash items of $0.5 million which consisted primarily of depreciation of equipment. We also had a net cash outflow from changes in operating assets and liabilities of $0.9 million during the year. The significant item in the changes in operating assets and liabilities was an increase of $0.6 million in accounts receivable due to increased sales to our Life Sciences customers in 2009.

  Investing Activities

        Net cash used in investing activities was $1.5 million during the year ended December 31, 2011 relating to purchases of equipment.

        Net cash provided by investing activities was $5.3 million during the year ended December 31, 2010. This consisted of purchases of equipment relating to capacity expansion in our Alameda, CA laboratory totaling $2.2 million and net proceeds of $7.5 million from the sale and purchase of short-term investments, which were subsequently reinvested in short-term investments.

        Net cash used in investing activities was $2.1 million during the year ended December 31, 2009. This consisted of purchases of equipment totaling $0.9 million and net cash of $1.2 million used in the sale and purchase of short-term investments.

  Financing Activities

        Net cash provided by financing activities was $8.7 million during the year ended December 31, 2011. This consisted of proceeds from completion of a $9.7 million bridge loan from certain current investors and loan repayments of $0.5 million to Bridge Bank and $0.5 million to Horizon.

        Net cash proceeds from financing activities was $5.1 million during the year ended December 31, 2010, consisting primarily of loan repayments of $0.5 million to Bridge Bank and net proceeds from a $5.5 million loan from Horizon.

        Net cash used in financing activities was $1.5 million during the year ended December 31, 2009. This consisted primarily of payments on a line of credit with UBS Financial of $2.4 million and proceeds from a $1.0 million loan with Bridge Bank.

  Operating and Capital Expenditure Requirements

        We have not achieved profitability on a quarterly or annual basis since our inception, and we expect to continue to incur net losses in the future. We also expect that our operating expenses will increase as we continue to expand our direct sales force and increase our marketing efforts to drive adoption of our proprietary tests, develop and commercially launch our second generation system, and develop additional immunoassays. Additionally, as a public company, we will incur significant audit, legal and other expenses that we did not incur as a private company. Our liquidity requirements have historically consisted, and we expect that they will continue to consist, of sales and marketing expenses, research and development expenses, working capital, debt service and general corporate expenses. We expect that we will use a portion of the net proceeds of this offering, in combination with our existing cash and cash equivalents, for these purposes and for the increased costs associated with being a public company. In addition, we expect to use at least $15.0 to $20.0 million of the net proceeds of this offering for capital expenditures related to the development of our second generation system during 2013 and $4.8 million for the repayment of our outstanding loan balance under our Bridge Bank Growth Capital Term Loan (the outstanding principal balance as of the date of this prospectus). Please see "Use of Proceeds" for a description of our anticipated uses of the net proceeds from this offering. We expect that our planned expenditures will be funded from our ongoing operations, as well as from the proceeds of this offering.

        We believe the net proceeds from this offering, together with the cash generated from operations, our current cash and cash equivalents, and interest income we earn on these balances will be sufficient to meet our anticipated cash requirements through at least the next 24 months. In the future, we expect our operating and capital expenditures to increase as we increase headcount, expand our sales and marketing activities and grow our customer base. As sales of our Advanced CVD Monitoring services increase, we expect our accounts receivable balance to increase. Any such increase in accounts receivable may not be completely offset by increases in accounts payable and accrued expenses, which could result in greater working capital requirements.

        Our estimates of the period of time through which our financial resources will be adequate to support our operations and the costs to support research and development and our sales and marketing activities are forward-looking statements and involve risks and uncertainties and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in the section "Risk Factors" of this prospectus. We have based our estimates on assumptions that may prove to be wrong and we could utilize our available capital resources sooner than we currently expect.

        Our future capital requirements will depend on many factors, including the following:

  •
  the extent to which our Advanced CVD Monitoring services, including our proprietary tests, achieve market acceptance and remain competitive;

  •
  the percentage of our sales that are reimbursed by payors;

  •
  our ability to collect our accounts receivable;

  •
  whether we are successful at developing our second generation system;

  •
  the expense required to develop and gain regulatory clearance of our second generation system, including the costs of any clinical trials that we may have to conduct;

  •
  the costs and timing of further expansion of our sales and marketing efforts and research and development activities;

  •
  our ability to control costs;

  •
  whether we have sufficient testing capacity to meet the demand for our services;

  •
  the costs of filing, prosecuting, defending and enforcing any patent or other intellectual property rights; and

  •
  the acquisition of complementary business or technologies that we may undertake.

Credit Facilities

        Compass Horizon Funding Company LLC/Horizon Credit I LLC.    We currently have a $5.0 million term loan with Compass Horizon Funding Company LLC/Horizon Credit I LLC, or Horizon, which was entered into in November 2010 and subsequently amended in April and September 2012 in connection with amendments to our Bridge Bank credit facility. As of June 30, 2012, the loan had an outstanding balance of $3.6 million. The loan carries a fixed interest rate of 11%. Repayment of the principal and interest is paid in monthly installments and will continue through March 2014. The loan is secured by substantially all of our assets. The credit facility contains customary non-financial covenants and other provisions, including a cross-default covenant. Upon an event of default, outstanding amounts may be accelerated and become immediately due and payable upon sole election of Horizon. For any scheduled payment that was not paid when due, a late payment fee of 6% applies. We are operating under debt covenant waivers with respect to our credit facility with Bridge Bank (as described below) and therefore no cross default exists under the Horizon agreement. In addition, we have obtained a waiver from Horizon with respect to the requirement to provide audited financial statements within the allotted period following year end 2011. As of June 30, 2012 and December 31, 2011, we were in compliance with all other covenants in the loan agreement.

        Bridge Bank, N.A.    We currently have a credit facility with Bridge Bank, N.A., or Bridge Bank, which includes a term loan and a revolving line of credit. We originally entered into the credit facility in May 2007 and, in April 2012, we amended the credit facility and the outstanding loan balance was repaid and replaced with a $5.0 million Bridge Bank Growth Capital Term Loan, which carries a variable interest rate of Bridge Bank prime rate plus 1.50%, with a prime rate floor of 3.25%. As of June 30, 2012, the current interest rate was 4.75% and the loan matures in April 2015. Repayment of the principal and interest is paid monthly over 36 months with the initial six months being interest-only payments. The loan is secured by substantially all of our assets. In connection with the amendment to the credit facility in April 2012, we established a revolving line of credit with Bridge Bank. In September 2012, we amended the revolving line of credit to increase our borrowing capacity from $5.0 million to $10.0 million and extended the term of the credit line to September 2013. The amount available to us under the line of credit is dependent on the level of our accounts receivable. Borrowings under this line of credit carry a variable interest rate of Bridge Bank prime rate plus 1.0%, with a prime rate floor of 3.25%.

        On September 28, 2012, we drew $5.4 million on the revolving line of credit, which represented all funds available for draw based on our eligible accounts receivable as of the end of the third quarter of 2012. The credit facility includes a cross-default covenant and a number of financial and other covenants relating to, among other things, maintaining an asset coverage ratio, holding at least 75% of our total cash with Bridge Bank, securing an equity financing with gross proceeds of at least $8.0 million by December 31, 2012 or consummating this offering by January 31, 2013, and achieving pre-specified revenue and net loss thresholds based on projections provided by management. On an annual basis, our management provides Bridge Bank with quarterly and annual projections related to revenue and net loss. The financial covenants require that we achieve an agreed upon threshold level of such projections and failure to meet these thresholds on an annual or quarterly basis results in a failure to comply with the covenant as of such period.

        Upon an event of default, Bridge Bank has the right to terminate the agreement, and all outstanding amounts may be accelerated and become immediately due and payable upon sole election of Bridge Bank. As of December 31, 2010, we were not in compliance with the required asset coverage ratio, and quarterly revenue and net loss financial covenants, and as of December 31, 2011, March 31, 2012 and June 30, 2012, we were not in compliance with the quarterly net loss financial covenants. We have received a waiver for non-compliance from Bridge Bank for each of these periods. In particular, for the quarter ended December 31, 2011, our net loss exceeded 20% of our projected net loss for such period and for the quarters ended March 31, 2012 and June 30, 2012, our net loss exceeded 30% of our projected net loss for such periods. For the quarter ended December 31, 2010, our asset coverage was less than 1.75 to 1 (actual 1.25 to 1), our revenue was approximately $0.5 million less than our projected revenues of $3.5 million and our quarterly net loss exceeded $1.5 million. The waivers we have received from Bridge Bank waive in full our failure to comply with each of the covenants for which we failed to comply for the respective period and Bridge Bank's rights to assert an event of default under the terms of the credit facility for such failure to comply. Bridge Bank's waiver relates solely to failure to comply with such covenants and does not relieve of us of any other obligations under the credit facility.

        We currently anticipate using a portion of the net proceeds from this offering to repay the outstanding indebtedness under our term loan with Bridge Bank; however, if we were required to repay our outstanding loan balances prior to such extinguishment, we may have to delay other planned expenditures in order to repay the outstanding balances.

Contractual Commitments and Obligations

        The following is a summary of our contractual obligations and commitments as of December 31, 2011:

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations(1)	$5,059	$2,388	$2,671	$—	$—
Interest relating to long-term debt obligations	616	416	200	—	—
Operating lease obligations(2)	940	833	83	12	12

Total contractual obligations	$6,615	$3,637	$2,954	$12	$12

(1)
Principal portion of notes payable due to Bridge Bank and Horizon.

(2)
Non-cancelable facility operating leases.

Indemnification

        In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but that have not yet been made. To date, we have not paid any claims or been required to defend any action related to its indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

        In accordance with our certificate of incorporation and bylaws, we have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they are serving at our request in such capacity. There have been no claims to date, and we have director and officer insurance that enables us to recover a portion of any amounts paid for future potential claims. In addition to the indemnification provided for in our certificate of incorporation and bylaws, we have also entered into separate indemnification agreements with each of our directors, which agreements provide such directors with broad indemnification rights under certain circumstances.

Off-Balance Sheet Arrangements

        As of June 30, 2012, we do not have any off-balance sheet arrangements (as defined by applicable Securities and Exchange Commission regulations) that are reasonably likely to have a current or future material effect on our financial condition, revenues and expenses results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Significant Judgments and Estimates

        We have prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles. Our preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, expenses and related disclosures at the date of the consolidated financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from these estimates under different assumptions or conditions.

        While our significant accounting policies are described in more detail in Note 1 to our consolidated financial statements included in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

        We derive revenues from the sale of our CLIA laboratory testing service, which is our Advanced CVD Monitoring services, and the sale of immunoassay products and services to pharmaceutical companies, academic and government institutions, and contract research organizations, which are our Life Sciences customers. We recognize revenues when the following revenue recognition criteria are met: (1) persuasive evidence that an arrangement exits; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

  Advanced CVD Monitoring Services

        CLIA laboratory testing service revenues are derived primarily from performing tests on patient samples and the above revenue recognition criteria are assessed as follows: Criterion (1) is satisfied when an arrangement is in place with the payor addressing reimbursement for the patient test. In the absence of such arrangements, criterion (1) is satisfied when a payor pays us for the test performed. Criterion (2) is satisfied when a test is performed and a patient report is generated and delivered to the physician. Determination of satisfying criteria (3) and (4) are based on management's judgments regarding whether the fee charged for services delivered is fixed or determinable, and the collectability of those fees under any arrangement. When evaluating criteria (3) and (4), we consider whether we have a specific arrangement with a payor or sufficient history with a payor to reliably estimate the payor's individual payment patterns. In evaluating payment history, based upon at least several months of history, we review the amount received for each test and the payor's outstanding balance for unpaid tests to determine whether payments are being made consistently for a high percentage of tests billed. To the extent all criteria set forth above are not met when test results are delivered, laboratory testing service revenues are recognized when cash is received from the payor. For the years ended December 31, 2010 and 2011, and six months ended June 30, 2012, approximately 64%, 79% and 79%, respectively, of our Advanced CVD Monitoring services revenues were recognized on upon collection of cash. Where all criteria set forth above are met, revenue is recognized when the test result is delivered and is calculated by our billing system, which generates a contractual adjustment to the test fee based on the contractual agreement with the payor or, in the case of Medicare, the established level of reimbursement from Medicare.

        In circumstances where we do not have a contractual arrangement with a payor, our billing system generates an estimated fee adjustment in order to estimate the revenues per test performed. The primary factors that are considered in this estimated fee adjustment are: (a) the specific tests performed for the patient encounter and (b) the historic average reimbursement received from the patient's insurance provider for each specific test performed. The average reimbursement per test takes into account historical reimbursement data and includes instances where no reimbursement has been received. As of December 31, 2010 and 2011 and June 30, 2012, the amount of our estimated future revenue for tests where services have been performed and results have been delivered but for which no revenue has been recognized because payment had not yet been received, the test fee was not fixed or determinable, and/or collectability was not reasonably assured was $1.3 million, $7.1 million and $7.6 million, respectively. The foregoing estimates should not be relied upon by you as a representation of future revenue or cash that we may collect. In particular, the actual amount of revenue, if any, we may recognize and the timing of such recognition will vary based on a number of factors including, but not limited to, whether our tests will be covered for reimbursement by a particular third party payor, variability in reimbursement levels by payor, variability in reimbursement levels per state and the length of time various payors require to process claims for coverage of such tests. As of June 30, 2012, we have collected $0.9 million of the estimated future revenues at December 31, 2010 and $4.3 million of the estimated future revenues at December 31, 2011. We may never collect any or all of the remaining estimated future revenue for these periods, the amounts estimated as future revenues at June 30, 2012 or any amounts we estimate in future periods.

        The table below sets forth the payor mix classifications for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012 for our Advanced CVD Monitoring services.

Payor(1)	2010	2011	Six Months Ended June 30, 2012
Medicare(2)	36%	21%	21%
Managed Care and others	64%	79%	79%

(1)
Medicaid and self-pay amounts are less than 0.5% for each of the periods presented.

(2)
For the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, Medicare represented 10%, 17% and 19%, respectively, of our total revenues.

        Currently, many governmental payors, such as Medicare, and private insurers do not impose a patient co-payment obligations for a number of clinical laboratory tests such as those we perform, particularly with respect to non-participating providers such as the Company. Our policy with respect to co-payments is to monitor the federal, state and private insurer requirements for the collection of co-payments.

        The table below sets forth the aging of our accounts receivable for our Advanced CVD Monitoring services as of December 31, 2011 and June 30, 2012. As we currently recognize revenue only upon collection of cash for non-Medicare payors, the table below reflects the aging of receivables from Medicare.

Aging(1)	As of December 31, 2011	As of June 30, 2012
Less than 30 days	52%	70%
31-60 days	16%	11%
61-90 days	6%	6%
91-180 days	12%	10%
Greater than 181 days	14%	3%

(1)
Our billing system did not have the capacity to provide an aging schedule of our receivables as of December 31, 2010.

        The number of days' sales outstanding as of December 31, 2011 and June 30, 2012, was 42 and 44, respectively.

  Life Sciences Products and Services

        With respect to our Life Sciences customers, we recognize immunoassay products and services revenue as follows:

  •
  Immunoassay Products—immunoassay products consist of sales of instruments, including any related installation, training services, and the sale of reagents. We recognize revenues on sales of instruments, including installation, training services, upon installation of the instrument and completion of the related services. We periodically lease immunoassay instruments under operating and sales-type lease arrangements. Revenue for products sold under operating lease arrangements is recognized on an installment basis over the life of the lease where the cost of the leased equipment is carried on our balance sheet and amortized over its estimated useful life. For arrangements that qualify as sales-type leases, the discounted sales value of the product is recorded as revenue upon delivery to the customer. We recognize revenues on the sale of reagents upon delivery of the reagents to the customer.

  •
  Immunoassay Services—immunoassay services consist of assay development and assay sample testing. Assay development services are provided based on contracts with specific milestones outlined in the arrangement. Assay sample testing services are provided based on fixed price arrangements. We recognize revenue related to assay development services as the services are completed and the specific milestones are achieved, while revenue related assay sample testing is recognized upon completion of the services and delivery of the test reports to the customer. We have also entered into research contracts with academic and government institutions and contract research organizations to perform research services under a cost or cost-plus pricing arrangement. We recognize revenues related to research contracts upon delivery of the services based the terms of the arrangements.

        Arrangements related to immunoassay products and services can include multiple elements, including delivery of our digital technology platform, reagents, assay development and assay sample testing. We evaluate products and services for multiple elements and allocate revenues to each element of the arrangement based on vendor specific objective evidence, or VSOE, or third party evidence, if available. When VSOE or third party evidence is not available, we use our best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Once the elements are identified and the revenues are allocated to the separate elements, we recognize revenues for immunoassay products and services as described above.

Stock-Based Compensation Expense

        We account for all stock-based compensation payments issued to employees and directors using an option pricing model for estimating fair value. Accordingly, stock-based compensation expense is measured based on the estimated fair value of the awards on the date of grant, net of forfeitures. Compensation expense is recognized for the portion that is ultimately expected to vest over the period during which the recipient renders the required services to us using the straight-line single option method. In accordance with authoritative guidance, the fair value of non-employee stock-based awards is re-measured as the awards vest, and the resulting value, if any, is recognized as expense during the period the related services are rendered.

  Significant Factors, Assumptions and Methodologies Used in Determining Fair Value

        We estimate the fair value of our stock-based awards to employees and directors using the Black-Scholes option pricing model. The Black-Scholes model requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of the expected term of the award, (c) the risk free interest rate and (d) expected dividends. Due to our limited operating history and a lack of company specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies, which are publicly-traded. When selecting these public companies on which we have based our expected stock price volatility, we selected companies with comparable characteristics to us, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of our stock-based awards. The historical volatility data was computed using the daily closing prices for the selected companies' shares during the equivalent period of the calculated expected term of our stock-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. We have estimated the expected life of our employee stock options using the "simplified" method, whereby, the expected life equals the arithmetic average of the vesting term and the original contractual term of the option. The risk-free interest rates for periods within the expected life of the option are based on the U.S. Treasury yield curve in effect during the period the options were granted. We have never paid, and do not expect to pay, dividends in the foreseeable future.

        The weighted-average assumptions used to estimate the fair value of stock options using the Black-Scholes option pricing model were as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2012
Weighted-average exercise price of options granted	$0.11	$0.11	$0.13	$0.13
Expected volatility	50%	49%	61%	63%
Expected term (in years)	7.8	7.3	5.9	5.7
Risk free interest rate	2.84-4.86%	1.53-5.04%	1.24-4.86%	0.93-3.47%
Expected dividends	—	—	—	—

        We are also required to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from our estimates. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. To the extent that actual forfeitures differ from our estimates, the difference is recorded as a cumulative adjustment in the period the estimates were revised.

  Fair Value Estimate

        We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes option pricing model. The fair value of the common stock underlying our stock-based awards was determined on each grant date by our board of directors, with input from management. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants based in part on input from an independent third-party valuation. Our determinations of the fair value of our common stock was done using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. In addition, our board of directors considered various objective and subjective factors, along with input from management and the independent third-party valuation, to determine the fair value of our common stock, including: external market conditions affecting the life sciences and diagnostic industries, the prices at which we sold shares of preferred stock, the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant, the results of operations, financial position, status of our research and development efforts, our stage of development and business strategy, the lack of an active public market for our common and our preferred stock, and the likelihood of achieving a liquidity event such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

        In determining the exercise prices of our stock option grants, our board of directors also considered the most recent contemporaneous valuation of our common stock, which was prepared as of March 31, 2011 and based its determination in part on the analyses summarized below.

  Contemporaneous Valuations

        Prior to June 30, 2012, our contemporaneous valuations utilized the option pricing method, or OPM, to allocate the equity value of the company to each class of our capital stock. The OPM values each equity class by creating a series of call options on the equity value, with exercise prices based on the liquidation preferences, participation rights and strike prices of derivatives. This method is generally preferred when future outcomes are difficult to predict and dissolution or liquidation is not imminent. Prior to starting preparations for this offering, the OPM was utilized because we could not reasonably estimate the form and timing of potential liquidity events.

        To determine the equity value utilized in the OPM, we analyzed the Company's equity value using a weighted combination of two methodologies, the discounted cash flow method and the public company market multiple method. The discounted cash flow method estimates the value of a company based on its expected future cash flows discounted to present value at a rate of return commensurate with the risks associated with the cash flows. For each valuation date, management determined a financial forecast to be used in the computation of the equity value under this approach. These financial forecasts took into account our past financial and operational results and our expected future results. A discount rate was then applied based on market-required rates of return observed in the venture capital industry, as well as the specific perceived risks of achieving the forecasted financial performance. The public company market multiple generally estimates the equity value of a company by applying market multiples of comparable companies that are publicly traded. Comparable publicly-traded companies were selected on the basis of operational and economic similarity to our business, including comparable industry (laboratory service and diagnostics) and enterprise value, stage of development and risk profile at the time of the valuation. A multiple of key metrics implied by the enterprise values of these comparable companies were then calculated. Based on our historical and expected financial and operational performance as compared to the comparable companies, appropriate multiples were selected and applied to our metrics to derive an indication of equity value.

        The following table sets forth the per share exercise price of the stock options at each grant date, the estimated fair value based on our independent third-party valuation and our estimated fair value per share. In addition, in preparation for this offering and in connection with the receipt of our June 30, 2012 contemporaneous valuation report, we subsequently reassessed the fair values of these option grants solely for the purpose of calculating the fair value of the stock options. The following table also includes the reassessed fair value per share for the stock option grants.

Grant Date	Number of Options Granted	Per Share Exercise Price of Options	Fair Value Per Share of Common Stock	Updated Fair Value Per Share of Common Stock
October 13, 2011	1,049,500	$0.13	$0.13	$1.16
February 15, 2012	680,500	$0.13	$0.13	$1.16
May 3 and 7, 2012	554,000	$0.13	$0.13	$2.11

	2,284,000

        October 13, 2011 Stock Option Grants.    On October 13, 2011, our Board of Directors granted stock options with an exercise price of $0.13 per share. The exercise price per share was supported by an independent third-party valuation as of March 31, 2011. The valuation report utilized the OPM and employed multiple valuation approaches to derive the Company's equity value used in the OPM, including the discounted cash flow method and comparable public company market multiple method. A discount for lack of marketability of 25% was then applied in the calculation of final fair value per share. The valuation report determined a common stock value of $0.09 per share as of March 31, 2011. Utilizing this valuation report and considering the developments in our business since March 31, 2011, our Board of Directors determined the fair value per common share as of October 13, 2011 to be $0.13. Specifically, our Board of Directors considered the launch of our Advanced CVD Monitoring services in July 2010 and the resulting increase in revenues and expenses, the substantial cash resources required to scale our Advanced CVD Monitoring services, the volatility in the public markets, particularly in the life sciences industry, and the expected significant increase in capital required to develop our second generation system.

        February 15, 2012 Stock Option Grants.    On February 15, 2012, our Board of Directors granted stock options with an exercise price of $0.13 per share. The exercise price per share was supported by the independent third-party valuation as of March 31, 2011. Utilizing this valuation report and considering the developments in our business since March 31, 2011, our Board of Directors determined the fair value per common share as of February 15, 2012 to be $0.13. Specifically, our Board of Directors considered our recent Series F Preferred Stock financing in which shares of our Series F Preferred Stock were sold at a price that represented only a nominal increase in the equity value of the Company from our prior preferred stock financing in December 2008, raising approximately $5.0 million in additional capital. In addition, the Board considered the growth in our Advanced CVD Monitoring services since March 31, 2011 and October 13, 2011 and the resulting increase in revenues and expenses, the substantial cash resources required to scale our Advanced CVD Monitoring services, the volatility in the public markets, particularly in the life sciences industry, and the expected significant increase in capital required to develop our second generation system.

        May 3 and 7, 2012 Stock Option Grants.    On May 3, 2012 and May 7, 2012, our Board of Directors granted stock options with an exercise price of $0.13 per share. The exercise price per share was supported by the independent third-party valuation as of March 31, 2011. Utilizing this valuation report and considering the developments in our business since March 31, 2011, our Board of Directors determined the fair value per common share as of May 3, 2012 and May 7, 2012 to be $0.13. Specifically, our Board of Directors considered our recent Series F Preferred Stock financing in which shares of our Series F Preferred Stock were sold at a price that represented only a nominal increase in the equity value of the Company from our prior preferred stock financing in December 2008, raising approximately $5.1 million in additional capital. In addition, the Board considered the growth in our Advanced CVD Monitoring services since March 31, 2011 and October 13, 2011 and the resulting increase in revenues and expenses, the substantial cash resources required to scale our Advanced CVD Monitoring services, the volatility in the public markets, particularly in the life sciences industry, and the expected significant increase in capital required to develop our second generation system.

  June 30, 2012 Valuation and Reassessment of Fair Value

        In connection with the preparation for this offering, we obtained a valuation report as of June 30, 2012. The June 30, 2012 valuation utilized the probability-weighted expected return method, or PWERM, to allocate the enterprise value to the common stock. Under this method, the per share value of the common stock is estimated based upon the probability-weighted present value of expected future equity values for our common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class of stock, discounted for a lack of marketability. The future liquidity event scenarios and probabilities for such scenarios were: (1) an IPO in the fourth quarter of 2012 (30%); (2) an IPO in early to mid-2013 (15%), (3) an IPO in early to mid-2014 (25%); (4) a strategic merger or sale of our company at a premium to the cumulative liquidation preference of the preferred stockholders in mid-2015 (25%); and (5) a dissolution or sale of our company at a value below the cumulative liquidation preference of the preferred stockholders (5%). The timing of these future liquidity event scenarios was determined based primarily on input from our board of directors and management. Our Board of Directors in consultation with management, after an evaluation of the growth in our Advanced CVD Monitoring services, weighted the aggregate probability of an IPO at

70%. Within the IPO scenarios, the Board of Directors determined that it was more likely for a near term (fourth quarter of 2012 or early to mid-2013) IPO to occur; however, given market conditions for life sciences IPOs, we considered an alternative long-term IPO scenario (early to mid-2014) approximating our expected timeline for completion of the development of our second generation system. The future values of our common stock in the IPO scenarios and the strategic merger or sale scenarios were estimated by application of the market approach based on certain key assumptions, including the following:

  •
  our expected pre-money IPO valuation based on recently completed initial public offerings of similar stage companies in the laboratory and diagnostic segment of the life sciences industry;

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  estimated third-party trade sale values based on recent transactions involving companies in the laboratory and diagnostic segment of the life sciences industry; and

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  expected dates for a future exit or liquidity event based on key events and company timelines.

        The discount for marketability utilized in this valuation was 15% and was based on two put option methodologies applied consistent with the AICPA Practice Guide for which we utilized the mean. This discount was based primarily on our progress toward an initial public offering following our organizational meeting in late May 2012, as well as the relative uncertainty in the public markets for IPOs, particularly in the life sciences industry.

        This valuation resulted in a $2.11 fair value per share at June 30, 2012. Following receipt of this valuation, we performed an analysis to reassess the fair value of common stock as of October 13, 2011, February 15, 2012, May 3, 2012, and May 7, 2012 in light of our progression toward an IPO and commencement of related activities subsequent to these grant dates. During this analysis, we considered several additional factors: the effects of changing our valuation model from an OPM to a PWERM method; the effects of updating the probability weighting of an IPO as a result of the starting the registration process for our IPO in May 2012, including the holding of an organizational meeting for our IPO on May 30, 2012, and the commencement of activities with our investment bankers during June 2012; and the February 2012 sale of Series F Preferred Stock at $1.1606 per share, which included the conversion of convertible bridge loans issued in May and June 2011. Offsetting these factors, we took into consideration the continued volatility of the capital markets, particularly for life sciences IPOs, and the lack of recent examples of comparable companies with successful IPOs. These factors led us to an updated fair value of common stock of $1.16 per share for the stock options granted on October 13, 2011 and February 15, 2012, and of $2.11 per share for the stock options granted on May 3, 2012 and May 7, 2012, solely for purposes of calculating the fair value of our outstanding stock options.

        The effect of these fair value updates on our results of operations was to increase our net loss for the year ended December 31, 2011 by $53,000 and by $196,000 for the six months ended June 30, 2012.

Convertible Preferred Stock Warrant Liability

        We account for warrants to purchase shares of convertible preferred stock as liabilities at fair value because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a change of control. We re-measure these warrants to current fair value at each balance sheet date, and any change in fair value is recognized as a component of interest income and interest (expense) in its statements of operations. We estimated the fair value of these warrants at the respective balance sheet dates using an enterprise value option pricing model. We use a number of assumptions to estimate the fair value including the remaining expected life of the warrant, risk-free interest rates, expected dividend yield, and expected volatility of the price of the underlying stock. These assumptions are subjective and the fair value of these warrants may have differed significantly had we used different assumptions. We will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise or expiration of the convertible preferred stock warrants or until holders of our outstanding preferred stock can no longer trigger a deemed liquidation event.

JOBS Act

        In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board, or FASB, issued new guidance for fair value measurements to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. The guidance changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. The guidance is effective for us prospectively beginning in the first quarter of fiscal 2012. The adoption of this guidance did not have a material impact on our financial statements.

        In June 2011, the FASB issued Accounting Standards Update, or ASU, No. 2011-05, Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. Under the continuous statement approach, the statement would include the components and total of net income, the components and total of other comprehensive income and the total of comprehensive income. Under the two statement approach, the first statement would include the components and total of net income and the second statement would include the components and total of other comprehensive income and the total of comprehensive income. Comprehensive income may no longer be presented only within the consolidated statement of stockholders' equity. ASU 2011-05 does not change the items that must be reported in other comprehensive income. ASU 2011-05 is effective retrospectively for interim and annual periods beginning after December 15, 2011, with early adoption permitted. We adopted this ASU in the first quarter of 2012 and are reporting under the two statement approach which did not have a material impact on our financial statements.

Change in Independent Registered Public Accounting Firm

        In April 2012, our Board of Directors, upon recommendation from our Audit Committee, replaced Burr Pilger Mayer, Inc., as our independent registered public accounting firm with Ernst & Young LLP. Burr Pilger Mayer, Inc. had served as our independent registered public accounting firm since 2006. Burr Pilger Mayer, Inc.'s reports on the financial statements for the fiscal years ended December 31, 2009 and 2010 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2010 and through April 2012, there were no disagreements with Burr Pilger Mayer, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Burr Pilger Mayer, Inc. would have caused it to make reference to the subject matter of the disagreements in its reports on our financial statements. During the fiscal years ended December 31, 2009 and 2010 and through April, 2012, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Audit Committee conducted a competitive process to select a firm to serve as our independent registered public accounting firm for the year ended December 31, 2011 and upon the conclusion of such process, the Audit Committee recommended that Ernst & Young LLP be engaged as our independent registered public accounting firm. During the fiscal years ended December 31, 2009 and 2010, and through April 2012, neither we nor anyone on our behalf had consulted with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Internal Controls

        We have restated our previously reported June 30, 2012 financial results to correct an error relating to the accounting for preferred stock warrants that were issued prior to our current Chief Financial Officer and Corporate Controller assuming their respective positions. In connection with this restatement, our management identified a material weakness in our internal control over financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness pertains to ineffective controls in the financial statement close process. Specifically, we did not have a sufficient number of accounting personnel with relevant technical accounting and financial reporting expertise to effectively design and operate controls over various non-routine and estimation classes of transactions including the evaluation of the completeness and accuracy of the accounting for preferred stock warrants issued in connection with debt arrangements. As a result of this material weakness, errors were identified in the previously issued unaudited interim June 30, 2012 consolidated financial statements related to the accounting for preferred stock warrants, which were corrected in the unaudited interim consolidated financial statements as of June 30, 2012 and for the six-month period then ended.

        With the oversight of senior management and our audit committee, we have begun taking steps and plan to take additional measures to remediate the underlying causes of the material weakness, primarily through the development and implementation of formal policies, improved processes and documented procedures, as well as the hiring of additional finance personnel. In addition to these efforts, we are in the process of documenting and testing our internal control over financial reporting in order to report on the effectiveness of our internal controls as of December 31, 2013, as required following this offering. We have expended significant internal resources in this effort. In particular, in May 2012 we hired a new Chief Financial Officer and in September 2012 we hired a new Corporate Controller. However, we can provide no assurance at this time that management will be able to report that our internal control over financial reporting is effective as of December 31, 2013.

        Notwithstanding the identified material weakness, management believes the restated consolidated financial statements included in this prospectus fairly represent in all material respects our financial condition, results of operations and cash flows at and for the periods presented in accordance with U.S. GAAP.

Quantitative and Qualitative Disclosure About Market Risk

        Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes.

  Interest Rate Sensitivity

        We are exposed to market risk related to changes in interest rates as it impacts our interest income and expense. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates.

        Cash and Cash Equivalents.    As of June 30, 2012, we had cash and cash equivalents of $7.9 million, and restricted cash of $47,000. Our cash equivalents are invested in interest-bearing certificates of deposit and money market funds. We do not enter into investments for trading or speculative purposes. Due to the conservative nature of our investment portfolio, which is predicated on capital preservation and mainly consists of investments with short maturities, we do not believe an immediate one percentage point change in interest rates would have a material effect on the fair market value of our portfolio, and therefore we do not expect our operating results or cash flows to be significantly affected by changes in market interest rates.

        Term Loan.    As of June 30, 2012, we had debt obligations of $5.0 million and $3.6 million under our loans with Bridge Bank and Horizon, respectively. Our debt obligation to Horizon carries a fixed interest rate of 11%. Our Bridge Bank Growth Capital Term Loan carries a variable interest rate of Bridge Bank prime rate plus 1.50%, with a prime rate floor of 3.25%. If there is a rise in interest rates, our debt service obligations under the Bridge Bank loan agreement would increase even though the amount borrowed remained the same, which would affect our results of operations, financial condition and liquidity. Assuming no changes in our debt obligations from the initial loan amount, a hypothetical one percentage point change in underlying variable rates would change our annual interest expense and cash flow from operations by approximately $50,000 without taking into account the effect of any hedging instruments. We have not entered into, and do not expect to enter into, hedging arrangements.

  Foreign Currency Exchange Risk

        We bill all of our Advanced CVD Monitoring payors and most of our Life Sciences customers in U.S. dollars and receive payment in U.S. dollars. We bill a portion of our Life Sciences customers located in Europe in Euros and receive payment in Euros. For the year ended December 31, 2011, revenues of $1.8 million were billed in Euros, which represented 7% of our total revenues. Invetech, Inc., our contract manufacturer of digital technology instruments, bills us in Australian dollars and we make payments in Australian dollars. For the year ended December 31, 2011, payments to Invetech represented 3% of our combined costs of revenues and operating expenses. We do not expect these proportions to increase as we continue to sell Advanced CVD Monitoring services in the U.S., and, therefore, we do not expect our operating results or cash flows to be more affected by changes in foreign currency exchange rates in the near term. We do not currently hedge any foreign currency exposure.

 Business

Overview

        We are an innovative diagnostics company committed to improving patient care and enabling the reduction of healthcare costs by providing high-value, advanced tests for the diagnosis and monitoring of chronic diseases. We have initially focused on cardiovascular disease, or CVD, the leading cause of death globally. Our high precision digital immunoassay platform and advanced CVD test menu, which includes our proprietary digital heart function and inflammatory tests, provide clinically important diagnostic information that facilitates personalized disease management by physicians. Our innovative technology platform enables a significant improvement in measurement sensitivity over other commercially available technologies and measures biomarker concentrations at previously undetectable levels, providing physicians with information that can allow them to earlier diagnose, better monitor and more effectively manage chronic disease progression prior to the onset of acute clinical symptoms.

        According to the Centers for Disease Control and Prevention, or CDC, CVD is the leading cause of death in the United States. According to CDC statistics, nearly one in every three deaths is from heart disease or cerebrovascular diseases, such as stroke, an average of over 1,900 deaths per day. The American Heart Association, or AHA, estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. However, the World Health Organization, or WHO, estimates that approximately 80% of premature CVD deaths are potentially preventable through early diagnosis and management of CVD risk factors.

        Our CVD menu covers four categories of tests: heart function, inflammatory, lipid and metabolic tests. Our menu features our proprietary Sgx HD cTnI test for cardiac troponin-I, a key component of our heart function panel, as well as our proprietary inflammatory test panel (Sgx HD IL-6, Sgx HD IL-17A, Sgx HD TNF-a). Cardiac troponin-I, or cTnI, is a clinically validated biomarker that has been used primarily in the acute setting for the diagnosis of myocardial infarctions, or heart attacks. Our proprietary inflammatory test panel measures levels of selected cytokines, which, when present in elevated levels in the blood, may be positively correlated to coronary heart disease, or CHD, risk, a leading cause of heart attacks.

        Our proprietary cTnI and inflammatory tests allows physicians to actively measure these biomarkers at previously undetectable levels, enabling these biomarkers to become clinically relevant in the chronic disease setting. The high precision of our digital technology platform enables these proprietary tests, together with our other CVD tests, to be used as a monitoring tool by physicians in routine care to manage patients across the continuum of CVD progression. As a result, physicians can establish and deliver personalized treatment and monitoring plans to patients to mitigate the risk of an acute cardiac event. The prognostic value of high sensitivity cTnI for CVD detection in the chronic setting is cited in numerous studies and clinical peer-reviewed publications, including Clinical Chemistry and European Heart Journal.

        In July 2010, we launched our Advanced CVD Monitoring services through which we offer our CVD menu utilizing our CLIA certified laboratory in Alameda, CA. We currently market our tests in 28 U.S. states and, as of June 30, 2012, we have received over 190,000 patient samples and performed approximately 1,350,000 tests. Because our tests target well-known biomarkers, reimbursement for our tests is based on existing Medicare CPT codes and private payors, including major U.S. insurance providers, as well as Medicare and Medicaid pay for our tests. In addition, we market and sell our digital technology platform and immunoassay development services to customers in the life sciences industry to facilitate their research and drug development efforts. For the year ended December 31, 2011 and the six months ended June 30, 2012, our revenues were $24.8 million and $20.5 million, respectively, and our net loss was $12.5 million and $10.3 million, respectively.

        In order to expand into the global in vitro diagnostic, or IVD, market, we are developing a second generation high precision, digital immunoassay monitoring platform, which is currently in the design and development stage, with expected prototype development commencing in the first half of 2013. We expect this system to be a higher-throughput, fully-automated platform focused on high precision immunoassays for advanced management of CVD and other chronic diseases. We currently expect to begin utilizing our second generation platform in our CLIA laboratory in 2014. We expect to focus our initial test panels on high-value, high sensitivity proprietary tests for chronic CVD detection and monitoring. We intend to seek applicable regulatory clearances in selected markets in order to allow us to make our technology platform and CVD menu more widely available through clinical and reference laboratories and hospital laboratories with a goal of making the second generation system commercially available by 2016.

Market Overview

        Chronic diseases are the leading cause of death and disability worldwide and, according to a 2011 report by the WHO, disease rates relating to chronic diseases such as CVD, cancer, chronic obstructive pulmonary disease and type 2 diabetes, are accelerating on a global basis. According to estimates by the WHO, by 2020 their contribution is expected to rise to 73% of all deaths and 60% of the global burden of disease. A 2011 report by the United Health Foundation estimated chronic disease healthcare costs in the United States to be over $2.0 trillion annually. CVD is one of the most common chronic diseases and, according to the CDC, an estimated $444 billion was spent in the United States in 2010 on CVD-related healthcare costs. However, approximately 80% of premature CVD deaths are potentially preventable through early diagnosis and management of CVD risk factors according to the WHO.

        Effective management of chronic disease requires cost-effective tools for early diagnosis, evaluation of treatment efficacy and monitoring of disease progression. While our current focus is on the detection and monitoring of CVD, we believe our technology can be broadly applied to detecting and monitoring a wide variety of chronic diseases. We intend to become a leader in these areas through our proprietary platform and test menu offerings, providing physicians with the ability to better measure disease risk and progression and potentially limit acute events and reduce healthcare costs associated with chronic disease.

  CVD Diagnostic Market

        The AHA estimates that 82.6 million people in the United States suffer from one or more forms of CVD, the most common forms of which are CHD, the narrowing or blockage of coronary arteries, and hypertension. Myocardial infarction, also referred to as a heart attack, is one of the most common manifestations of CHD and occurs when blood supply to a part of the heart is interrupted, resulting in permanent damage or death of heart tissue. In the United States alone, a heart attack occurs every minute on average.

        The chronic CVD patient population can be segmented generally into two categories: primary at-risk patients and secondary prevention patients. Primary at-risk patients have not had a prior CVD event, such as a heart attack, stroke or congestive heart failure, but are considered to be at an elevated risk for a CVD event in the future due to biologic and/or lifestyle risk factors. These risk factors include obesity, hypertension, diabetes, high serum cholesterol and family history of CVD. Secondary prevention patients are those patients who have suffered one or more prior CVD events.

        Lipid Testing.    Lipid panel testing is currently accepted as the standard of care for assessing an individual's risk for coronary heart disease and, specifically, atherosclerosis, which is the hardening and narrowing of the arteries caused by a buildup of plaque composed of cholesterol and other lipids, such as triglycerides, in the arterial wall. A conventional lipid panel is a group of tests that measures high density lipoprotein cholesterol, or HDL, low density lipoprotein cholesterol, or LDL, and triglycerides in an individual's blood. These measurements are used as predictive indicators of an individual's risk of atherosclerosis, a leading cause of CHD.

        Lipid panel tests are among the most frequently ordered lab tests in the United States. According to the 2012 Global Strategic Business Report on Cholesterol and Other Cardiovascular Testing, an estimated 200 million lipid panel tests are performed annually in the United States by clinical laboratories and hospital outreach laboratories for patient management. Additionally, the same report indicated that lipid panel tests/complete lipid profiles accounted for nearly 50% of all cholesterol and other cardiovascular tests performed in clinical reference laboratories, and hospital, public health and private laboratories, in 2011, and the total cholesterol and lipid U.S. market totaled 437 million test units in 2011.

        Cardiac Troponin Testing.    In the acute care setting, the measurement of cardiac troponin biomarkers is the current standard of care for the diagnosis of a heart attack and has long assisted physicians in improving diagnostic strategies for the effective management of patients with severe chest pain. While limited to the acute setting in the United States, cardiac troponin testing accounted for over $800 million of the total domestic cardiac marker laboratory testing market in 2010, according to a 2011 report by TriMark Publications, a third party industry source. Troponin is comprised of three regulatory proteins that are integral to non-smooth muscle contraction in skeletal and cardiac muscle. Cardiac troponins are released from the heart muscle into the blood circulation in response to heart cell death, or myocardial necrosis. Because patients with myocardial necrosis have significantly elevated cardiac troponin levels, the cardiac troponin test in the acute care setting can differentiate patients with an acute myocardial infarction from those with unstable angina, acute pulmonary embolism or an aortic dissection in a timely fashion to facilitate targeted patient management.

        Inflammatory Biomarkers.    Recent advances in atherosclerosis research have indicated that chronic inflammation of the blood vessels plays a significant role in the initiation and subsequent progression of atherosclerosis. Inflammation occurs primarily within the walls of arterial blood vessels as white blood cells migrate from the blood stream and accumulate in the artery wall. Small protein molecules called cytokines are secreted by a variety of cells within the artery wall and accelerate the process of inflammation. The accumulation of these inflammatory white blood cells and other lipids, such as cholesterol in the artery, form diseased lesions or plaques within the vessel wall which build up over time. These lesions include cells that release cytokines into the bloodstream. These cytokines (Interleukin, or IL,-6,-17A and tumor necrosis factor, or TNF-a), if measured in blood samples, can be used as early indicators of inflammatory disease, enabling further risk stratification of those patients susceptible for future CVD events.

        The inflammatory testing market is comprised of C-reactive proteins, or CRPs, a well known protein associated with low grade chronic inflammation, and high sensitivity-, or hs-CRPs. The CRP and hs-CRP testing market alone was estimated to be $66.5 million in 2010 in the U.S. according to a 2011 report by TriMark Publications.

Limitations of Existing CVD Testing

        Lipid panel testing is generally a well-accepted approach to determine a patient's need for LDL-lowering or HDL-targeted statin therapy and monitoring treatment response. While traditional lipid profiles can be potentially predictive of atherosclerosis, lipid profiles are not effective for the prognosis of the onset of chronic CVD prior to an acute event. A recent study has indicated that almost half of patients hospitalized with some form of coronary heart disease have LDL cholesterol levels traditionally considered to be low risk, and so would not necessarily have been thought to be at risk.

        In addition, there is increasing awareness that lipid testing alone is insufficient to significantly reduce the occurrence of CVD events. In "Efficacy and Safety of Cholesterol-Lowering Treatment," a study published in 2005 in The Lancet, a peer-reviewed medical journal, an analysis of the data from 14 different lipid lowering statin trials involving approximately 90,000 patients showed an overall reduction in major cardiovascular events of only 21%. Nonetheless, lipid panel testing, when combined with an assessment of various lifestyle factors, including diet, frequency of exercise, psychosocial stress levels and medication usage, is the primary method used to evaluate a patient's CVD risk. As such, there is a significant need to include in the current standard testing regimen a non-cholesterol-based indicator that enables healthcare providers to better predict an adverse cardiac event.

        While advanced non-cholesterol-based indicators, such as cTnI and other cardiac biomarkers and certain inflammatory biomarkers, have been identified in multiple studies as having the potential to predict adverse cardiac events, their utility has been limited given the lack of clinical utility data or in some cases the lack of commercially available technology to detect these biomarkers at lower concentrations. At commercially available detection levels, cardiac troponin and certain inflammatory biomarkers have either been limited to the diagnosis of a cardiac event in an acute setting or have not been commercially utilized as CVD indicators. The current cardiac troponin testing market is largely limited to the acute care setting, as most other commercially available technologies can only accurately measure cardiac troponin at levels elevated above 30 - 50 pg/mL, which is generally not sensitive enough for use in non-acute settings. Yet, multiple studies have suggested that troponin is present in circulation at significantly lower levels in advance of an adverse cardiac event. Normal cardiac troponin levels in healthy individuals have been indicated to be 10.1 pg/mL by a Minnesota Heart Survey in 2012. A seminal study by Apple et. al. published in Clinical Chemistry, a journal of clinical laboratory science, for which we tested samples without remuneration, indicated that individuals who have currently not been diagnosed with cardiovascular disease but who have cardiac troponin levels above 10 pg/mL are at an 850% increased risk of dying due to a cardiac event over the next eight to 15 years. In other words, according to the Apple study, slightly elevated cTnI means that a healthy person remains at risk of suffering from a future myocardial infarction or stroke.

        Inflammatory and advanced CVD tests for assessment of apolipoproteins and CRPs are, along with other lipid parameters, emerging as potential tools in improving CVD risk prediction. A 2002 primary prevention study published in the New England Journal of Medicine showed that CRP increases during an inflammatory response, and suggests it was a stronger predictor of future cardiovascular events than high LDL cholesterol. In 2003, a CDC and AHA writing group issued guidelines concluding that it is reasonable to use hs-CRP to assess CHD risk for primary prevention. Recent publications on multiple independent clinical studies have continued to build upon these initial findings and have shown that increased levels of additional inflammatory biomarkers in the blood may correlate with increased heart disease risk. These studies indicate that the measurement of individual cytokines can provide additional risk stratification for future cardiovascular events in acute and chronic disease patients as well as in asymptomatic patients. Furthermore, combinations of these inflammatory biomarkers, such as IL-6, IL-17A, TNF-a and hs-CRP, are synergistic and together may provide additional power towards future CVD risk stratification.

Our Solution

        Cardiac diseases are progressive in nature. As a result, there is a significant unmet need for prognostic biomarkers in the chronic setting that help doctors better identify and stratify patients with CVD risk in advance of an acute episode. Our proprietary digital immunoassay platform technology enables the early detection and monitoring of biomarkers with a significantly greater sensitivity than other commercially available platforms, allowing for the measurement and monitoring of biomarkers at previously undetectable levels. We have initially focused our clinical test offerings on CVD through our Advanced CVD Monitoring services. We offer an advanced CVD menu, which includes our proprietary digital heart function and inflammatory tests, as well as non-proprietary tests, to provide physicians with clinically important diagnostic information that enables personalized disease management for both the primary at-risk and secondary prevention patient populations.

        Our test results are provided to physicians via easy-to-interpret patient reports that utilize color coding to highlight risk and track the biomarker concentrations in four CVD-related categories—heart function, inflammation, metabolic and lipids. Our reports enable physicians to develop a personalized treatment plan for patients and to track the success of that plan between office visits.

  Proprietary Platform Technology

        Our proprietary platform technology measures relevant biomarker concentrations at significantly lower levels than other commercially available technologies, providing physicians with a tool to better stratify CVD risk. The high precision of our platform technology enables physicians to monitor the progression of chronic disease before the onset of severe clinical symptoms. We have improved upon the sensitivity limitations of current immunoassay tests and platforms by utilizing our proprietary nanofluid single molecule immunoassay fluorescence detection platform. Specifically, within our proprietary platform, liquid samples containing fluorescently labeled antibodies flow through a capillary tube that contains a small interrogation space that is illuminated by a laser. These fluorescently labeled antibodies, each one corresponding to a single analyte molecule, are detected by the confocal microscopy as they pass through the interrogation space and generate intense flashes of light. Detected signals with peak intensities above the threshold of background fluorescence are counted as digital events. Our platform thus eliminates the immunoassay background that other technologies include in their detected signal, which allows us to digitize and count the signal generated by each single molecule with a high degree of confidence.

        Current commercially available testing methods generally do not have sufficient sensitivity or precision to enable early detection of chronic disease or monitor subtle changes in biomarker concentration levels. These current methods are thus often limited for use well into the disease progression or even, as in the case of current testing for cTnI, at the time of an acute cardiac event. Numerous studies performed using our proprietary platform technology have shown that people have very low levels of cTnI released into their blood well in advance of an acute cardiac event and also that individuals have a baseline, or stable, concentration level of cTnI. In fact, 99% of healthy individuals have very low, but measurable, cTnI concentration levels which are less than 10 pg/mL, meaning they are at relatively low risk of having a future cardiac event.

Singulex HD cTnI sensitivity for CVD

        The Apple study demonstrated that people who are not currently diagnosed with CVD, but who have cTnI concentration levels above 10 pg/mL, are at a significantly increased risk of dying due to a cardiac event over the next eight to 15 years. This study examined several biomarkers, including cTnI, to evaluate their predictive ability with respect to CVD mortality in 211 participants and 253 controls, matched on age, sex and study year, who were enrolled in the Minnesota Heart Survey, or MHS. Initiated in 1980, MHS is an ongoing metropolitan population-based study of risk factors of coronary heart disease. The figure above shows that the ability of our platform technology to measure cTnI concentration levels as low as 0.1 pg/mL enables the detection of this biomarker in a much greater number of patients.

Our Advanced CVD Monitoring Services

        In July 2010, we launched our Advanced CVD Monitoring services utilizing our CLIA certified laboratory. The key components of our advanced CVD menu, depicted in the figure below, cover the spectrum of cardiovascular diseases, including coronary heart disease, or CHD, heart attacks, heart failure and stroke, and features four categories of CVD-related tests: heart function, inflammation, metabolic and lipids. The heart function and inflammatory test menu includes our digital proprietary cTnI and inflammatory biomarker tests (Sgx HD IL-6, Sgx HD IL-17A, Sgx HD TNF-a). Physicians can order our complete menu or they can construct an appropriate menu of only specific tests that they believe are relevant to their patients.

Singulex Advanced CVD Test Menu

        Our digital cTnI assay, which has been used in numerous studies of adults with acute coronary syndromes and has shown the potential for predicting cardiovascular events in patients, offers specific information across the spectrum of CVD progression. By monitoring changes in the amount of cTnI in the blood at levels undetectable by other commercially available technologies, we offer insight into disease progression and a risk assessment tool for physicians to assess whether the patient may require immediate or sustained, medium- or long-term treatment or intervention.

        Our advanced CVD test menu covers the spectrum of CVD progression, including CVD, heart attacks, heart failure and stroke. The progression of CHD includes plaque formation (early stage), plaque progression and plaque rupture (final stage of the disease), as illustrated in the figure below. To help physician's assess the patient's level of chronic inflammation, our advanced CVD menu includes a panel of known inflammatory biomarkers (including our proprietary HD IL-6, IL-17A and TNF-a) associated with atherosclerosis to determine the potential for early stage inflammation in the artery, while our lipid panel provides information on the concentration of lipids in the blood. If elevated levels of inflammatory biomarkers are detected in conjunction with an abnormal lipid panel result, the risk of progression may be compounded.

The Progression of CHD

        Our focus is on enabling the improvement of cardiovascular health through innovative technology and personalized treatment tools. Our proprietary tests and testing capabilities provide information to physicians that can help them determine patient risk characteristics with a higher degree of precision, increasing the accuracy of baseline risk characterization and improving the ability to determine the most appropriate degree of aggressiveness in establishing a treatment plan. Potential early adopters of our tests include primary care physicians and cardiologists that are advanced CVD diagnostic users, have offices with in-house phlebotomy capabilities and are members of small practices (with fewer than four physicians). According to a study we funded by, and for which we retained, L.E.K. Consulting, these potential early adopters represent a target market size of approximately 35,000 physicians in the United States, presenting a total market opportunity of approximately $1.2 billion, based on various assumptions.

        Physicians order from us sample processing kits, which include requisitions, blood collection tubes, and pre-labeled specimen shipping containers, required to support their anticipated testing volume. Physicians typically order additional sample processing kits on a weekly basis. The physician will have a phlebotomist or other healthcare professional perform the blood draw for each patient, typically in the physician's office. On average, one to four blood collection tubes are collected per patient based on the number of tests ordered by the physician. The physician or his/her office staff then processes the sample as per our specifications, completes our testing requisition, specifying the patient's demographic and insurance information, and lists all of our tests to be performed for that patient. The patient's blood collection tubes are then packaged with an ice-pack and shipped in our pre-labeled containers to our CLIA laboratory. Depending on the physician's practice test volume, multiple patient samples may be shipped in one of our containers. Blood collection tubes must be kept refrigerated and, in general, must be received by us for testing within four days from the time of blood draw. We enter into written agreements with physicians and laboratories under which we provide reimbursement for the specimen collection, processing and handling services performed by such providers. We believe this reimbursement is based on fair market value for the performance of the described services and that our written agreements are in compliance with applicable law.

        We provide our test results to physicians using easy-to-interpret reports that record the concentrations of biomarkers from the four CVD categories covered by our Advanced CVD Monitoring services. Our test reports include both current test results and historical patient test-related data. Physicians can use this data to monitor the patient's CVD risk, therapeutic response and disease progression over time. Using this comparative data, physicians can make better informed recommendations for subsequent therapeutic/lifestyle interventions and develop a customized treatment plan.

        We also engage clinical health educators, or CHEs, who educate, support and answer the questions of both physicians and patients on the added value of our CVD menu. Our goal is to enable a physician to have a comprehensive view of a patient's risk for CVD and enable the patient to better comply with the physician's treatment plan. An effective treatment plan can be tailored to the patient's test results and can include the use of therapeutics, lifestyle changes and/or other alternative therapy supplements. In addition, for patients at more elevated levels of risk, additional or follow-up visits may be scheduled to retest the elevated biomarkers as an assessment of the effectiveness of the treatment and the compliance of the patient with the treatment plan. Our test report provides the testing physician the biomarker test history of the patient so it may be used as a monitoring tool for the physician and the patient.

        We believe that our Advanced CVD Monitoring services provide the following benefits to our patients, enabling the reduction in overall healthcare costs and better patient compliance with treatment protocols.

Our Competitive Strengths

        We believe that our competitive strengths include the following:

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  Proprietary digital technology platform:  Our immunoassay diagnostic technology platform is capable of measuring single molecules in previously undetectable biomarker concentrations. Our high precision measurement enables the detection and periodic monitoring of CVD throughout the disease progression continuum. While we have initially utilized our technology for the detection and monitoring of CVD, our digital technology platform can be used to detect and monitor biomarkers that may be predictive of other chronic diseases, including Alzheimer's disease, Parkinson's disease, rheumatoid arthritis, Crohn's disease, certain cancers and inflammatory- and autoimmune-based disease.

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  Use of well-known biomarkers:  Our focus on utilizing well-known biomarkers with our digital technology platform allows us to leverage biomarkers known or validated in the acute setting and establish their prognostic value in the chronic monitoring setting. The prognostic value of high sensitivity cTnI for CVD detection in the chronic setting is cited in numerous studies and clinical peer-reviewed publications, including Clinical Chemistry and European Heart Journal. We believe this will reduce barriers to market adoption, lower clinical acceptance costs and alleviate reimbursement coverage decision challenges.

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  Focus on large and growing CVD market:  According to the AHA, CVD is the number one cause of death in the United States and is projected to grow substantially. In particular, the AHA estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. Key factors driving increased incidence and prevalence of CVD include an aging population, obesity, smoking, hypertension, diabetes and stress. Approximately 80% of premature CVD deaths are potentially preventable through early identification and management of CVD risk factors according to the WHO. We believe our strategy to provide prognostic value in the growing CVD market will result in physicians using our Advanced CVD Monitoring service to test their patients on a regular basis to detect chronic CVD early and effectively monitor disease progression.

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  Differentiated chronic CVD testing solution:  Our Advanced CVD Monitoring services combine our CVD menu with integrated comprehensive reports providing physicians with tools to enable the development of a personalized treatment plan for, and improved monitoring of, patients across the continuum of CVD progression. In addition, our CVD tests enable physicians to better identify and stratify patients at risk of developing CVD in advance of an actual cardiac event. As physicians continue to integrate our CVD testing solution in their patient treatment and monitoring plans, we believe we will be able to leverage these relationships to offer new testing solutions in chronic diseases beyond CVD.

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  Relationships with established Life Sciences customers:  We also market and sell our digital technology platform and immunoassay development services to customers in the Life Sciences industry to facilitate their research and drug development efforts. These customers serve as an important validation of our high precision technology platform. We believe that the immunoassay development we undertake for our Life Sciences customers will continue to serve as a pipeline for our diagnostic services by generating additional assays that we may make commercially available in our menu.

Business Strategy

        Our strategy is to be a leader in chronic disease detection and monitoring through our proprietary technology and CVD menu. The key elements of our strategy are the following:

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  Achieve broad-based adoption of our advanced CVD menu:  We plan to achieve broad-based adoption of our CVD menu by increasing our sales and marketing presence in the United States with both direct and contracted sales representatives. We believe that our Sgx HD cTnI test, together with our comprehensive CVD menu, is a critical factor in driving this adoption. We also expect to increase our brand awareness through our physician and patient education initiatives, as well as through sponsored research efforts in chronic disease detection and monitoring.

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  Increase market awareness and educate physicians about the clinical utility of our advanced CVD menu:  We intend to fund studies which will further demonstrate the clinical utility of well-known biomarkers through peer-reviewed publications. In addition, we intend to continue to work with our clinical advocates and key opinion leaders to further educate our current and potential customers on the clinical utility of our CVD menu. We intend to fund evidence-based healthcare economic studies which will provide empirical support for the potential healthcare cost savings of earlier detection and monitoring of CVD and other chronic diseases.

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  Expand our advanced CVD menu:  We will continue to focus on the expansion of our current CVD menu. We intend to introduce additional high-value tests in order to provide physicians with additional tools to implement a personalized treatment and monitoring program. In addition to optimizing our CVD menu, our research and development efforts are targeted at identifying other clinically-relevant and well-known biomarkers in CVD and other chronic diseases.

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  Develop and commercialize our second generation platform:  We are currently developing a second generation platform to enable the expansion of our business to the global IVD market. Our second generation system is a benchtop analyzer that we believe will offer significant throughput enhancements, faster results and expanded dynamic range than our current digital platform. We believe securing appropriate regulatory clearances will enable us to widely commercialize our second generation platform and significantly increase our market opportunity. We intend to initially focus our menu on CVD and subsequently on other chronic diseases.

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  Leverage our Life Sciences customer base:  Our Life Sciences customers include many top-tier pharmaceutical companies, academic institutions and CROs focused on biomarker discovery and drug research and development. The use of our digital technology platform in therapeutic research and drug development efforts enables us to work closely with these customers to develop new assays across a variety of chronic diseases. Because we generally retain the proprietary rights to any new assays we develop, we believe these Life Sciences customer relationships can result in new assays expanding our product offering.

Our Digital Technology Platform

        Our digital technology platform is a benchtop single-molecule counting instrument. We combine our digital technology platform with standard commercially available immunoassay sample preparation processes to digitally measure biomarker concentration. Since 2007, we have deployed our digital technology platform to over 20 Life Sciences customer locations for research use. Our open architecture allows our Life Sciences customers to utilize our platform either on their proprietary or conventional immunoassay to get a digital precision benefit for their clinical research and drug development across diseases. In 2009, we validated our digital technology platform and we received CLIA certification for our laboratory in Alameda, CA.

        Our digital technology platform achieves significantly improved sensitivity over other commercially available technologies to accurately quantify biomarker concentration in a variety of biological fluids, including blood plasma/serum and tissue lysates, due to our single molecule fluorescent detection capability. While we have initially focused our test menu on the detection and monitoring of CVD, our digital technology platform can be used to detect and monitor biomarkers that may be predictive of other chronic diseases, including Alzheimer's disease, Parkinson's disease, rheumatoid arthritis, Crohn's disease, certain cancers, and inflammatory- and autoimmune-based disease.

        Our technology platform enables the accurate and reproducible monitoring of biomarkers at a very low concentration levels of 0.1 pg/mL, to high concentration levels over 1,000 pg/mL. To achieve this level of performance, five key steps are required (depicted in the figure below):

Collection
Step 1: Sample Collection
• Low abundance biomarkers in complex biological samples
Standard Immunoassay Protocol
Step 2: Incubation
• A biological sample containing the targeted biomarker is introduced into a 96-well plate
• Magnetic beads coated with a "primary antibody" are added to a 96-well plate
• The combined sample and targeted biomarker is incubated with magnetic beads
Step 3: Washing + Fluorescent Labeling
• Magnetic separation and washing of combined sample to remove unbound antibodies
• Add secondary, or detection, antibody with fluorescent dye to sample solution for incubation
• Washing of combined sample to remove unbound detection antibody
Proprietary Singulex Technology
Step 4: Elution
• An elution buffer is added to separate the antibodies from the magnetic beads to create suspended fluorescently labeled antibodies in solution and transferred to a 384-well plate
Step 5: Counting
• Fluorescently labeled antibodies are introduced to our laser confocal microscope digital counter and single fluorescence molecules are individually detected and digitized

Life Sciences

        In addition to our Advanced CVD Monitoring service, we also sell our high precision digital technology platform and immunoassay development services to leading pharmaceutical companies, academic institutions and CROs. These Life Sciences customers purchase our immunoassay products, which consist of our digital technology instruments and reagents for use with the instruments, as well as contract for our immunoassay development services whereby we perform testing of customer samples at our laboratory, or we develop specific assays targeted to help them study therapeutic efficacy, pharmacodynamics, pharmacokinetics and drug safety. Our Life Sciences customers utilize our technology to assist in their research and development efforts. Specifically, our digital technology platform enables these customers to remove bottlenecks from their clinical development programs caused by a lack of high sensitivity measurement capabilities. For example, our technology can allow a pharmaceutical company to test the cardiotoxicity profile of a product candidate at a much earlier stage, resulting in more effective development efforts and potential for significant cost savings.

        In addition, the research and development teams of our customers incorporate our digital technology into early-stage biomarker monitoring and validation to identify biomarker candidates for chronic disease management and therapeutic development. Low abundance biomarkers have the potential to provide indications of specific conditions, thus allowing for more precise stratification of patient populations. Chronic low-level inflammation contributes to the pathogenesis of seven of the top 10 causes of mortality in the United States—heart disease, diabetes, stroke, cancer, Alzheimer's, lower respiratory disease and nephritis. Our digital inflammatory panels are currently focused on detecting and monitoring inflammation early, allowing physicians to better manage patients' inflammation. We believe our proprietary inflammatory panel tests will provide the basis for us to utilize our high precision technology in the detection and management of other chronic diseases in addition to CVD.

        We generally retain the proprietary rights to the assays we develop for our Life Sciences customers. We regularly evaluate these assays for potential synergies with our clinical offerings and consider them for potential inclusion in our test menu. We believe that the research and development efforts by our Life Sciences customers will help us expand our advanced monitoring services pipeline in other chronic disease areas, including those that we are currently pursuing in Alzheimer's disease, rheumatoid arthritis and Crohn's disease.

Competition

        We generally compete against providers of conventional lipid panel tests, as well as those providers of more advanced lipoprotein testing systems, with respect to our lipid panel. The lipid panel test is widely ordered by physician offices and performed in substantially all clinical diagnostic laboratories. It is relatively inexpensive and reimbursed by virtually all payors. However, the market for lipid panel tests is highly fragmented, and there is no dominant provider for these tests. Our lipid panel offering also competes against companies that offer other methods for measuring lipoproteins. Among the companies providing these tests are Berkeley HeartLab, Inc., now part of Quest Diagnostics, Atherotech, Inc., LipoScience, Inc., SpectraCell Laboratories, Inc. and Health Diagnostics Laboratory, Inc.

        There are also diagnostic tests available that measure other lipoprotein indicators of cardiovascular disease risk, including apolipoprotein B, or apoB, a protein found on both LDL and VLDL particles. The apoB assay is a non-proprietary test offered by many clinical diagnostic laboratories.

        We do not sell our proprietary Sgx HD cTnI test for use in the acute care setting. Thus, we do not compete with providers of cardiac troponin testing in the acute care setting.

        We expect the competition to intensify within the CVD market as there are several companies in the process of developing new technologies, products and services, including potentially other high-sensitivity troponin assays that may compete with our proprietary cTnI test in the chronic care setting or companies that provide cardiac troponin testing in the acute care setting.

        We compete against other life science tool companies in our sales efforts to our Life Science customers.

Sales and Marketing

  Advanced CVD Monitoring Services

        We utilize a two-pronged commercial approach in our Advanced CVD Monitoring services by using both contracted sales representatives through our relationship with BlueWave Healthcare Consultants, Inc., or BlueWave, and a direct sales force. We currently have a direct sale force covering 10 states and BlueWave sells our proprietary tests in 19 states. For the year ended December 31, 2011 and the six months ended June 30, 2012, a substantial portion of our revenues from our Advanced CVD Monitoring services was generated by our contracted sales force.

        BlueWave.    In June 2010, we entered into a seven-year agreement with BlueWave to provide our contract sales support. BlueWave is appointed as the exclusive sales agent of our proprietary tests in 18 states and non-exclusive sales agent in one state. BlueWave receives a sales commission based on cash collected by us from sales within these states. On an annual basis, we mutually agree with BlueWave on certain predefined sales targets. In the event that BlueWave fails to attain these sales targets, we have the option to make BlueWave's appointment non-exclusive. As our exclusive contracted sales agent, BlueWave has agreed not to offer for sale any third party testing services similar to our proprietary tests in the jurisdictions that we have appointed them as exclusive during the term of our sales agreement. In addition, BlueWave has a right of first negotiation to serve as our exclusive sales agent in any states in which we plan to expand our business subject to certain exceptions, including offering all of our proprietary tests that we intend to offer in any such new state. After expiration of the term of our agreement in June 2017, the agreement automatically renews for one-year periods, unless we or BlueWave decide otherwise. We also retain the right to terminate the agreement if BlueWave fails to attain predefined sales goals.

        Direct Sales Force.    In late 2010, we initiated a pilot direct sales force, consisting of two representatives, located in California and northern New Jersey to sell our full CVD menu. Based on the results of this pilot sales force initiative, we have added six additional sales representatives.

  Life Sciences

        We maintain a direct sales force in the United States and a direct and contracted sales force in Europe covering our Life Sciences customers. We intend to expand our direct sales force for Life Sciences customers in the United States, and we also intend to transition from a contracted sales organization in Europe to direct sales and customer support in the three key regions: Northern Europe, including the United Kingdom, Central Europe and Southern Europe. We may also explore business relationships with parties in Japan and other key Asian markets.

Testing and CLIA Laboratory Operations

        We operate our CLIA certified laboratory in Alameda, CA. This laboratory occupies 4,770 of usable square feet of space in our headquarters building in Alameda and is operational six days a week. Currently, the laboratory processes approximately 25,000 tests per week on average and, with additional laboratory staffing, the capacity can be increased to approximately 39,000 tests per week on average using the existing equipment and facilities. We estimate that an additional 15 full-time laboratory employees would be required to support these higher capacity operations.

        Approximately 50% of all ordered tests are our proprietary assays that are run on automated liquid handling robots and read on our digital platform instruments. The remaining ancillary tests are chemistry and immunoassays run on other automated and manual instruments. Typical turn-around time between receipt of a patient blood sample and completion of all ordered tests for each sample for final reporting is approximately four to five business days.

        Our proprietary tests are internally manufactured, while the majority of the other assays are purchased from Roche, Siemens AG and R&D Systems, Inc.

Research and Development

        Our primary research and development focus is the development of our second generation immunoassay platform for the IVD market. In connection with the commercialization of our second generation system, we intend to pursue regulatory approvals and clearances in target markets, including the United States, with a view towards allowing us to expand our customer base in the United States to include reference laboratories and to enable the decentralization of our technology both in the United States and internationally.

        We believe that our second generation system will be a cost-effective, easy-to-use, high-performance, fully automated platform focused on high-precision immunoassays for advanced management of CVD and other chronic diseases. Our second generation system is expected to include an advanced single-molecule fluorescence detector, which will be based on scanning the sample, as well as integrated reagent dispenser, washing and incubation systems. We anticipate that our second generation system will be less expensive to manufacture and feature an easy-to-use workflow with higher throughput and dynamic range performances.

        We also intend to develop a high-value, high-sensitivity immunoassay IVD test menu for use with our second generation system. We expect to focus our initial test menu on chronic CVD detection and monitoring.

        We are targeting implementation of the initial units of the second generation system in our CLIA laboratory in 2014. As part of our development plans, we may have to conduct clinical studies and seek the appropriate regulatory clearances necessary to enable commercialization of the second generation system and immunoassay tests broadly to clinical and reference laboratories and hospital laboratories with a goal of making the second generation system commercially available by 2016.

        Additionally, we continue to fund early-stage research and clinical studies involving our digital high-precision immunoassay technology and existing biomarkers to identify potential new applications in chronic disease detection and monitoring, as well as studies to identify and validate other biomarkers for our CLIA laboratory.

        As of June 30, 2012, we had 32 employees engaged in research and development functions. Our research and development expenses were $4.4 million, $3.7 million and $6.1 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $4.6 million for the six months ended June 30, 2012.

Intellectual Property

        Our success will depend in part on our ability to develop and maintain patent and other intellectual property rights for key aspects of our technology. We rely upon patents, unpatented trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We intend to aggressively protect, defend and extend our intellectual property rights in our technology.

  Patents

        As of June 30, 2012, our patent estate included five issued U.S. and foreign patents and 61 patent applications pending in the United States and various foreign jurisdictions throughout the world. One issued patent covers methods for using our digital platform technology, and one issued patent relates to our second generation system. These patents expire between 2025 and 2029.

  License from the Regents of the University of California

        We co-own with the Regents and have broadly and exclusively licensed from the Regents, under a royalty-bearing license, their interest in U.S. 7,838,250, which expires in 2027, and its related U.S. and foreign applications. This patent family covers methods for determining the cardiovascular health of an individual, cardiac damage in an individual and cardiac damage progression in an individual using high sensitivity detection of cTnI. The license provides that the Regents retain rights to make use of the licensed rights for educational and research purposes. Upon entry into the license, we paid the Regents a one-time $25,000 license fee and we are required to pay low single-digit royalites based on net sales of licensed products and methods, subject to a minimum annual royalty of $15,000. Upon the grant of first marketing approval by the FDA for a licensed product, we will be obligated to pay the Regents a one-time $10,000 milestone payment and, upon achievement of a specified sales threshold for licensed products, a one-time $50,000 milestone payment. To date, we have paid the Regents $100,920 pursuant to our obligations under the license agreement. We are obligated under the license to diligently proceed with the development, approval, manufacture and sale of licensed products and services and diligently market licensed products and services in quantities sufficient to meet market demand for the licensed products and services. We are also obligated to submit an application for marketing approval for products covered by the license agreement to the FDA by November 2013, with up to two one-year extensions available. We are obligated to pay the Regents $10,000 for each one-year extension under the license agreement with regard to a submission of an application for marketing approval to the FDA, and we currently anticipate utilizing at least one of the one-year extensions. This license lasts until the expiration or abandonment of the patent rights licenses; however, the Regents may terminate our license if we fail to perform our obligations under the license agreement and do not cure our failure within 60-days after receipt of a notice of default.

  Supply and License Agreement with Invitrogen Corporation/Molecular Probes Inc.

        In June 2006, we entered into a supply and license agreement with Invitrogen Corporation/Molecular Probes Inc. (now a subsidiary of Life Technology Corporation) covering the supply of the fluorescent dye for use in our digital platform technology instruments. The related license for the intellectual property associated with the fluorescent dye is non-exclusive and worldwide and covers the right to use and make use for sale the fluorescent dye. The license agreement also contains an option to license additional intellectual property, should we choose to purchase additional products for supply. We pay a nominal annual minimum royalty, single-digit royalties on net sales of relevant product and services after costs to us, which is creditable against the annual minimum royalty, and a royalty on any technology access fees. Unless terminated earlier, the supply and license agreement lasts until the last to expire of the patents covering the intellectual property. Subject to certain conditions, we may terminate the agreement on 30 days written notice. Invitrogen may terminate the license upon 60 days written notice to us in the event we have not purchased any product supply for a period of at least 12 consecutive months. Either party may terminate the agreement following written notification of a material breach and failure to resolve the breach pursuant to the dispute resolutions provisions of the agreement.

  Trademarks

        We hold registered trademarks in the United States for our marks "Singulex®," "Erenna®" and pending trademark applications for "Sgx LINK" (both for plain text and as a stylized mark), "Sgx HD" and the Singulex logo.

  Trade Secrets

        We require all employees and technical consultants working for us to execute confidentiality agreements, which provide that all confidential information received by them during the course of the employment, consulting or business relationship shall be kept confidential, except in specified circumstances. Our agreements with our employees and consultants provide that all inventions, discoveries and other types of intellectual property, whether or not patentable or copyrightable, conceived by the employee or consultant while the employee or consultant is employed or engaged by us are assigned to us. We cannot provide any assurance, however, that employees and consultants will abide by the terms of these agreements. Despite measures taken to protect our intellectual property, unauthorized parties might copy or commercially exploit aspects of our technology or obtain and use information that we regard as proprietary.

Manufacturing

        We manufacture our reagents and proprietary assay research test kits in approximately 2,235 square feet of our laboratory operations facility in Alameda, CA. Our research test kits are manufactured using off-the-shelf components available through multiple suppliers. The manufacturing process uses general laboratory equipment, formulation tanks and overhead mixers to produce the reagents that are assembled into assay kits. In 2011, our manufacturing group produced over 12,000 assay kits and other ancillary reagents and components. Kit capacity in our current facility is a function of the kit batch size and the number of kit batches that can be made. Our current infrastructure is capable of producing six kit batches per month to provide an annual production capacity of 57,600 kits if the kit batch sizes are 800 kits or larger.

        Our current benchtop analyzers are assembled at Invetech Pty, Ltd., a certified diagnostic contract manufacturer located in Australia. The components are sourced from a multitude of U.S. and Australian suppliers. The finished instruments are shipped to our Alameda, CA facilities for final testing and release into inventory.

Reimbursement

        Physicians and other healthcare providers order our tests directly from us. We have the responsibility for securing reimbursement from payors. Billing for laboratory tests is based on complex federal, state and third party payor laws, regulations and requirements governing billing and payments. Such requirements are also subject to change on an ongoing basis.

        Clinical laboratory tests, as with most other healthcare services, are classified for reimbursement purposes according to their respective current procedural terminology, or CPT, codes. We obtain reimbursement for our tests under existing, specific and non-specific CPT codes. Our tests are reimbursed by Medicare, some state Medicaid programs and commercial third party payors. Under current law, most of the tests performed for Medicare beneficiaries or Medicaid recipients are required to be billed to Medicare or Medicaid directly, and we must accept Medicare or Medicaid reimbursement as payment in full. For the year ended December 31, 2011 and the six months ended June 30, 2012, approximately 17% and 19%, respectively, of our revenue was derived from reimbursement from Medicare for tests performed on Medicare covered patients. Outpatient clinical laboratory tests are frequently paid under a clinical laboratory fee schedule, including a Medicare fee schedule. The Medicare clinical laboratory fee schedule and reimbursement levels frequently serve as reference points for commercial third party payors. As of June 30, 2012, major commercial third party payors such as Aetna, United Healthcare, Cigna, Blue Cross Blue Shield and Humana have reimbursed our tests. We do not currently have contracts in place with any commercial third party payor specifying reimbursement rates and other terms, and as a result we are currently reimbursed by these payors on an out-of-network basis.

        Both government and commercial payors are actively involved in efforts to reduce healthcare costs, including reimbursement for clinical laboratory tests. Such efforts, coupled with the complex nature of billing and reimbursement requirements can have a significant impact on our business. The Patient Protection and Affordable Care Act, and the related Healthcare and Education Reconciliation Act, or PPACA, which was recently upheld by the United States Supreme Court, will make substantial changes to the current systems for providing insurance coverage and paying for healthcare services in the United States. We monitor the mix of payors reimbursing for our tests and evaluate our responsibilities under various federal and state regulations governing reimbursement for laboratory tests, as well as the requirements of commercial third party payors.

Government Regulation

  Laboratory Certification, Accreditation and Licensing

        We have obtained all federal and state licenses, certificates and permits necessary to conduct our diagnostic testing business. CLIA requires us and most clinical laboratories operating in the United States to maintain federal certification. The State of California also requires us to maintain a laboratory license. In addition, the laws of some states require licensure for our laboratory, even though we do not operate a laboratory in those states.

        CLIA imposes requirements relating to test processes, personnel qualifications, facilities and equipment, record keeping, quality assurance and participation in proficiency testing, which involves comparing the results of tests on specimens that have been specifically prepared for our laboratory to the known results of the specimens. The CLIA requirements also apply as a condition for participation by clinical laboratories under the Medicare program. Under the CLIA regulations, the complexity of the tests performed determines the level of regulatory control.

        HHS or an organization to which HHS delegates authority verifies compliance with CLIA standards through periodic on-site inspections. Sanctions for failure to meet these certification, accreditation and licensure requirements include suspension or revocation of the certification, accreditation or license, as well as imposition of plans to correct deficiencies, injunctive actions and civil monetary and criminal penalties. If HHS should remove or suspend our CLIA certificate, we would be forced to cease testing.

  Advertising

        Advertising of our tests is subject to regulation by the Federal Trade Commission, or FTC, under the FTC Act. The FTC Act prohibits unfair or deceptive acts or practices in or affecting commerce. Violations of the FTC Act, such as failure to have substantiation for product claims, would subject us to a variety of enforcement actions, including compulsory process, cease and desist orders and injunctions, which can require, among other things, limits on advertising, corrective advertising, consumer redress and restitution, as well as substantial fines or other penalties. Any enforcement actions by the FTC could have a material adverse effect our business.

  HIPAA and Other Privacy Laws

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, established for the first time comprehensive protection for the privacy and security of health information, and the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, expanded upon the data security requirements of HIPAA. The HIPAA standards apply to three types of organizations, or "Covered Entities": health plans, healthcare clearing houses, and healthcare providers which conduct certain healthcare transactions electronically. Covered Entities and their business associates must have in place administrative, physical, and technical standards to guard against the misuse of individually identifiable health information. Because we are a healthcare provider and we conduct certain healthcare transactions electronically, we are presently a Covered Entity, and we must have in place the administrative, physical, and technical safeguards required by HIPAA, HITECH and their implementing regulations. Additionally, some state laws impose privacy protections more stringent than HIPAA. We may perform future activities which may subject us to HIPAA, such as providing clinical additional laboratory testing services or entering into specific kinds of relationships with a Covered Entity or a business associate of a Covered Entity.

        If we or our operations are found to be in violation of HIPAA, HITECH or their implementing regulations, we may be subject to penalties, including civil and criminal penalties, fines, exclusion from participation in U.S. federal or state healthcare programs and the curtailment or restructuring of our operations. HITECH increased the civil and criminal penalties that may be imposed against Covered Entities, their business associates and possibly other persons and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions.

        Our activities must also comply with other applicable privacy laws. For example, there are also international privacy laws that impose restrictions on the access, use and disclosure of health information. All of these laws may impact our business. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain tissue samples and associated patient information could significantly impact our business and our future business plans.

  Federal and State Billing and Fraud and Abuse Laws

        Antifraud Laws/Overpayments.    As participants in federal and state healthcare programs, we are subject to numerous federal and state antifraud and abuse laws. Many of these antifraud laws are broad in scope, and neither the courts nor government agencies have extensively interpreted these laws. Prohibitions under some of these laws include:

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  the submission of false claims or false information to government programs;

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  deceptive or fraudulent conduct;

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  excessive or unnecessary services or services at excessive prices; and

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  under federal law, prohibitions in defrauding private sector health insurers.

        We could be subject to substantial penalties for violations of these laws, including denial of payment and refund demands, suspension of Medicare payments and exclusion from participation in the federal healthcare programs, as well as civil monetary and criminal penalties and imprisonment. One of these statutes, the Civil False Claims Act, is a key enforcement tool used by the government to combat healthcare fraud. The Civil False Claims Act imposes liability on any person who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. In addition, violations of the federal physician self-referral laws, such as the Stark laws discussed below, may also violate false claims laws. Liability under the Civil False Claims Act can result in treble damages and imposition of penalties. For example, we could be subject to penalties of $5,500 to $11,000 per false claim, and each use of our tests could potentially be part of a different claim submitted to the government. Separately, the HHS office of the Office of Inspector General, or OIG, can exclude providers found liable under the Civil False Claims Act from participating in federally funded healthcare programs, including Medicare. The steep penalties that may be imposed on laboratories and other providers under this statute may be disproportionate to the relatively small dollar amounts of the claims made by these providers for reimbursement. In addition, even the threat of being excluded from participation in federal healthcare programs can have significant financial consequences on a provider.

        Numerous federal and state agencies enforce the antifraud and abuse laws. In addition, private insurers may also bring private actions or may encourage and support federal and state legislation regarding reimbursement. In some circumstances, private whistleblowers are authorized to bring fraud suits on behalf of the government against providers and are entitled to receive a portion of any final recovery.

  Federal and State "Self-Referral" and "Antikickback" Restrictions

        Self-Referral law.    We are subject to a federal "self-referral" law, commonly referred to as the "Stark" law, which provides that physicians who, personally or through a family member, have ownership interests in or compensation arrangements with a laboratory are prohibited from making a referral to that laboratory for laboratory tests reimbursable by Medicare. The Stark law also prohibits laboratories from submitting a claim for Medicare payments for laboratory tests referred by physicians who, personally or through a family member, have ownership interests in or compensation arrangements with the testing laboratory. The Stark law contains a number of specific exceptions which, if met, permit physicians who have ownership or compensation arrangements with a testing laboratory to make referrals to that laboratory and permit the laboratory to submit claims for Medicare payments for laboratory tests performed pursuant to such referrals.

        We are also subject to comparable state laws, some of which apply to all payors regardless of source of payment and do not contain identical exceptions to the Stark law.

        We monitor the impact of such Stark laws on requests for our testing services from physicians who are members of our advisory board. We do not bill Medicare, or any other federal program, or seek reimbursement from other third party payors for tests ordered by such physicians. The self-referral laws may cause some physicians who would otherwise use our laboratory to use other laboratories for their testing.

        Providers are subject to sanctions for claims submitted for each service that is furnished based on a referral prohibited under the federal self-referral laws. These sanctions include denial of payment and refunds, civil monetary payments and exclusion from participation in federal healthcare programs and civil monetary penalties.

        Anti-Kickback Statute.    The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. The term "remuneration" is not defined in the federal Anti-Kickback Statute and has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payment, ownership interests and providing any item, service or compensation for something other than fair market value. The reach of the Anti-Kickback Statute was also broadened by the Patient Protection and Affordable Care Act of 2010, or PPACA, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute and certain criminal healthcare fraud statutes, effective March 23, 2010. Pursuant to the statutory amendment, a person or entity no longer must have actual knowledge of this statute or specific intent to violate it in order to violate the statute. In addition, PPACA provides that the federal government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the Civil False Claims Act or the civil monetary penalties statute. The civil monetary penalties statute imposes penalties against any person who is determined to have presented, or caused to be presented, to a federal health program a claim that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Sanctions for violations of the federal Anti-Kickback Statute may include imprisonment and other criminal penalties, civil monetary penalties and exclusion from participation in federal healthcare programs.

        The OIG has criticized a number of the business practices in the clinical laboratory industry as potentially implicating the Anti-Kickback Statute, including compensation arrangements intended to induce referrals between laboratories and entities from which they receive, or to which they make, referrals.

        Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs, and do not contain identical safe harbors.

        Both the federal Anti-Kickback Statute and some state anti-kickback law are broad in scope. Neither the courts nor federal or state agencies have extensively interpreted these laws. The anti-kickback laws clearly prohibit payments for patient referrals. Under a broad interpretation, these laws could also prohibit a broad array of practices involving remuneration where one party is a potential source of referrals for the other.

        Other Compliance Requirements.    If we or our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in U.S. federal or state healthcare programs and the curtailment or restructuring of our operations. We may also be subject to penalties, damages, and civil liabilities for violations of HIPAA, HITECH and other privacy laws. We are subject to federal and state laws that require healthcare providers to adopt written policies and procedures for billing, sales and marketing and reimbursement activities, designate privacy and compliance officers, provide ongoing training and, in some cases, self-reporting of overpayments to government and other payors. To the extent that any of our tests are sold in a foreign country in the future, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, implementation of corporate compliance programs, reporting of payments or transfers of value to healthcare professionals and privacy laws that may be more stringent than those applicable to our business in the United States. To reduce the risks associated with these various laws and governmental regulations, we are in the process of adopting a written compliance plan based on the model compliance program for clinical laboratories published by the Office of Inspector General. We will monitor and amend, as needed, such compliance plan as our business grows and changes. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

        In addition, governmental regulations and commercial third party payor rules governing the ordering, reporting and reimbursement for laboratory tests are continually subject to review and refinement. We anticipate that we may need to adapt our policies, procedures and compliance plan in the future to address any such changes.

  Other Laws

        Laboratory-Developed Tests.    Our proprietary tests are considered laboratory-developed tests, or LDTs. The FDA maintains that LDTs are subject to the FDA's authority as diagnostic medical devices under the FDCA, but historically the FDA has exercised its enforcement discretion and not enforced applicable regulations with respect to most tests performed by CLIA-certified laboratories. The FDA has recently indicated that it intends to reconsider its current policy of enforcement discretion and to begin drafting an oversight framework for LDTs.

        Specimen Transportation.    We also are subject to regulations of the Department of Transportation, the United States Postal Service and the CDC which apply to the surface and air transportation of clinical laboratory specimens.

        Environmental Compliance.    We handle and dispose of human fluids and medical waste, such as vials and needles, in connection with our operations. The fluids and waste are treated as biohazardous material. We must comply with numerous federal, state and local statutes and regulations, particularly, to the extent applicable, the Medical Waste Tracking Act of 1988 and the Resource Conservation and Recovery Act. The statutes with which we must comply relate to public health and the environment, including practices and procedures for labeling, handling and storage of, and public disclosure requirements regarding, medical waste, hazardous and toxic materials or other substances generated by operation of clinical laboratories. We must also comply with environmental protection requirements, such as standards relating to the discharge of pollutants into the air, water and land, emergency response and remediation or cleanup in connection with medical waste, hazardous and toxic materials or other substances.

Additional Government Regulation That May Apply to us in the Future

        Although we are continuing to develop our commercialization strategy for our second generation system, we expect that as we commercialize such second generation system to make our technology platform and CVD menu more widely available through clinical and reference laboratories and hospitals we will become subject to additional government regulations both in the United States and internationally relating to regulatory clearances for IVDs.

        In the United States, IVDs are regulated by the FDA as medical devices under the Federal Food, Drug and Cosmetic Act, or FDCA. There are two regulatory pathways to receive authorization to market in vitro diagnostics: a 510(k) premarket notification and a premarket approval application, or PMA. The FDA makes a risk-based determination as to the pathway for which a particular in vitro diagnostic is eligible.

        The information that must be submitted to the FDA in order to obtain clearance or approval to market a new medical device varies depending on how the medical device is classified by the FDA. Medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls, including labeling and adherence to FDA's quality system regulation, which are device-specific good-manufacturing practices. Class II devices are subject to general controls and special controls, including performance standards and postmarket surveillance. Class III devices are subject to most of these requirements, as well as to premarket approval. Most Class I devices are exempt from premarket submissions to the FDA; most Class II devices require the submission of a 510(k) premarket notification to the FDA; and Class III devices require submission of a PMA. Most in vitro diagnostic kits are regulated as Class I or II devices and are either exempt from premarket notification or require a 510(k) submission.

        A 510(k) notification requires the sponsor to demonstrate that a medical device is substantially equivalent to another marketed device, termed a "predicate device," that is legally marketed in the United States and for which a PMA was not required. A device is substantially equivalent to a predicate device if it has the same intended use and technological characteristics as the predicate or if it has the same intended use but different technological characteristics and the information submitted to the FDA does not raise new questions of safety and effectiveness and demonstrates that the device is at least as safe and effective as the legally marketed device. The FDA's performance goal review time for a 510(k) notification is 90 days from the date of receipt, however, in practice, the review often takes longer. In addition, the FDA may require information regarding clinical data in order to make a decision regarding the claims of substantial equivalence. Clinical studies of in vitro diagnostic products are typically designed with the primary objective of obtaining analytical or clinical performance data. If the FDA believes that the device is not substantially equivalent to a predicate device, it will issue a "Not Substantially Equivalent" letter and designate the device as a Class III device, which will require the submission and approval of a PMA before the new device may be marketed.

        The PMA process is more complex, costly and time-consuming than the 510(k) process. A PMA must be supported by more detailed and comprehensive scientific evidence, including clinical data, to demonstrate the safety and efficacy of the medical device for its intended purpose. If the device is determined to present a "significant risk," the sponsor may not begin a clinical trial until it submits an investigational device exemption, or IDE, to the FDA and obtains approval from the FDA to begin the trial. After the PMA is submitted, the FDA has 45 days to make a threshold determination that the PMA is sufficiently complete to permit a substantive review. If the PMA is complete, the FDA will file the PMA. The FDA is subject to a performance goal review time for a PMA of 180 days from the date of filing, although in practice this review time is longer. Questions from the FDA, requests for additional data and referrals to advisory committees may delay the process considerably. Indeed, the total process may take several years, and there is no guarantee that the PMA will ever be approved. Even if approved, the FDA may limit the indications for which the device may be marketed. The FDA may also request additional clinical data as a condition of approval or after the PMA is approved. Any changes to the medical device may require a supplemental PMA to be submitted and approved.

        Under the medical device regulations, the FDA regulates quality control and manufacturing procedures by requiring medical device manufacturers to demonstrate and maintain compliance with the quality system regulation, which sets forth the FDA's current good-manufacturing practices requirements for medical devices. The FDA monitors compliance with the quality system regulation and current good-manufacturing practices requirements by conducting periodic inspections of manufacturing facilities. In the future, we could be subject to unannounced inspections by the FDA. Violations of applicable regulations noted by the FDA, during inspections of our manufacturing facilities or the manufacturing facilities of these third parties, could adversely affect the continued marketing of our tests.

        The FDA also enforces post-marketing controls that include the requirement to submit medical device reports to the agency when a manufacturer becomes aware of information suggesting that any of its marketed products may have caused or contributed to a death, serious injury or serious illness or when any of its products has malfunctioned and a recurrence of a malfunction would likely cause or contribute to a death or serious injury or illness. The FDA relies on medical device reports to identify product problems and utilizes these reports to determine, among other things, whether it should exercise its enforcement powers. The FDA may also require postmarket surveillance studies for specified devices.

        FDA regulations also govern, among other things, the preclinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices. In addition to compliance with good-manufacturing practices and medical device reporting requirements, we will be required to comply with the FDCA's general controls, including establishment registration, device listing and labeling requirements. If we fail to comply with any requirements under the FDCA, we could be subject to, among other things, fines, injunctions, civil penalties, recalls or product corrections, total or partial suspension of production, denial of premarket notification clearance or approval of products, rescission or withdrawal of clearances and approvals, and criminal prosecution. We cannot assure you that any final FDA policy, once issued, or future laws and regulations concerning the manufacture or marketing of medical devices will not increase the cost or time to market of new or existing tests. Furthermore, any current or future federal and state regulations also will apply to future tests developed by us.

        If our promotional activities fail to comply with these FDA regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to issue warning letters or untitled letters, suspend or withdraw a product from the market, require a recall or institute fines or civil fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution.

        International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The primary regulatory environment in Europe is that of the European Union, or EU, which includes most of the major countries in Europe. Currently, 27 countries make up the EU. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EU with respect to medical devices. The EU has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe.

        Outside of the EU, regulatory approval needs to be sought on a country-by-country basis in order to market medical devices. Although there is a trend towards harmonization of quality system standards, regulations in each country may vary substantially which can affect timelines of introduction.

Employees

        As of June 30, 2012, we had 177 total employees. We have no collective bargaining agreements with our employees and we have not experienced any work stoppages. We consider our employee relations to be good.

Facilities

        Our corporate headquarters, including our CLIA laboratory, are located in Alameda, California, where we currently lease approximately 34,000 square feet of office and laboratory space. The primary lease for these facilities, as amended in January 2008, covers approximately 34,000 square feet of office and laboratory space and expires in February 2013. The short-term lease covers additional office space of approximately 1,754 square feet and is terminable upon 60 days' written notice from either party. In August 2012, we entered into a new lease for our corporate headquarters, including a CLIA laboratory, in Alameda, California covering approximately 52,000 square feet. This lease commences on February 1, 2013 and expires in June 2023. We have the option to renew the lease for two five-year additional terms.

        We believe that our current facilities are suitable and adequate to meet our current needs and that suitable additional or substitute space will be available to accommodate future growth of our business.

Legal Proceedings

        We are not currently a party to any pending legal proceedings. However, we may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

Management

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors, as of October 1, 2012:

Name	Age	Position(s)
Executive Officers
Philippe J. Goix, Ph.D.	52	Director, President and Chief Executive Officer
Michael Bell	43	Chief Financial Officer
Frederick Steven Feinberg	60	Senior Vice President of Sales and Marketing and Chief Commercial Officer
Guido Baechler	47	Senior Vice President, Operations
Non-Employee Directors
Heiner Dreismann, Ph.D.(2)(3)	59	Lead Independent Director
Carl L. Gordon, Ph.D., CFA(1)(2)	47	Director
André Marion(1)(3)	77	Director
R. Douglas Norby(1)(2)	77	Director
Stephen L. Rose, CMA(3)	47	Director
Fred K. Vogt	67	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers

        Philippe J. Goix, Ph.D. has served as our President and Chief Executive Officer and a member of our board of directors since September of 2004. Dr. Goix has more than a decade of entrepreneurial biotechnology experience leading product-centered innovation companies backed by institutional venture capitalists. Prior to joining us, Dr. Goix held successive positions as President and Chief Technology Officer of Guava Technologies, Inc., a biotechnology and medical device company that he founded in June of 1997. Prior to this experience, Dr. Goix worked for more than 15 years in the field of laser analytical devices applied to fluid mechanics. He worked at the French National Center for Scientific Research, as a research associate, at Sandia National Laboratories and at Stanford University, as a scientist working with laser-based diagnostic tools and complex fluidics systems. Dr. Goix holds a doctorate in Physics from University of Rouen, France and an MBA from the University of San Francisco. As our President and Chief Executive Officer for over seven years, Dr. Goix brings expertise and knowledge regarding our business and operations to our board of directors. He also brings to our board of directors leadership skills, strategic guidance and operational vision from prior experience in our industry.

        Michael Bell has served as our Chief Financial Officer since May of 2012. As a finance professional, Mr. Bell has more than 18 years of international experience gained from a range of strategic, commercial and operational finance positions. From 2008 to 2012, Mr. Bell held finance positions at Novartis Diagnostics, and prior to joining us served as Global Head of Finance where he was a member of the Diagnostics Leadership Team and had overall responsibility for finance and accounting across the worldwide business. From 2006 to 2008, Mr. Bell served as Finance Head for the Asia Pacific, Middle East & Africa regions for Novartis Vaccines, where he focused on commercial finance strategies and operations in emerging markets. Prior to this, Mr. Bell was a Finance Director for Chiron Corporation, a multinational biotechnology firm. Before joining the healthcare industry, Mr. Bell spent 10 years in public accounting with Ernst & Young LLP and Deloitte Touche Tohmatsu Limited, where he led a wide-range of audit and consulting engagements. Mr. Bell is a Fellow of the Institute of Chartered Accountants in England & Wales and received a bachelor's degree in Mathematics with Computing from the University of Leicester in the United Kingdom.

        Frederick Steven Feinberg has served as our Senior Vice President of Sales and Marketing and our Chief Commercial Officer since October 2011 and has more than 30 years of experience in the healthcare industry. Prior to joining us, from 2008 until 2011, Mr. Feinberg was the Vice President and Zone General Manager for Siemens Healthcare, an international supplier of diagnostic and therapeutic equipment, where he was responsible for the healthcare business in the western zone of the United States. From 2006 to 2008, Mr. Feinberg served as President and Chief Executive Officer of Siemens Asahi Medical Technologies in Japan, and from 2001 until 2006, he served as President of Siemens China Medical Solutions Group and was appointed Executive Vice President and a member of the Management Board for Siemens China. From 2002 until 2008, Mr. Feinberg served as member of the boards of directors of several subsidiaries of Siemens AG. Prior to joining Siemens, Mr. Feinberg held various senior management positions for medical device companies such as Acuson Corporation, Diasonics, Inc., General Electric, Inc. and Medtronic, Inc. Mr. Feinberg holds a bachelor's degree in Biological Sciences from the University of California, Davis and a Nuclear Medicine Technology Diploma from the University of Southern California/LA County Medical Center.

        Guido Baechler has served as our Senior Vice President of Operations since January of 2010, and prior to this, he served as our Vice President of Diagnostics from 2008 until 2009. From 1989 until 2008, Mr. Baechler held leadership positions at Roche Molecular Diagnostics, or RMD, in both Switzerland and California, within research, development, marketing and executive management. Immediately prior to joining us, Mr. Baechler served as the Head of Operational Project Management at RMD where he led the implementation of the diagnostic project pipeline. Prior to this experience, he served as Vice President of Global Program Management and a member of the RMD executive team. Mr. Baechler holds a bachelor's degree in Electrical Engineering from Fachhochschule Brugg-Windisch in Switzerland. He also completed a series of executive finance and management classes at the London School of Business and at the Haas Business School in Berkeley.

Non-Employee Directors

        Heiner Dreismann, Ph.D. has been a member of our board of directors since June of 2007 and has over 26 years of experience in biotech and healthcare companies. Since May of 2008, Dr. Dreismann has served as Interim Chief Executive Officer of GeneNews Limited, a public diagnostics company. From 2006 until 2009, Dr. Dreismann served as the Chief Executive Officer of Vectrant Technologies, Inc., an early-stage molecular diagnostic company. From 2001 until 2006, Dr. Dreismann served as President and Chief Executive Officer of Roche Molecular Systems, Inc., a division of Hoffmann-La Roche Ltd., or Roche, focused on clinical molecular diagnostics. Before serving in these roles, he held various management positions in Roche, among them Head of Integration Office Diagnostics and Head of Global Business Development for Roche Diagnostics. Dr. Dreismann currently serves on the boards of directors of Myriad Genetics, Inc., Med BioGene Inc. and GeneNews Ltd., each a public company in the life sciences and healthcare diagnostics sectors. Dr. Dreismann received his M.A. in Biology and his Ph.D. in Microbiology/Molecular Biology both from Westfaelische Wilhelms University (The University of Münster) in Germany. Dr. Dreismann brings to our board of directors significant expertise in the biotech and healthcare sectors from both his advanced degree and from previous executive leadership positions. In addition, Dr. Dreismann's experience as a director of public life sciences companies provides the board of directors with valuable insights to assist in achieving our goals.

        Carl L. Gordon, Ph.D., CFA has been a member of our board of directors since June of 2007. Dr. Gordon co-founded OrbiMed Advisors LLC, or OrbiMed, in 1998, and since that time, he has served as a General Partner and Co-Head of Private Equity. He is experienced in both private equity and small-capitalization public equity investments. Prior to his experience at OrbiMed, Dr. Gordon was a senior biotechnology analyst at Mehta and Isaly, a pharmaceutical consulting firm and predecessor to OrbiMed, from 1995 to 1997. From 1993 to 1995, Dr. Gordon was a fellow at The Rockefeller University. He received his Ph.D. in Molecular Biology from the Massachusetts Institute of Technology and a bachelor's degree from Harvard College. From August 2009 until June 2012, Dr. Gordon also served on the board of directors of Complete Genomics, Inc., a life sciences company. As a venture capitalist focused on life science companies who sits on numerous boards, Dr. Gordon provides financial and operational expertise regarding our industry. In addition, Dr. Gordon provides substantial expertise in the particularly relevant scientific field of molecular biology, and his financial credentials are valuable toward his service on our audit committee.

        André Marion has been a member of our board of directors since June of 2006. Mr. Marion is an experienced entrepreneur and industry expert who obtained over 25 years of management and commercialization experience in the life sciences industry before his retirement in 1995. Mr. Marion was a founder of Applied Biosystems, Inc., or ABI, a large supplier of instruments for the biotechnology research market, where he worked from 1981 until 1995. He served as President, Chief Executive Officer and chairman of the board of directors from 1987 through the time of ABI's merger with Perkin Elmer Corporation in 1993. Prior to founding ABI, Mr. Marion held several research and development managerial positions at Hewlett-Packard Corporation. Mr. Marion holds an advanced degree from the French École Nationale Supérieure d'Arts et Métiers in both Mechanical and Electrical Engineering. With decades of experience in the life science sector, Mr. Marion provides our board of directors with seasoned business judgment and valuable insights relevant to our industry.

        R. Douglas Norby has been a member of our board of directors since July of 2012. Mr. Norby acquired more than 25 years of experience working as a financial executive in a range of industries for both early-stage and public companies before he retired from full-time employment in 2006. From 2003 until 2006, Mr. Norby served as the Senior Vice President and Chief Financial Officer for Tessera Technologies, Inc., a public semiconductor intellectual property company. Prior to his experience at Tessera, from 2000 to 2003, Mr. Norby served as the Chief Financial Officer for Zambeel, Inc., a data storage company, and Novalux, Inc., a manufacturer of lasers for optical networks. Prior to holding these positions, from 1996 to 2000, Mr. Norby served as the Senior Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, where he also served as a director. From 1993 to 1996, Mr. Norby served as the Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from 1992 to 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. Prior to this experience, from 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is currently a director of several semiconductor companies including Ikanos Communications, Inc., InvenSense, Inc., MagnaChip Semiconductor Corp and STATS ChipPAC, Ltd. He is also currently a director of Alexion Pharmaceuticals, Inc., a pharmaceutical company, and was a director of Intellon Corporation, a semiconductor company, from 2007 to 2009. Mr. Norby received a bachelor's degree in Economics from Harvard University and an M.B.A. from Harvard Business School. Mr. Norby brings to our board or directors extensive experience related to business and financial issues as well as financial credentials and expertise conducive to his service on our audit committee.

        Stephen L. Rose, CMA has been a member of our board of directors since September of 2004. Since 1997, Mr. Rose has managed the venture capital investments of H. Fisk Johnson, Ph.D., Chairman of the Board, the Chairman and Chief Executive Officer of S.C. Johnson and Son Inc., or S.C. Johnson.

In January of 2001, Mr. Rose became a member of Fisk Ventures, LLC, or Fisk, which was formed to manage these investments. In 2005, Mr. Rose was appointed as a Managing Director of Fisk, and he continues in these roles to this day. In this capacity, Mr. Rose serves on the boards of several early-stage, technology-based companies and has over 15 years of experience in venture investing. Mr. Rose previously has held several positions with S.C. Johnson, both in the United States and in Canada, including positions in strategic planning, new business and new product development, and financial and business management. Mr. Rose has an Honors Bachelor of Commerce degree from McMaster University and is also a Certified Management Accountant. As a venture capitalist with experience on several emerging company boards, Mr. Rose provides our board of directors with financial and operational expertise.

        Fred K. Vogt has been a member of our board of directors since our incorporation in 2002. Prior to his retirement in 2000, Mr. Vogt amassed 28 years of operations and manufacturing experience in the pharmaceutical industry, and he currently provides consulting services to senior management executives through FKV Enterprises LLC. From 1997 until 2000, Mr. Vogt served as a Senior Vice President of Specialty Chemicals at Tetra Technologies Inc., a chemical manufacturer. Prior to this experience, he worked for 25 years for Mallinckrodt, Inc., a chemical and pharmaceutical company, in a variety of manufacturing and business positions. Mr. Vogt has a bachelor's degree in Chemical Engineering, a master's degree in Engineering Administration and Honorary Professional Chemical Engineering degree from the University of Missouri at Rolla. Mr. Vogt brings to our board of directors a long-standing familiarity with our business, including industry and operational experience.

Board Composition

Director Independence

        Our board of directors currently consists of seven members, including our Chief Executive Officer, Dr. Goix. Effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part, Mr. Vogt will cease to be a member of our board of directors and our board of directors will consist of six directors. Our board of directors has determined that all of our directors qualify as "independent" directors in accordance with the New York Stock Exchange, or NYSE, listing requirements, other than Dr. Goix. Dr. Goix is not considered independent because he is an employee of Singulex. The NYSE independence definitions include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In making these determinations, our board of directors will review and discuss information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our current directors or executive officers.

Classified Board of Directors

        In accordance with our amended and restated certificate of incorporation to be in effect immediately prior to the consummation of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the consummation of this offering, our directors will be divided among the three classes as follows:

  •
  the Class I directors will be Heiner Dreismann, Ph.D. and Philip J. Goix, Ph.D. and their terms will expire at the annual meeting of stockholders to be held in 2013;

  •
  the Class II directors will be Carl L. Gordon, Ph.D., CFA and R. Douglas Norby and their terms will expire at the annual meeting of stockholders to be held in 2014; and

  •
  the Class III directors will be André Marion and Stephen L. Rose, CMA and their terms will expire at the annual meeting of stockholders to be held in 2015.

        Our amended and restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Voting Arrangements

        The election of the members of our board of directors is governed by the amended and restated investors rights agreement that we have entered into with certain holders of our common stock and holders of our convertible preferred stock. Pursuant to the amended and restated investors rights agreement the authorized number of directors on our board of directors shall be established at nine directors. The amended and restated investors rights agreement also provides that:

  •
  the holders of a majority of our Series A Preferred Stock, voting separately as a single class, have the right to designate one director to our board of directors, and the holders have designated Mr. Vogt;

  •
  for so long as Prolog Ventures, LLC and certain of its affiliates hold at least 25% of the number of shares of Series B Preferred Stock initially purchased by them (or shares issued upon conversion thereof), Prolog has the right to designate one director to our board of directors, and this seat is currently vacant;

  •
  for so long as Fisk Ventures, LLC and certain of its affiliates hold at least 25% of the number of shares of Series C Preferred Stock initially purchased by them (or shares issued upon conversion thereof), Fisk has the right to designate one director to our board of directors, and Fisk has designated Mr. Rose;

  •
  for so long as OrbiMed Advisors, LLC and certain of its affiliates hold at least 25% of the number of shares of Series D Preferred Stock initially purchased by them (or shares issued upon conversion thereof), OrbiMed has the right to designate one director to our board of directors, and OrbiMed has designated Dr. Gordon;

  •
  for so long as JAFCO Co. Ltd. and certain of its affiliates hold at least 25% of the number of shares of Series E Preferred Stock initially purchased by them (or shares issued upon conversion thereof), JAFCO has the right to designate one director to our board of directors, and this seat is currently vacant;

  •
  one director on our board of directors is to be the current Chief Executive Officer of the Company, who is currently Dr. Goix; and

  •
  three additional directors on our board of directors are designated by a majority of the directors listed above, and such directors have designated Dr. Dreismann, Mr. Marion and Mr. Norby.

        The holders of our common stock and preferred stock who are parties to our amended and restated investors rights agreement are obligated to vote for such designees indicated above. The provisions of this agreement will terminate upon the consummation of this offering, after which there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Leadership Structure of the Board

        Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. At the current time, we do not have a Chairman of the Board. Our board of directors believes that oversight of our company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without a Chairman. Our President and Chief Executive Officer, Dr. Goix, facilitates communications between members of our board of directors and works with management in the preparation of the agenda for each board meeting. All of our directors are encouraged to make suggestions for board of director's agenda items or pre-meeting materials. Heiner Dreismann, Ph.D. currently serves as the lead independent director of the board of directors. In his role as Lead Independent Director, Dr. Dreismann presides over the executive sessions of the board of directors in which Dr. Goix does not participate and serves as a liaison to Dr. Goix and management on behalf of the independent members of the board of directors.

        Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate

Role of Board in Risk Oversight Process

        Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

        Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

  •
  appoints our independent registered public accounting firm;

  •
  evaluates the independent registered public accounting firm's qualifications, independence and performance;

  •
  determines the engagement of the independent registered public accounting firm;

  •
  reviews and approves the scope of the annual audit and the audit fee;

  •
  discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

  •
  approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

  •
  monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

  •
  is responsible for reviewing our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

  •
  reviews our critical accounting policies and estimates; and

  •
  annually reviews the audit committee charter and the committee's performance.

        The current members of our audit committee are R. Douglas Norby, who serves as chairperson of the committee, Carl L. Gordon, Ph.D., CMA, and André Marion. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC, NASDAQ and NYSE. Our board of directors has determined that Mr. Norby is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NYSE. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards under Rule 10A-3 of the Exchange Act. Our board has determined that each member of the audit committee meets these heightened independence requirements. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

Compensation Committee

        Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are Heiner Dreismann, Ph.D., who serves as chairperson of the committee, Carl L. Gordon, Ph.D., CFA and R. Douglas Norby. Each of the members of our compensation committee are independent under the applicable rules and regulations of NYSE, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The compensation committee operates under a written charter.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are André Marion, who serves as chairperson of the committee, Heiner Dreismann, Ph.D. and Stephen L. Rose, CMA. Each of the members of our nominating and corporate governance committee are independent under the applicable rules and regulations of NYSE relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter.

Compensation Committee Interlocks and Insider Participation

        During 2011, our compensation committee consisted of Heiner Dreismann, Ph.D., Carl L. Gordon, Ph.D., CFA, André Marion and Fred K. Vogt. Dr. Gordon served as Chairperson of the compensation committee. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Board Diversity

        Upon consummation of this offering, our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

  •
  personal and professional integrity;

  •
  ethics and values;

  •
  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

  •
  experience in the industries in which we compete;

  •
  experience as a board member or executive officer of another publicly held company;

  •
  diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

  •
  conflicts of interest; and

  •
  practical and mature business judgment.

        Currently, our board of directors evaluates, and following the consummation of this offering will evaluate, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the consummation of this offering, the code of business conduct and ethics will be available on our website at www.singulex.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Limitation on Liability and Indemnification Matters

        Our amended and restated certificate of incorporation, which will become effective immediately prior to the consummation of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Director Compensation

2011 Director Compensation Table

        The following table sets forth information for the year ended December 31, 2011 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2011:

Name(1)	Fees Earned or Paid in Cash($)	Option Awards(2)($)	Total($)
Heiner Dreismann, Ph.D.	$60,000	$4,680	$64,680
Carl L. Gordon, Ph.D., CFA	—	—	—
Hironori Hozoji(3)	—	—	—
Gregory R. Johnson, Ph.D.(3)	—	—	—
André Marion	18,000	4,680	22,680
Stephen L. Rose, CMA	—	—	—
Fred K. Vogt	18,000	4,680	22,680

(1)
Dr. Goix, who is President and Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Dr. Goix as an employee during 2011 is presented in the 2011 Summary Compensation Table in "Executive Compensation." In addition, other than in the case of Mr. Vogt, the non-employee members of our board of directors who serve as directors on behalf of some of our principal security holders received no compensation for their service as directors in 2011.

(2)
The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the non-employee members of our board of directors during 2011 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 to the audited consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee members of our board of directors from the options. The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2011 by each non-employee director who was serving as of December 31, 2011. Our non-employee directors did not hold any unvested stock awards as of December 31, 2011.

Name	Options Outstanding at Fiscal Year End
Heiner Dreismann, Ph.D.	158,000
Carl L. Gordon, Ph.D., CFA	—
Hironori Hozoji	—
Gregory R. Johnson, Ph.D.	—
André Marion	148,000
Stephen L. Rose, CMA	—
Fred K. Vogt	361,833
(3)
Each of Mr. Hozoji and Dr. Johnson resigned from our Board in July 2012.

        We intend to adopt a policy pursuant to which, following the completion of this offering, each non-employee director will receive an annual fee of $36,000, with the exception of the chairman of the board who will receive $49,000. Non-employee directors serving on the audit committee, compensation committee and nominating and governance committee will receive an additional $10,000, $6,000 and $3,000, respectively, for serving on such committees of the board of directors or an additional $18,000, $12,000 and $8,000, respectively, for serving as chairman for such committees of the board of directors. Non-employee directors will also receive an initial grant of options with a grant date fair value of $130,000 ($150,000 in the case of the chairman of the board), vesting over three years, upon election to the board of directors and thereafter an annual grant of options with a grant date fair value of $65,000 ($85,000 in the case of the chairman of the board), vesting over approximately one-year. The exercise price per share of director options is equal to the closing trading price of a share of common stock on the grant date or the immediately preceding trading day if the grant date is not a trading day, and director options expire 10 years from the date of grant, or earlier if the optionee ceases to be a director. Members of our board of directors will continue to be reimbursed for travel and other out-of-pocket expenses.

Executive Compensation

2011 Summary Compensation Table

        The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2011.

Name and Principal Position	Year	Salary($)		Bonus($)	Stock Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	Total($)
Philippe J. Goix, Ph.D.	2011	$362,792	(3)	$—	$93,316	$355,350	$811,458
President and Chief Executive Officer
Guido Baechler	2011	$270,692		—	$12,643	$135,346	$418,681
Sr. Vice President of Operations
F. Steven Feinberg(4)	2011	$113,250		—	—	$32,292	$145,542
Sr. Vice President of Sales and Marketing, Chief Commercial Officer

(1)
Amounts shown represent the aggregate grant date fair value of the option awards granted during 2011 computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by the named executive officer with respect to such awards. The assumptions used in the valuation of these awards are set forth in Note 9 to the audited consolidated financial statements included in this prospectus.

(2)
The annual cash incentives awarded to the executives were in accordance with the Company's annual bonus program. Each named executive officer received a cash incentive equal to 200% of his target bonus based on the Company exceeding its pre-established revenue objectives in 2011 and the Board's evaluation of each named executive officer's individual performance during 2011. Dr. Goix's annual bonus was based on his base salary prior to the November 2011 increase. Additionally, with Mr. Baechler's consent, the Company determined to pay Mr. Baechler's full 2011 annual bonus in cash.

(3)
The amount shown reflects the increase in Dr. Goix's annual base salary from $355,350 to $400,000, effective November 1, 2011.

(4)
Mr. Feinberg commenced employment with the Company on October 17, 2011. This table reflects his compensation earned beginning on that date.

Narrative Disclosure to Summary Compensation Table

Terms and Conditions of Employment Agreement with Philippe Goix, Ph.D.

        Effective March 3, 2009, the Company entered into an employment agreement with Dr. Goix, or the Agreement, to serve as the Company's President and Chief Executive Officer. Under his employment agreement, Dr. Goix was initially entitled to a base salary of $335,000, and an annual bonus targeted at 35% of base salary. The Board subsequently reviewed and determined to increase Dr. Goix's (i) base salary from $335,350 to $400,000, effective as of November 1, 2011, and (ii) annual target bonus, such that as of December 31, 2011, Dr. Goix was entitled to an annual bonus targeted at 50% of his initial base salary for the applicable year. In addition, the employment agreement provides for participation in our standard health, welfare and retirement (401(k)) plans and standard vacation benefits.

        Under the Agreement, in the event of Dr. Goix's termination by the Company without "good cause" or by Dr. Goix for "good reason," Dr. Goix will be paid 75% of his base salary, as in effect on the date of his termination, for a period of 12 months following the date of termination. In addition, he will be entitled to COBRA continuation coverage for the same 12 month period and accelerated vesting of any stock options granted more than one year prior to his termination. "Good cause" is defined as: (i) executive's failure to perform his material duties (other than as a result of physical or mental disability), (ii) a material breach of the Agreement by the executive, or (iii) executive's commission of fraud or dishonestly against the Company, or gross negligence or willful misconduct involving a third party or conviction of a felony which significantly impairs the reputation or otherwise harms the Company or its affiliates. "Good reason" is defined as: (i) any failure by the Company to comply with the material terms of the Agreement, (ii) any request by the Company that executive perform an illegal act, (iii) any material reduction in executive's responsibility, duties or authority (not consented to by executive), (iv) any reduction in executive's base salary set forth in the Agreement (not consented to by executive), or (v) a relocation of executive to a location outside of California (not consented to by executive). In addition, in the event of any termination after January 1 but prior to March 31 of each year, Dr. Goix will be paid his annual bonus with respect to the prior year at the regularly scheduled time as determined by the Board.

        In addition, under the Agreement, Dr. Goix is subject to a customary non-compete provision during his employment as well a non-solicitation provision during his employment and for 12 months thereafter.

Terms and Conditions of Offer of Employment Letters with Messrs. Baechler and Feinberg

        Effective as of December 19, 2007 and September 27, 2011, respectively, the Company entered into offer of employment letters with each of Messrs. Baechler and Feinberg. Under their employment agreements, Messrs. Baechler and Feinberg are entitled, respectively, to (i) base salaries which, as of December 31, 2011, were $270,692 and $113,250, and (ii) annual bonuses which, as of December 31, 2011, were targeted at 25% and 50% of applicable base salary. In addition, the offer letters provide for participation in our standard health, welfare and retirement (401(k)) plans and standard vacation benefits.

Terms and Conditions of Change of Control Program

        Under the Company's change of control program effective May 2010, in the event of a termination without cause or resignation for "good reason" within 12 months following a change of control, subject to the execution of a release of claims against the Company, the Company's Chief Executive Officer, vice president or director level employees, and all other employees of the Company who have completed six months of continuous services, are entitled to accelerated vesting of all outstanding equity awards and salary and benefits continuation for the following periods: Chief Executive Officer—18 months, vice president level employees—12 months, director level employees—6 months, and other eligible employees—one-half month for each year of service to the Company, up to a maximum of four months with a minimum of one month.

        With respect to the Chief Executive Officer, vice president or director level employees, "good reason" generally means an adverse action by the Company or its successor without the employee's consent, including (i) a material reduction in authority, responsibilities, duties, or base pay (of greater than 10%), (ii) a relocation of the employee's workplace of more than 50 miles from the prior workplace, (iii) a material breach of an employment agreement by the Company, or (iv) a failure of the Company to have a successor assume its obligations under an employment agreement. For all other employees, "good reason" generally means an adverse action by the Company or its successor without the employee's consent, including (i) a material reduction in base pay (of greater than 10%), or (ii) a relocation of the employee's workplace of more than 50 miles from the prior workplace.

Terms and Conditions of Performance-Based Annual Bonus Program

        For 2011, all of our named executive officers were eligible to participate in our cash incentive plan pursuant to the achievement of certain performance objectives. During the first quarter of 2011, the compensation committee reviewed and approved the corporate performance objectives for the cash incentive awards. The compensation committee also set each named executive officer's target bonus opportunity, which was expressed as a percentage of base salary and could be achieved by achieving the pre-established corporate goals. For 2011, Dr. Goix's, Messrs. Baechler's and Feinberg's target bonus opportunities were set at 50%, 25% and 50%, respectively, of their base salaries. The compensation committee set the executive's target bonuses based on each participating executive's experience in her or his role with the company and the level of responsibility held by each executive.

        The total annual incentive bonus actually paid to each executive was determined once the corporate goals were reviewed and approved by the compensation committee. For Dr. Goix and Messrs. Baechler and Feinberg, their target 2011 cash incentive award was tied to achievement of a pre-established company-wide revenue objective of $19 million. For 2011, each of Dr. Goix, and Mr. Baechler earned incentive awards at the maximum level or 200% of their target bonus opportunities. Mr. Feinberg earned an incentive award at the target level or 100% of his target bonus opportunity, as prorated for his period of service during 2011.

Equity Compensation

Outstanding Equity Awards at December 31, 2011

        The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2011.

		Option Awards(1)
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
	Vesting Commencement Date			Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable(1)
Philippe J. Goix, Ph.D.	September 1, 2004	199,342	—	$0.10	September 1, 2014
	November 9, 2006	667,043	—	$0.10	November 9, 2016
	June 1, 2007	437,746	—	$0.13	June 1, 2017
	January 1, 2009	412,443	153,194	$0.11	May 3, 2019
	January 1, 2010	135,517	147,302	$0.13	February 12, 2020
	January 1, 2011	—	282,819	$0.13	July 14, 2021
	October 13, 2011	—	435,000	$0.13	October 12, 2021
Guido Baechler	February 11, 2008	210,833	9,167	$0.13	March 5, 2018
	January 1, 2009	141,822	52,678	$0.11	May 3 2019
	January 1, 2010	46,598	50,652	$0.13	February 12, 2020
	January 1, 2011	—	97,250	$0.13	July 14, 2021
F. Steven Feinberg	October 17, 2011	—	275,000	$0.13	October 12, 2021

(1)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to 1/48th of the shares monthly thereafter over next 36 months.

Additional Narrative Disclosure

        For a description of the material terms of the change in control and severance provisions of the employment agreements with our named executive officers, please see above under "Narrative Disclosure to Summary Compensation Table."

Equity Compensation Plans and Other Benefit Plans

        We intend to adopt the Singulex, Inc. 2012 Equity Incentive Award Plan, or the 2012 Plan, which will be effective on the date of adoption. The principal purpose of the 2012 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

        The principal features of the 2012 Plan are summarized below.

        Share Reserve.    Under the 2012 Plan, 1,565,000 shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, or SARs, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, restricted stock units, or RSUs, and performance-based awards, plus the number of shares remaining available for future awards under our 2002 Plan as of the completion of this offering. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2012 Plan will be increased by (i) the number of shares represented by awards outstanding under our 2002 Plan that are forfeited or lapse unexercised and which following the effective date are not issued under the 2002 Plan and (ii) an annual increase on July 1 of each fiscal year beginning in 2013 and ending in 2022, equal to the least of (A) 5,000,000 shares, (B) five percent (5.0%) of the shares of common stock outstanding (on an as converted basis) on June 30 of such fiscal year and (C) such smaller number of shares as determined by our board of directors; provided, however, no more than 61,726,629 shares of common stock may be issued upon the exercise of incentive stock options. On the effective date of the 2012 Plan, the 2002 Plan will be terminated, provided, that any awards outstanding under the 2002 Plan will remain outstanding pursuant to its terms. The shares of common stock covered by the 2012 Plan may be authorized but unissued shares or shares purchased in the open market.

        Generally, shares of common stock subject to an award under the 2012 Plan or 2002 Plan that terminates, expires or lapses for any reason are made available for issuance again under the 2012 Plan. Shares of common stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award, shares of common stock that were subject to a stock-settled SAR that are not issued upon exercise of the SAR and shares of common stock purchase on the open market with the cash proceeds from the exercise of options will not be available for issuance again under the 2012 Plan. The payment of dividend equivalents in cash in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2012 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2012 Plan.

        The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2012 Plan during any calendar year is 1,000,000 and the maximum amount that may be paid in cash during any calendar year with respect to any award to any one participant pursuant to the 2012 Plan during any calendar year is $2,000,000.

        Administration.    Our board of directors, or a committee appointed by our board of directors which consists of not less than two members of our board who are "outside directors" for purposes of Section 162(m) of the Code and Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act), will administer the 2012 Plan. The board or any properly appointed administrator may delegate to a committee of one or more board members or one or more of our officers the authority to grant or amend awards under the 2012 Plan to participants other than (i) our senior executives who are subject to Section 16 of the Exchange Act, (ii) employees who are "covered employees" within the meaning of Section 162(m) of Code, and (iii) our officers or directors to whom the authority to grant or amend awards under the 2012 Plan has been delegated.

        Unless otherwise determined by our board of directors, the administrator will have the authority to administer the 2012 Plan, including the power to (i) designate participants under the 2012 Plan, (ii) determine the types of awards granted to participants under the 2012 Plan, the number of such awards, and the number of shares of common stock subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the 2012 Plan, including the vesting schedule, exercise price, whether to settle, or accept the payment of any exercise price, in cash, common stock, other awards or other property, and whether an award may be cancelled, forfeited or surrendered, (iv) prescribe the form of each award agreement, and (v) adopt rules for the administration, interpretation and application of the 2012 Plan. The administrator will not have the authority to accelerate the vesting or waive the forfeiture of any performance-based awards.

        Eligibility.    Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2012 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

        Awards.    The 2012 Plan provides for grants of stock options (both incentive stock options and nonqualified stock options), restricted stock, SARs, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, RSUs and performance-based awards. Each award must be evidenced by a written award agreement with terms and conditions consistent with the 2012 Plan. Upon the exercise or vesting of an award, the exercise or purchase price must be paid in full by: cash or check; tendering shares of common stock with a fair market value at the time of exercise or vesting equal to the aggregate exercise or purchase price of the award or the exercised portion thereof, if applicable; delivery of a written or electronic notice that the holder has placed a market sell order with a broker with respect to shares then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to us upon settlement of such sale; or by tendering other property acceptable to the administrator. Any withholding obligations may be satisfied in the administrator's sole discretion by allowing a holder to elect to have us withhold shares otherwise issuable under an award which are equal to the fair market value on the date of withholding or repurchase equal to aggregate amount of such liabilities.

        Stock Options.    Stock options, including incentive stock options (as defined under Section 422 of the Code) and nonqualified stock options may be granted pursuant to the 2012 Plan. The exercise price of incentive stock options and nonqualified stock options granted pursuant to the 2012 Plan will not be less than 100% of the fair market value of the common stock on the date of grant, unless incentive stock options are granted to any individual who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of Company stock (the "Ten Percent Owner"), whereupon the exercise price of such incentive stock options will not be less than 110% of the fair market value of the common stock on the date of grant. Incentive stock options and nonqualified stock options may be exercised as determined by the administrator, but in no event after (i) the fifth anniversary of the date of grant with respect to incentive stock options granted to a Ten Percent Owner, or (ii) the tenth anniversary of the date of grant with respect to incentive stock options granted to other employees and nonqualified stock options.

        Restricted Stock.    Restricted stock awards may be granted pursuant to the 2012 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the administrator (including zero), that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator.

        Stock Appreciation Rights.    A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of common stock on the date of exercise of the SAR over (B) the fair market value of a share of common stock on the date of grant of the SAR, multiplied by (ii) the aggregate number of shares of common stock subject to the SAR. Such payment will be in the form of cash, common stock or a combination of cash and common stock, as determined by the administrator, and SARs settled in common stock will satisfy all of the restrictions imposed by the 2012 Plan upon stock option grants. The administrator will determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR will not exceed ten years.

        Restricted stock units.    RSUs may be granted pursuant to the 2012 Plan, typically without consideration from the participant. RSUs may be subject to vesting conditions including continued employment or achievement of performance criteria established by the administrator. Like restricted stock, RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, the common stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting rights prior to the time when vesting conditions are satisfied.

        Performance awards.    Awards of performance awards, including performance stock units, are denominated in shares of common stock or unit equivalent of shares of common stock and/or units of value, including dollar value of shares of common stock, and may be linked to any one or more performance criteria determined appropriate by the administrator, in each case on a specified date or dates or over any period or periods determined by the administrator. Any participant selected by the administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the administrator and relate to any one or more performance criteria determined appropriate by the administrator on a specified date or dates or over any period or periods determined by the administrator. Any performance award in the form of a cash bonus paid to a "covered employee" within the meaning of Section 162(m) of the Code may be a performance-based award as described below.

        Dividend equivalents.    Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional shares of common stock by such formula and at such time subject to such limitations as may be determined by the Administrator. Dividend equivalents cannot be granted with respect to options or SARs.

        Stock payments.    Stock payments include payments in the form of common stock, options or other rights to purchase common stock made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the administrator and may be based upon performance criteria determined appropriate by the administrator, determined on the date such stock payment is made or on any date thereafter. Unless otherwise provided by the administrator, a holder of a stock payment shall have no rights as a Company stockholder with respect to such stock payment until such time as the stock payment has vested and the shares underlying the award have been issued to the holder.

        Deferred stock.    Deferred stock may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the administrator. The common stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a vesting schedule or performance criteria set by the administrator, and unless otherwise provided by the administrator, recipients of deferred stock generally will have no rights as a stockholder with respect to such deferred stock until the time the vesting conditions are satisfied and the stock underlying the deferred stock award has been issued.

        Deferred stock units.    Awards of deferred stock units are denominated in unit equivalent of shares of common stock and/or units of value, including dollar value of shares of common stock, and vested, pursuant to a vesting schedule or performance criteria set by the administrator. The common stock underlying deferred stock units will not be issued until the deferred stock units have vested, and recipients of deferred stock units generally will have no voting rights prior to the time when vesting conditions are satisfied.

        Non-Employee Director Awards.    The 2012 Plan permits our board to grant awards to our non-employee directors pursuant to a written non-discretionary formula established by the plan administrator. Pursuant to this authority, we expect that our board or a duly appointed committee will adopt a non-employee director equity award policy.

        Transferability of awards.    Awards cannot be assigned, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the administrator. The administrator may provide in any award agreement that an award (other than an incentive stock option) may be transferred to certain persons or entities related to a participant in the 2012 Plan, including but not limited to members of the participant's family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the participant's family and/or charitable institutions, or to such other persons or entities as may be expressly permitted by the administrator. Such permitted assignees will be bound by and subject to such terms and conditions as determined by the administrator.

        Repricing.    Subject to applicable limitations of the Code and other applicable law, the administrator is able to increase or reduce the applicable price per share of an award, or cancel and replace an award with another award and/or cash.

  Adjustments to Awards

        If there is a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends), that affects the shares of common stock (or other securities of the Company) or the stock price of common stock (or other securities), then the administrator will make equitable adjustments to the number and type of securities subject to each outstanding award under the 2012 Plan, the exercise price or grant price of such outstanding award (if applicable), the terms and conditions of any outstanding awards (including any applicable performance targets or criteria). The administrator can make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2012 Plan. The Company may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

        If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or other unusual or nonrecurring change affecting the shares of common stock or the stock price of the common stock (other than an event described in the preceding paragraph), the administrator may, in its discretion:

  •
  provide for the termination of any award in exchange for an amount of cash (if any) and/or other property equal to the amount that would have been attained upon the exercise of such award or realization of the participant's rights;

  •
  provide for the replacement of any award with other rights or property selected by the administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon exercise of such award or realization or the participant's rights;

  •
  provide that any outstanding award cannot vest, be exercised or become payable after such event;

  •
  provide that awards may be exercisable, payable or fully vested as to shares of common stock covered thereby;

  •
  provide that any surviving corporation (or its parent or subsidiary) will assume awards outstanding under the 2012 Plan or will substitute similar awards for those outstanding under the 2012 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

  •
  make adjustments (i) in the number and type of shares of common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding rights, options and awards or future rights, options and awards.

        If there is a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of common stock (or other securities of the Company) or the stock price of common stock (or other securities) and causes a change in the per share value of the common stock underlying outstanding awards, then the administrator will make equitable adjustments to the number and type of securities subject to each outstanding award under the 2012 Plan, and the exercise price or grant price of such outstanding award (if applicable). The administrator can make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2012 Plan. The Company may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

  Effect of a Change in Control

        In the event of a change in control of the Company, if the successor corporation refuses to assume or substitute for an award, the administrator may cause any or all of such awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such awards to lapse. The administrator shall notify the participants of such awards for which vesting is accelerated that their awards shall be fully exercisable for a period of 15 days from the date of such notice, contingent upon the occurrence of the change in control.

  Amendment and Termination

        The administrator, subject to approval of the board of directors, may terminate, amend or modify the 2012 Plan at any time; provided, however, that stockholder approval will be obtained (i) for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (ii) to increase the number of shares of common stock available under the 2012 Plan, (iii) to reduce the per share exercise price of any outstanding option or SAR, and (iv) cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares of common stock. In addition, no option may be amended to reduce the per share exercise price of the shares subject to the option below the per share exercise price as of the date of grant and, except as described in the "Adjustments to Awards" section above or upon a change in control of the Company, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

        In no event may an award be granted pursuant to the 2012 Plan on or after the tenth anniversary of the date the 2012 Plan was adopted by our board of directors.

        Securities Laws and U.S. Federal Income Taxes.    The 2012 Plan is intended to comply with various securities and U.S. federal tax laws as follows:

  •
  Securities Laws.  The 2012 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation, Rule 16b-3. The 2012 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

  •
  Section 409A of the Code.  Certain awards under the 2012 Plan may be considered "nonqualified deferred compensation" for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2012 Plan and all other equity incentive plans for the taxable year and all preceding taxable years by any participant with respect to whom the failure relates are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional U.S. federal income tax is equal to 20% of the compensation required to be included in gross income. In addition, certain states, including California, have laws similar to Section 409A, which impose additional state penalty taxes on such compensation.

  •
  Section 162(m) of the Code.  In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus, and income attributable to stock option exercises and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee that is adequately disclosed to and approved by stockholders. In particular, options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the 2012 Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Under a Section 162(m) transition rule for compensation plans of corporations that are privately held and that become publicly held in an initial public offering, the 2012 Plan will not be subject to Section 162(m) until a specified transition date, which is the earlier of:

  •
  the material modification of the 2012 Plan;

  •
  the issuance of all of the shares of our common stock reserved for issuance under the 2012 Plan;

  •
  the expiration of the 2012 Plan; or

  •
  the first meeting of our stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs.

        After the transition date, rights or awards granted under the 2012 Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. Thus, after the transition date, we expect that such other rights or awards under the plan will not constitute performance-based compensation for purposes of Section 162(m).

        We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2012 Plan.

  2002 Stock Option Plan, as Amended

        Our board of directors initially adopted the Singulex, Inc. 2002 Stock Option Plan, as amended, or the 2002 Plan, on January 28, 2003. The 2002 Plan was also amended by our board of directors in order to increase the 2002 Plan's share reserve effective May 9, 2006, June 7, 2007, December 18, 2008, October 13, 2011 and February 16, 2012.

        Following the completion of this offering, we will not make any further grants under the 2002 Plan. As discussed above, upon the completion of this offering, any shares of our common stock that are available for issuance immediately prior to the completion of this offering under the 2002 Plan will become available for issuance under the 2012 Plan. However, the 2002 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2002 Plan which, as of the date of this prospectus, constitute all of our outstanding stock options.

        Types of Awards.    The 2002 Plan provides for the grant of options to directors, officers, employees and independent contractors of the Company, its subsidiaries or affiliates. The 2002 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to eligible employees of the Company or its subsidiaries.

        Share Reserve.    We have reserved an aggregate of 10,161,629 shares of our common stock for issuance under the 2002 Plan. As of June 30, 2012, options to purchase a total of 8,630,561 shares of our common stock were issued and outstanding, a total of 821,166 shares of common stock had been issued upon the exercise of options granted under the 2002 Plan and 709,902 shares remained available for future grants. Such remaining share balance will become available for issuance under the 2012 Plan immediately prior to the closing of this offering.

        Administration.    Our compensation committee administers the 2002 Plan. The administrator has the authority to select the employees to whom options will be granted under the 2002 Plan, the number of shares to be subject to those awards under the 2002 Plan, and the terms and conditions of the awards granted. In addition, the compensation committee has the authority to construe and interpret the 2002 Plan and to adopt rules for the administration, interpretation and application of the 2002 Plan that are consistent with the terms of the 2002 Plan.

        Payment.    The exercise price of options granted under the 2002 Plan may be paid for in cash, with the shares of common stock (including shares of previously-owned stock or stock issuable in connection with the options), or other property to the extent permitted by the option award agreement or as permitted by the compensation committee from time to time.

        Transfer.    The 2002 Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution.

        Certain Events.    In the event of a dividend or other distribution, stock split, reverse stock split, reorganization or other event where an adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made under outstanding option or the

2002 Plan, the administrator may make appropriate adjustments to the number of shares available for issuance under the 2002 Plan, the number of shares covered by each outstanding option, and/or the exercise price under each outstanding option. Alternatively, the administrator may provide for cash payments to holders of outstanding options. In the event of an acquisition or reorganization, the administrator may: (i) accelerate the vesting of the outstanding options, (ii) substitute options or other stock awards issued by the acquiring or surviving corporation for outstanding options on terms and conditions deemed equitable and fair to all parties, (iii) in the event the Company survives the transaction, leave outstanding options in place without amendment or accelerated vesting, or (iv) terminate outstanding options and to pay each optionee, in cash, the spread on the options.

        Amendment; Termination.    Our board of directors may amend or terminate the 2002 Plan at any time, except that without the approval of some of all of the Company's shareholders (to the extent required by applicable commitments made by the Company from time to time to its preferred shareholders or others), no amendment shall increase the maximum number of shares issuable under the plan. No options may be granted under the plan after September 15, 2013.

        We intend to file with the SEC a registration statement on Form S-8 covering our ordinary shares issuable under the 2002 Plan.

Terms and Conditions of 401(k) Plan

        Our U.S. eligible employees, including our NEOs, participate in the Singulex, Inc. 401(k) Plan, or the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) Plan.

        The 401(k) Plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees.

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

 Certain Relationships and Related Party Transactions

        The following is a description of transactions since January 1, 2009 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

2011 Bridge Financing

        In May and June of 2011, we sold convertible promissory notes, or the 2011 Notes, to certain of our existing investors for an aggregate purchase price of $9.65 million. The 2011 Notes accrued interest at a rate of 10% per annum and had a maturity date of the earlier of (i) demand of the holders of at least 75% of the total aggregate principal then outstanding under the 2011 Notes on or after March 31, 2012 and (ii) an event of default pursuant to the terms of the 2011 Notes. In February 2012, in connection with our Series F Preferred Stock financing described below, the full principal amount of the 2011 Notes, along with accrued but unpaid interest thereon of $684,691, were automatically converted into an aggregate of 8,905,341 shares of our Series F Preferred Stock, or the 2011 Bridge Shares, at a conversion price of $1.1606 per share. In addition, each investor who purchased 2011 Notes also received a warrant that became exercisable for a number of shares of our Series F Preferred Stock equal to 25% of the principal amount of 2011 Notes purchased by such investor divided by $1.1606, resulting in the issuance of warrants to purchase an aggregate of 2,078,846 shares of Series F Preferred Stock. In addition, an aggreate of 1,668,402 shares of preferred stock held by preferred stockholders that did not purchase 2011 Notes were converted into an aggregate of 1,649,873 shares of common stock in connection with the consummation of the convertible note financing.

        The table below sets forth the participation in the sale of the 2011 Notes by our directors, executive officers and 5% stockholders and their affiliates.

Name	Principal amount of 2011 Notes purchased	Number of shares of Series F Preferred Stock underlying warrants received in connection with the purchase of the 2011 Notes
Funds affiliated with Fisk Ventures, LLC(1)(2)	$4,839,918.70	1,042,546
Funds affiliated with JAFCO Co. Ltd(3)(4)	$1,339,657.02	288,569
Funds affiliated with OrbiMed Advisors LLC(5)(6)	$2,635,220.59	567,541
Funds affiliated with Prolog Ventures(7)(8)	$786,056.61	169,320

(1)
All 2011 Notes and warrants to purchase shares of Series F Preferred Stock included here were sold to Fisk Ventures, LLC.

(2)
Stephen L. Rose, CMA is one or our directors and a Managing Director of Fisk Ventures, LLC.

(3)
All 2011 Notes and warrants to purchase shares of Series F Preferred Stock included here were sold to JAFCO Super V3 Investment Limited Partnership.

(4)
Hironori Hozoji was one of our directors at the time of the transaction and a principal of JAFCO.

(5)
Includes (i) a principal amount of $2,610,359.76 of 2011 Notes and warrants to purchase 562,286 shares of Series F Preferred Stock sold to OrbiMed Private Investments III, LP and (ii) a principal amount of $24,860.83 of 2011 Notes and warrants to purchase 5,355 shares of Series F Preferred Stock sold to OrbiMed Associates III, LP.

(6)
Carl L. Gordon, Ph.D., CFA is one or our directors and a General Partner of OrbiMed; however, he is not deemed to beneficially own any shares beneficially owned by OrbiMed Advisors LLC.

(7)
Includes (i) a principal amount of $650,639.61 of 2011 Notes and warrants to purchase 140,151 shares of Series F Preferred Stock sold to Prolog Capital III, L.P. and (ii) a principal amount of $135,417.00 of 2011 Notes and warrants to purchase 29,169 shares of Series F Preferred Stock sold to Prolog Capital B, L.P.

(8)
Gregory R. Johnson, Ph.D. was one of our directors at the time of the transaction and a Managing Director of Prolog Ventures, LLC.

Series F Preferred Stock Financing

        In February 2012, we issued an aggregate of 13,213,459 shares of our Series F Preferred Stock, including the 2011 Bridge Shares, to certain of our existing investors at a price per share of $1.1606 for aggregate gross consideration of $15.3 million, including the full principal amount of the 2011 Notes and the accrued but unpaid interest thereon.

        The table below sets forth the number of shares of Series F Preferred Stock, including the 2011 Bridge Shares, issued to our directors, executive officers and 5% stockholders and their affiliates and the aggregate purchase price paid therefor, including the full principal amount of the 2011 Notes and interest thereon converted.

Name	Number of shares of Series F Preferred Stock	Aggregate Purchase Price
Funds affiliated with Fisk Ventures, LLC(1)(2)	6,639,194	$7,705,449
Funds affiliated with JAFCO Co. Ltd(3)(4)	1,822,188	$2,114,831
Funds affiliated with OrbiMed Advisors LLC(5)(6)	3,614,883	$4,195,433
Funds affiliated with Prolog Ventures, LLC(7)(8)	1,069,186	$1,240,897

(1)
All shares of Series F Preferred Stock included here were issued to Fisk Ventures, LLC.

(2)
Stephen L. Rose, CMA is one or our directors and a Managing Director of Fisk Ventures, LLC.

(3)
All shares of Series F Preferred Stock included here were issued to JAFCO Super V3 Investment Limited Partnership.

(4)
Hironori Hozoji was one or our directors at the time of the transaction and a principal of JAFCO.

(5)
Includes (i) 3,580,780 shares of Series F Preferred Stock issued to OrbiMed Private Investments III, LP for an aggregate purchase price of $4,155,853.28 and (ii) 34,103 shares of Series F Preferred Stock issued to OrbiMed Associates III, LP. for an aggregate purchase price of $39,579.95.

(6)
Carl L. Gordon, Ph.D., CFA is one or our directors and a General Partner of OrbiMed; however, he is not deemed to beneficially own any shares beneficially owned by OrbiMed Advisors LLC.

(7)
Includes (i) 945,443 shares of Series F Preferred Stock issued to Prolog Capital III, L.P. for an aggregate purchase price of $1,097,281 and (ii) 123,743 shares of Series F Preferred Stock sold to Prolog Capital B, L.P. for an aggregate purchase price of $143,616.

(8)
Gregory R. Johnson, Ph.D. was one or our directors at the time of the transaction and a Managing Director of Prolog Ventures, LLC.

Indemnification Agreements and Directors' and Officers' Liability Insurance

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Registration Rights Agreements

        We have entered into an amended and restated registration rights agreement with the purchasers of our outstanding preferred stock and certain holders of common stock and warrants to purchase our common stock and preferred stock, including entities with which certain of our directors are affiliated. As of June 30, 2012, the holders of approximately 65.5 million shares of our common stock, including the shares of common stock issuable upon the conversion of our preferred stock and shares of common stock issued upon exercise of warrants, are entitled to rights with respect to the registration of their shares under the Securities Act, after the expiration of the lock-up period. For a more detailed description of these registration rights, see "Description of Capital Stock—Registration Rights."

Investors Rights Agreement

        We have entered into an amended and restated investors rights agreement with certain holders of our common stock and holders of our convertible preferred stock. The investors rights agreement includes certain contractual obligations relating to the designation and voting of members of our Board of Directors. The investors rights agreement also provides for a right of first refusal in favor of certain holders of preferred stock with regard to certain issuances of our capital stock. The rights of first refusal will not apply to, and will terminate upon consummation of, this offering. This agreement also provides for rights of first refusal and co-sale relating to the shares of our common stock and common stock issuable upon conversion of the shares of preferred stock held by the parties thereto. Upon the closing of this offering, the amended and restated investors agreement will terminate. For a description of the voting provisions of the amended and restated investors rights agreement, see the section titled "Management—Board Composition—Voting Arrangements."

Policies and Procedures for Related Party Transactions

        Our board of directors has adopted a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

 Principal Stockholders

        The following table sets forth information relating to the beneficial ownership of our common stock as of September 30, 2012, by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all directors and executive officers as a group.

        The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of September 30, 2012 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

        The percentage of shares beneficially owned is computed on the basis of 67,181,968 shares of our common stock outstanding as of September 30, 2012, which reflects the assumed conversion of all of our outstanding shares of preferred stock into an aggregate of 62,975,991 shares of common stock. Shares of our common stock that a person has the right to acquire within 60 days of September 30, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Singulex, Inc., at 1650 Harbor Bay Parkway, Suite 200, Alameda, California 94502.

	Beneficial Ownership Prior to this Offering				Beneficial Ownership After this Offering
Name of Beneficial Owner	Number of Shares Held	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
Entities affiliated with Fisk Ventures, LLC(1)	31,686,718	1,130,329	32,817,047	48.04%	32,817,047
Funds affiliated with JAFCO Co. Ltd.(2)	8,744,200	288,569	9,032,769	13.39%	9,032,769
Funds affiliated with OrbiMed Advisors LLC(3)	17,231,267	567,641	17,798,908	26.27%	17,798,908
Funds affiliated with Prolog Ventures, LLC(4)	5,222,131	185,072	5,407,203	8.03%	5,407,203
Named Executive Officers and Directors
Philippe J. Goix, Ph.D.(5)	—	2,293,964	2,293,964	3.30%	2,293,964
Guido Baechler(6)	—	519,851	519,851	*	519,851
Frederick Steven Feinberg	—	—	—	*	—
Heiner Dreismann, Ph.D.(7)	—	126,500	126,500	*	126,500
Carl L. Gordon, Ph.D., CFA(8)	17,231,267	567,641	17,798,908	26.27%	17,798,908
André Marion(9)	—	116,500	116,500	*	116,500
R. Douglas Norby	—	—	—	*	—
Stephen L. Rose, CMA(10)	29,367,267	1,130,329	30,497,596	44.64%	30,497,596
Fred K. Vogt(11)	253,833	76,500	330,333	*	330,333
All directors and executive officers as a group (10 persons)(12)	46,852,367	4,905,764	51,758,131	71.80%	51,758,131

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Includes: (i) 29,343,600 shares held, and 1,130,329 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by Fisk Ventures, LLC and (ii) 2,343,118 shares held by H. Fisk Johnson, Ph.D. H. Fisk Johnson, Ph.D. is, and Stephen L. Rose, CMA as Managing Director may be, deemed to have voting and investment power of the shares held by Fisk Ventures, LLC. Each of Fisk Ventures, LLC, H. Fisk Johnson, Ph.D. and Stephen L. Rose, CMA disclaims beneficial ownership of the shares held by each other party, except to the extent of their pecuniary interest therein, if any. The address for Fisk Ventures, LLC is 555 Main Street, Suite 500, Racine, Wisconsin 53403-4616.

(2)
Includes: (i) 1,730,503 shares held by JAFCO Life Science No. 1 Investment Enterprise Partnership; and (ii) 7,013,697 shares held, and 288,569 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by JAFCO Super V3 Investment Limited Partnership (together, the "JAFCO Funds"). The Investment and Exit Committee of JAFCO Co., Ltd. is deemed to have voting and dispositive power over the shares held by the JAFCO Funds. The members of the Investment and Exit Committee are Shinichi Fuki, Yusuke Yamada, Yoshimitsu Oura, Yoshiyuki Shibusawa, Shuichi Kinoshita, Tsunenori Kano and Naoki Sato. The address for JAFCO is Otemachi First Square, West Tower 11F, 1-5-1 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan.

(3)
Includes: (i) 162,559 shares held, and 5,355 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by OrbiMed Associates III, L.P. ("Associates"); and (ii) 17,068,708 shares held, and 562,286 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by OrbiMed Private Investments III, L.P. ("OPI III"). OrbiMed Capital GP III LLC ("GP III") is the general partner of OPI III. OrbiMed Advisors LLC ("Advisors") is the managing member of GP III and the general partner of Associates. Samuel D. Islay is the managing member of and owner of a controlling interest in Advisors and may be deemed to have voting and investment power of the shares held by OPI III and Associates. Mr. Islay disclaims beneficial ownership of such shares, expect to the extent of his pecuniary interest therein, if any. The address for OrbiMed is 767 Third Avenue, 30th Floor, New York, NY 10017.

(4)
Includes: (i) 1,791,307 shares held by Prolog Capital A, L.P. ("Prolog A"); (ii) 2,485,381 shares held, and 44,921 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by Prolog Capital B, L.P. ("Prolog B"); and (iii) 945,443 shares held, and 140,151 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by Prolog Capital III, L.P. ("Prolog III"). Prolog Capital A, LLC ("Prolog A LLC") is the general partner of Prolog A. Prolog Capital B, LLC ("Prolog B LLC") is the general partner of Prolog B. Prolog Ventures III, LLC ("Prolog III LLC") is the general partner of Prolog III. Each of Gregory R. Johnson, Ph.D., Brian L. Clevinger, Ph.D. and Ilya B. Nykin are members of Prolog A LLC, Prolog B LLC and Prolog III LLC, and each may be deemed to have voting and investment power of the shares held by Prolog A, Prolog B and Prolog III. Each of Drs. Johnson and Clevinger and

  Mr. Nykin disclaim beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. The address for Prolog Ventures, LLC is 7701 Forsyth Boulevard, Suite 1095, St. Louis, Missouri 63105.

(5)
Consists of 2,293,964 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2012.

(6)
Consists of 519,851 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2012.

(7)
Consists of 126,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2012.

(8)
Consists of the shares described in Note (3) above. Dr. Gordon disclaims beneficial ownership of any of the shares described in Note (3), except to the extent of his pecuniary interest therein.

(9)
Consists of 116,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2012.

(10)
Includes: (i) 29,343,600 shares held, and 1,130,329 shares that may be acquired pursuant to the exercise of warrants held prior to the offering by Fisk Ventures, LLC and (ii) 23,667 shares held by Stephen L. Rose, CMA. Stephen L. Rose, CMA as Managing Director may be deemed to have voting and investment power of the shares held by Fisk Ventures, LLC. Each of Fisk Ventures, LLC and Stephen L. Rose, CMA disclaims beneficial ownership of the shares held by each other party, except to the extent of their pecuniary interest therein, if any. The address for Stephen L. Rose, CMA is c/o Fisk Ventures, LLC, 555 Main Street, Suite 500, Racine, Wisconsin 53403-4616.

(11)
Consists of 253,833 shares held and 76,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2012.

(12)
Includes 46,574,867 shares held, and 1,697,970 shares that may be acquired pursuant to the exercise of warrants held prior to this offering, by entities affiliated with one of our directors, and 277,500 shares held, and 3,207,794 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2012, by our executive officers and directors.

Description of Capital Stock

        The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, the investor rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and investor rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

General

        Immediately prior to the consummation of this offering, we will file our amended and restated certificate of incorporation that authorizes 300,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of June 30, 2012, there were outstanding:

  •
  66,526,828 shares of our common stock held by approximately 56 stockholders of record;

  •
  2,582,040 shares of our common stock issuable upon exercise of outstanding warrants; and

  •
  8,630,561 shares of our common stock issuable upon exercise of outstanding stock options.

Common Stock

Voting Rights

        Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

        Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

        In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

        Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

        Immediately prior to the consummation of this offering, all outstanding shares of our preferred stock will be converted into shares of our common stock. See Note 7 to the notes to our audited consolidated financial statements for a description of our currently outstanding preferred stock. Immediately prior to the consummation of this offering, our amended and restated certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

        The following table sets forth information about outstanding warrants to purchase shares of our stock as of June 30, 2012. Immediately prior to the consummation of this offering, the warrants to purchase shares of our convertible preferred stock will convert into warrants to purchase our common stock based on the applicable conversion ratio of the preferred stock.

Class of stock underlying warrants	Number of shares exercisable prior to this offering	Number of shares of common stock exercisable following this offering		Exercise price per share($)	Expiration Date
Series C Preferred Stock	144,200	162,306	(1)	$1.2000	Various dates between 10/28/12 and 9/11/16
Series D Preferred Stock	41,175	47,256		$1.2750	Various dates between 4/16/14 and 4/17/14
Series E Preferred Stock	259,575	259,575		$0.8668	November 24, 2020
Series F Preferred Stock	2,112,903	2,112,903		$1.1606	Various dates between 5/6/18 and 4/3/22

	2,557,853	2,582,040

(1)
Warrants representing 75,000 shares of Series C Preferred Stock (84,418 shares on as converted to common stock basis) were exercised in September 2012 and October 2012.

Registration Rights

        Under our amended and restated registration rights agreement, following the closing of this offering, the holders of approximately 65.2 million shares of common stock, including shares issuable upon exercise of warrants, or their transferees, have the right to require us to register their shares under the Securities Act (after the expiration of the lock-up period) so that those shares may be publicly resold, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

        Based on the number of shares outstanding as of June 30, 2012, after the consummation of this offering, the holders of approximately 65.5 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement for which this prospectus is a part, the holders of at least a majority of these shares can, on not more than two occasions, request that we register all or a portion of their shares on a Registration Statement on Form S-1. Such requests for registration must cover a number of shares with an anticipated aggregate offering price of at least $1.0 million. Additionally, we will not be required to effect a demand registration during the period beginning 180 days following the effectiveness of a previous registration statement in which such holders included in such registration statement all of the shares requested to be so included. Further, the holders of a majority of these shares have the right to select the investment banker to administer the offering, subject to our approval.

Form S-3 Registration Rights

        Based on the number of shares outstanding as of June 30, 2012, after the consummation of this offering, the holders of approximately 65.5 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement for which this prospectus is a part, the holders of at least 20% of these shares can request that we register all or a portion of their shares on a Registration Statement on Form S-3. These stockholders may make an unlimited number of requests for registration on Form S-3. However, such requests for registration must cover a number of shares with an anticipated aggregate offering price of at least $1.0 million and are limited to no more than two registrations per twelve-month period. Additionally, we will not be required to effect a demand registration during the period beginning 180 days following the effectiveness of a previous registration statement in which such holders included in such registration statement all of the shares requested to be so included. Further, the holders of a majority of these shares have the right to select the investment banker to administer the offering, subject to our approval.

Piggyback Registration Rights

        Based on the number of shares outstanding as of June 30, 2012, after the consummation of this offering, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of approximately 65.5 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain "piggyback" registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Expenses of Registration

        We will pay all of the registration expenses of the holders of the shares registered pursuant to the demand and piggyback registration rights and for up to five registrations on Form S-3, including the expenses of one counsel for the selling holders.

Expiration of Registration Rights.

        The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, upon the earlier of seven years after the consummation of this offering

(five years in the event this offering meets certain price threshold) or when that stockholder can sell all of its shares under Rule 144 of the Securities Act.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

        Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect immediately prior to the consummation of this offering contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

        Our charter documents provide that a special meeting of stockholders may be called only by our chairman of the board of directors, Chief Executive Officer or President, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

        Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, the removal of any of our directors without cause will require a 66 2/3% stockholder vote. For more information on the classified board, see "Management—Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

        Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Amendment of Charter Provisions

        The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of the voting power of our then outstanding voting stock.

        The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

        For a discussion of liability and indemnification, please see "Management—Limitation on Liability and Indemnification Matters."

Exchange Listing

        We have applied to have our common stock listed on the New York Stock Exchange under the symbol "SGLX."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar's address is 250 Royall Street Canton, MA 02021.

 Shares Eligible for Future Sale

        Prior to this offering, there has been no public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

        Based on the number of shares of our common stock outstanding as of June 30, upon the closing of this offering and assuming (1) the conversion of our outstanding preferred stock into common stock, assuming an initial public offering price of        per share (the mid-point of the price range set forth on the cover page of this prospectus), (2) no exercise of the underwriters' option to purchase additional shares of common stock to cover over-allotments and (3) no exercise of outstanding options or warrants, we will have outstanding an aggregate of approximately                shares of common stock. Of these shares, all of the                shares of common stock to be sold in this offering, and any shares sold upon exercise of the underwriters' option to purchase additional shares to cover over-allotments, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be "restricted securities" as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

        As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Approximate Number of Shares	First Date Available for Sale into Public Market
shares	180 days after the date of this prospectus, or longer if the lock-up period is extended, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume limitations under Rule 144

Lock-Up Agreements

        In connection with this offering, we, our directors, our executive officers and our other stockholders and option holders and warrant holders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus, except with the prior written consent of UBS Securities LLC and Piper Jaffray & Co.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event.

        Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements and that there is no extension of the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

        In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our "affiliates" for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our "affiliates," is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than "affiliates," then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our "affiliates," as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

  •
  1% of the number of common shares then outstanding, which will equal approximately                shares of common stock immediately after this offering (calculated on the basis of the assumptions described above and assuming no exercise of the underwriter's option to purchase additional shares and no exercise of outstanding options or warrants); or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Such sales under Rule 144 by our "affiliates" or persons selling shares on behalf of our "affiliates" are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired Common Stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our "affiliates," as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our "affiliates" may resell those shares without compliance with Rule 144's minimum holding period requirements (subject to the terms of the lock-up agreements referred to below, if applicable).

Registration Rights

        Based on the number of shares outstanding as of June 30, 2012, after the consummation of this offering, the holders of approximately 65.5 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will, after the expiration of the lock-up period, be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. For a description of these registration rights, please see the section titled "Description of Capital Stock—Registration Rights." If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act.

Stock Plans

        We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that we may issue upon exercise of outstanding options reserved for issuance under our 2002 Stock Option Plan, as amended, and our 2012 Equity Incentive Award Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

Material United States Federal Income Tax Consequences
to Non-U.S. Holders

        The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

        This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder in light of such holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

  •
  United States expatriates or former long-term residents of the United States;

  •
  partnerships, S corporations or other entities or arrangements treated as partnerships or pass-through entities for United States federal income tax purposes;

  •
  "controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid United States federal income tax;

  •
  banks, insurance companies, or other financial institutions;

  •
  brokers, dealers, or traders in securities, commodities or currencies;

  •
  tax-exempt organizations;

  •
  tax-qualified retirement plans; or

  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

        If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

        For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a "U.S. person" for United States federal income tax purposes. A U.S. person is any of the following:

  •
  an individual citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state therein or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust (1) the administration of which is subject to the primary supervision of a United States court and all substantial decisions of which are controlled by one or more United States persons or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

        As stated above under "Dividend Policy," we do not anticipate paying any cash dividends in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder's tax basis in its shares will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "Gain on Disposition of Our Common Stock" below.

        Dividends paid to a non-U.S. holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to the relevant paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to the relevant paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the relevant paying agent with the required certification, but who qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder's United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to the relevant paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

        Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's United States trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

        A non-U.S. holder who claims the benefit of an applicable income tax treaty will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Our Common Stock

        Subject to the discussion below regarding backup withholding and under "Legislation Relating to Foreign Accounts," a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the calendar year of the disposition, and certain other requirements are met; or

  •
  our common stock constitutes a "United States real property interest" by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

        We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, however, there can be no assurance we will not become a USRPHC in the future. Even if we become a USRPHC, however, so long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if the non-U.S. holder actually or constructively holds more than 5% of our common stock.

        Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. Further, non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

        Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding may apply to distribution payments to a non-U.S. holder of our common stock and information reporting and backup withholding may apply to the payments of the proceeds of a sale of our common stock within the United States or through certain United States-related financial intermediaries, unless the non-U.S. holder furnishes to the relevant paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the relevant paying agent has actual knowledge, or reason to know, that the holder is a United States person who is not an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined under those rules) and certain other non-U.S. entities. The failure to comply with additional certification, information reporting and other specified requirements could result in a withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. A 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        Although the withholding rules described above currently apply to applicable payments made after December 31, 2012, the IRS has recently issued Proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Prospective investors should consult their tax advisors regarding these withholding rules.

 Underwriting

        UBS Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers of the offering, and UBS Securities LLC and Piper Jaffray & Co. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
UBS Securities LLC
Piper Jaffray & Co.
William Blair & Company, L.L.C.
Leerink Swann LLC

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $                        per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                    additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our officers and directors, our employees, our stockholders and our option and warrant holders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of UBS Securities LLC and Piper Jaffray & Co., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. UBS Securities LLC and Piper Jaffray & Co. in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives.

Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

        We have applied to have our shares listed on the New York Stock Exchange under the symbol "SGLX."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by Singulex, Inc.
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that our portion of the total expenses of this offering will be $        .

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Pursuant to the underwriting agreement we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, on The NASDAQ Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

        At our request, the underwriters have reserved up to 350,000 shares of the common stock being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock. Participants in the directed share program who purchase more than $1,000,000 of shares shall be subject to a 25-day lock-up with respect to any shares sold to them pursuant to that program. This lock-up will have similar restrictions and an identical extension provision to the lock-up agreements described above. Any shares sold in the directed share program to our directors or executive officers shall be subject to the lock-up agreements described above.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  •
  you confirm and warrant that you are either:

  •
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  •
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  •
  a person associated with the company under section 708(12) of the Corporations Act; or

  •
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  •
  you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

        The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

 Legal Matters

        The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 68,008 shares of our preferred stock, which will be converted into shares of our common stock, and warrants to purchase 10,770 shares of our preferred stock, which will convert into warrants to purchase 10,770 shares of our common stock, in each case, immediately prior to the consummation of this offering. These attorneys and investment funds are subject to the contractual lock-up agreement with the underwriters.

Experts

        Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2011, and for the year ended December 31, 2011, as set forth in their report. Burr Pilger Mayer, Inc., independent registered public accounting firm, has audited our financial statements at December 31, 2009 and 2010, and for the two year period ended December 31, 2010. We have included our audited consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report and Burr Pilger Mayer, Inc.'s report, given the authority of such firms as experts in accounting and auditing.

Where You Can Find More Information

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to Singulex, Inc. and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

        Upon consummation of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.singulex.com. Upon consummation of this offering, you may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

Singulex, Inc.
Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Singulex, Inc.

        We have audited the accompanying consolidated balance sheet of Singulex, Inc. as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity (deficit), and cash flows for the year ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Singulex, Inc. at December 31, 2011, and the consolidated results of its operations and its cash flows for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, California
August 1, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Singulex, Inc.
Alameda, California

        We have audited the accompanying consolidated balance sheet of Singulex, Inc. as of December 31, 2010, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with the generally accepted auditing standards as established by the Auditing Standards Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Singulex, Inc. as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
July 30, 2012

Singulex, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
			June 30, 2012 Restated	Pro Forma June 30, 2012
	2010	2011
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,608	$5,842	$7,913	$7,913
Restricted cash	211	101	47	47
Accounts receivable, net	1,520	1,171	1,432	1,432
Inventories	981	1,399	1,651	1,651
Prepaid expenses and other current assets	597	286	844	844

Total current assets	7,917	8,799	11,887	11,887
Property and equipment, net	3,180	3,628	3,420	3,420
Other assets	8	55	74	74

Total assets	$11,105	$12,482	$15,381	$15,381

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$1,492	$2,053	$2,060	$2,060
Accrued liabilities	1,200	3,933	3,636	3,636
Deferred revenue	373	159	266	266
Convertible preferred stock warrant liability	—	405	4,060	—
Current portion of notes payable	986	11,930	3,328	3,328

Total current liabilities	4,051	18,480	13,350	9,290
Notes payable, net of current portion	5,059	2,671	5,313	5,313

Total liabilities	9,110	21,151	18,663	14,603
Commitments and contingencies
Convertible preferred stock issuable in series, par value $0.001; 45,738,000 and 61,268,300 shares authorized at December 31, 2010 and 2011, respectively and 60,771,203 shares authorized at June 30, 2012 (unaudited); 43,957,462 and 42,289,060 shares issued and outstanding at December 31, 2010 and 2011, respectively, and 55,514,519 shares issued and outstanding at June 30, 2012 (unaudited) and no shares issued and outstanding pro forma; total liquidation preference of $67,190 and $68,942 at December 31, 2010 and 2011, respectively and $84,474 at June 30, 2012	60,524	62,083	77,544	—
Stockholders' equity (deficit):
Common stock, par value $0.001; 70,000,000 and 85,530,300 shares authorized at December 31, 2010 and 2011, respectively and 93,408,572 shares authorized at June 30, 2012 (unaudited); 1,695,536 and 3,422,228 shares issued and outstanding at December 31, 2010 and 2011, respectively and 3,578,977 shares issued and outstanding at June 30, 2012 (unaudited), and 66,526,828 shares issued and outstanding pro forma	1	3	3	67
Additional paid-in capital	—	229	472	82,012
Accumulated deficit	(58,530)	(70,984)	(81,301)	(81,301)

Total stockholders' equity (deficit)	(58,529)	(70,752)	(80,826)	778

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$11,105	$12,482	$15,381	$15,381

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012 Restated
				(unaudited)
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$19,114	$4,804	$18,125
Life Sciences products	1,866	1,967	3,469	1,714	1,591
Life Sciences services	1,350	1,617	2,185	1,241	831

	3,216	4,907	24,768	7,759	20,547

Cost of revenues:
Advanced CVD Monitoring services	—	2,882	9,211	3,303	7,002
Life Sciences products	384	1,112	1,117	561	634
Life Sciences services	1,574	1,428	814	369	529

	1,958	5,422	11,142	4,233	8,165

Gross profit (loss)	1,258	(515)	13,626	3,526	12,382
Operating expenses:
Research and development	4,360	3,745	6,090	2,698	4,622
Sales and marketing	3,348	1,855	9,622	3,111	8,609
General and administrative	4,588	5,198	7,219	2,924	5,421

Total operating expenses	12,296	10,798	22,931	8,733	18,652

Loss from operations	(11,038)	(11,313)	(9,305)	(5,207)	(6,270)
Other income (expense), net:
Interest expense	(23)	(109)	(3,174)	(2,039)	(453)
Interest income	255	114	8	8	—
Other income (expense)	(81)	19	17	—	(3,594)

Total other income (expense), net	151	24	(3,149)	(2,031)	(4,047)

Net loss	(10,887)	(11,289)	(12,454)	(7,238)	(10,317)
Adjustment to net loss resulting from convertible preferred stock accretion and extinguishment	(3,436)	(3,719)	(1,773)	(1,864)	(22)

Net loss attributable to common stockholders	$(14,323)	$(15,008)	$(14,227)	$(9,102)	$(10,339)

Net loss per share attributable to common stockholders—basic and diluted	$(10.29)	$(9.41)	$(5.92)	$(5.35)	$(2.97)

Weighted average shares of common stock used in computing net loss per share attributable to common stockholders—basic and diluted	1,391,435	1,595,003	2,403,840	1,701,264	3,484,037

Pro forma net loss per share:
Pro forma basic and diluted net loss per share attributable to common stockholders (unaudited)			$(0.18)		$(0.16)

Weighted average shares of common stock outstanding used in computing pro forma basic and diluted net loss per share attributable to common stockholders (unaudited)			58,964,958		65,850,035

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012 Restated
				(unaudited)
Net loss	$(10,887)	$(11,289)	$(12,454)	$(7,238)	$(10,317)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on short-term investments	4	(4)	—	—	—

Total comprehensive loss	$(10,883)	$(11,293)	$(12,454)	$(7,238)	$(10,317)

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit)

(in thousands, except share and per share amounts)

			Stockholders' Equity (Deficit)
	Convertible Preferred Stock
			Common Stock			Accumulated Other Comprehensive Income (Loss)		Total Stockholders' Equity (Deficit)
					Additional Paid-In Capital		Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2009	43,957,462	$53,369	1,148,959	$1	$—	$—	$(29,358)	$(29,357)
Exercise of stock options	—	—	377,369	—	39	—	—	39
Stock-based compensation expense	—	—	—	—	44	—	—	44
Accretion of dividend on convertible preferred stock	—	3,395			(83)		(3,312)	(3,395)
Accretion to redemption value for convertible preferred stock	—	41	—	—	—		(41)	(41)
Other comprehensive gain	—	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	—	(10,887)	(10,887)

Balance at December 31, 2009	43,957,462	56,805	1,526,328	1	—	4	(43,598)	(43,593)
Exercise of stock options	—		169,208		21	—	—	21
Stock-based compensation expense	—	—	—	—	55	—	—	55
Accretion of dividend on convertible preferred stock	—	3,678			(76)	—	(3,602)	(3,678)
Accretion to redemption value for convertible preferred stock	—	41	—	—	—	—	(41)	(41)
Other comprehensive loss	—	—	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	—	—	(11,289)	(11,289)

Balance at December 31, 2010	43,957,462	60,524	1,695,536	1	—	—	(58,530)	(58,529)
Exercise of stock options	—	—	76,819	—	10	—	—	10
Conversion and extinguishment of convertible preferred stock	(1,668,402)	(2,311)	1,649,873	2	2,309	—	—	2,311
Stock-based compensation expense	—	—	—	—	153	—	—	153
Accretion of dividend on convertible preferred stock	—	3,829	—	—	(3,829)	—		(3,829)
Accretion to redemption value for convertible preferred stock	—	41	—	—	(41)	—	—	(41)
Beneficial conversion feature	—	—	—	—	1,627	—	—	1,627
Net loss	—	—	—	—	—	—	(12,454)	(12,454)

Balance at December 31, 2011	42,289,060	62,083	3,422,228	3	229	—	(70,984)	(70,752)
Issuance of convertible preferred stock (unaudited)	13,213,459	15,319	—	—	—	—	—	—
Exercise of warrants (unaudited)	12,000	120	—	—	—	—	—	—
Exercise of stock options (unaudited)	—	—	156,749	—	18	—	—	18
Stock-based compensation expense (unaudited)	—	—	—	—	286	—	—	286
Accretion to redemption value for convertible preferred stock (unaudited)	—	22	—	—	(22)	—	—	(22)
Beneficial conversion feature (unaudited)	—	—	—	—	(39)	—	—	(39)
Net loss (unaudited) (restated)	—	—	—	—	—	—	(10,317)	(10,317)

Balance at June 30, 2012 (unaudited) (restated)	55,514,519	$77,544	3,578,977	$3	$472	$—	$(81,301)	$(80,826)

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012 Restated
				(unaudited)
Cash flows from operating activities:
Net loss	$(10,887)	$(11,289)	$(12,454)	$(7,238)	$(10,317)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	406	663	1,074	516	712
Provision for bad debt expense	—	40	232	120	47
Interest expense arising from beneficial conversion feature	—	—	1,627	1,534	13
Amortization of debt discount	—	—	272	382	58
Stock-based compensation	44	55	153	31	286
Loss from sale of equipment	24	—	—	—	—
Other expense relating to the revaluation of warrants exercisable for convertible preferred stock	—	—	23	—	3,608
Changes in assets and liabilities:
Accounts receivable, net	(615)	(44)	117	(355)	(308)
Prepaid expenses and other current assets	99	(431)	311	(219)	(518)
Inventories	6	(514)	(418)	(376)	(252)
Other assets	6	3	3	—	51
Accounts payable	(94)	1,343	561	492	7
Accrued liabilities	56	(136)	2,734	1,051	379
Deferred revenue	(349)	123	(214)	(75)	107

Net cash used in operating activities	(11,304)	(10,187)	(5,979)	(4,137)	(6,127)

Cash flows from investing activities:
Purchases of property and equipment	(903)	(2,247)	(1,522)	(599)	(504)
Proceeds from sale of investments	13,823	11,583	—	—	—
Purchase of investments	(15,044)	(4,038)	—	—	—

Net cash (used in) provided by investing activities	(2,124)	5,298	(1,522)	(599)	(504)

Cash flows from financing activities:
Changes in restricted cash requirements	—	110	60	110	—
Proceeds from convertible promissory notes	—	—	9,651	—	—
Payments on line of credit	(2,400)	—	—	—	—
Proceeds from notes payable	1,000	5,500	—	9,319	5,000
Payments on notes payable	(187)	(509)	(986)	(272)	(1,419)
Issuance of convertible preferred stock	—		—	—	5,103
Issuance of common stock	39	21	10	—	18

Net cash (used in) provided by financing activities	(1,548)	5,122	8,735	9,157	8,702

Net (decrease) increase in cash and cash equivalents	(14,976)	233	1,234	4,421	2,071
Cash and cash equivalents at beginning of period	19,351	4,375	4,608	4,608	5,842

Cash and cash equivalents at end of period	$4,375	$4,608	$5,842	$9,029	$7,913

Supplemental disclosure of cash flow information:
Interest paid	$19	$95	$1,201	$309	$298

Supplemental disclosures related to non-cash investing and financing activities
Warrants exercisable for convertible preferred stock issued in connection with convertible promissory notes	$—	$—	$382	$382	$—

Conversion of promissory notes and accrued interest into convertible preferred stock	$—	$—	$—	$—	$10,336

Extinguishment of convertible promissory notes with related parties	$—	$—	$—	$—	$52

Conversion and extinguishment of convertible preferred stock	$—	$—	$2,311	$—	$—

Accretion of dividends on convertible preferred stock	$3,395	$3,678	$3,829	$1,894	$—

Accretion of redemption value of convertible preferred stock	$41	$41	$41	$21	$22

See accompanying notes.

Singulex, Inc.

Notes to Consolidated Financial Statements

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies

Description of Business

        Singulex, Inc. ("Singulex" or the "Company") was originally formed as a limited liability company in the State of Delaware in November 1997 under the name BioProfile, L.L.C., and in August 2002 converted to a corporation in Delaware under the name BioProfile Corporation. The Company changed its name to Singulex, Inc. in July 2003. Singulex is a diagnostics company that provides tests for the diagnosis and monitoring of chronic diseases. In July 2010, the Company launched its Advanced CVD Monitoring services through which it offers its cardiovascular disease (CVD) test menu, utilizing its CLIA certified laboratory in Alameda, CA. Through its Advanced CVD Monitoring services, the Company provides to physicians a testing menu that integrates its proprietary heart function and inflammatory tests with other ancillary CVD tests. The Company also sells its research use only immunoassay products and services to pharmaceutical companies, academic institutions and contract research organizations for studying therapeutic efficacy, pharmacodynamics, pharmacokinetics and safety.

        The Company has incurred significant losses since inception, including net losses of approximately $10.9 million, $11.3 million and $12.5 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $7.2 million and $10.3 million for the six months ended June 30, 2011 and 2012, respectively. As of June 30, 2012, the Company's accumulated deficit was $81.3 million.

        To date, the Company has funded operations primarily with the net proceeds from private placements of convertible preferred stock and from loan proceeds. Management believes that currently available resources will provide sufficient funds to enable the Company to meet its obligations for at least the next 12 months. The Company's ability to fund its operations is dependent primarily upon its ability to execute on its business plan, including generating sufficient sales and cash inflows from operating activities and obtaining additional funding.

        The Company will need to raise substantial additional funding to support its operating activities. Adequate funding may not be available on acceptable terms, or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company's business, results of operations, and financial condition. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Principles of consolidation

        The consolidated financial statements present the accounts of Singulex, and its wholly-owned foreign subsidiary, Singulex R&D Europe EURL. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation and Use of Estimates

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include all adjustments necessary for the fair presentation of the Company's consolidated financial position, results of operations and cash flows for the periods presented. In preparing the consolidated financial statements, management must make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

Unaudited Interim Financial Information

        The accompanying interim consolidated balance sheet as of June 30, 2012 and the consolidated statements of operations, comprehensive loss and cash flows for the six months ended June 30, 2011 and 2012 and the consolidated statement of convertible preferred stock and stockholders' equity (deficit) for the six months ended June 30, 2012 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP. In management's opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which include only normal recurring adjustments necessary for the fair presentation of our consolidated statement of financial position as of June 30, 2012 and our consolidated statements of operations, comprehensive loss, and cash flows for the six months ended June 30, 2011 and 2012. The results for the six months ended June 30, 2012 are not necessarily indicative of the results expected for the full fiscal year.

Unaudited Pro Forma Information

        The Board of Directors has authorized the Company to prepare a Registration Statement on Form S-1 with the Securities and Exchange Commission ("SEC") covering the sale and issuance of common stock. The unaudited pro forma consolidated balance sheet as of June 30, 2012 has been prepared assuming that immediately prior to the closing of an initial public offering (IPO), (i) all of the Company's outstanding shares of convertible preferred stock will automatically convert into an aggregate of 62,947,851 shares of common stock, and (ii) warrants exercisable for the Company's convertible preferred stock will automatically convert into warrants exercisable for 2,582,040 shares of the Company's common stock resulting in the reclassification of the convertible preferred stock warrant liability of $4.060 million into additional paid-in capital immediately prior to the closing of an IPO. The unaudited pro forma net loss per share of common stock for the year ended December 31, 2011 and the six months ended June 30, 2012 are computed using the weighted average number of shares of common stock outstanding, including the pro forma effect of the conversion of all outstanding convertible preferred stock into shares of common stock, as if such conversion had occurred at the beginning of the respective periods, and the assumed conversion of outstanding convertible promissory notes into shares of convertible preferred stock, and common stock issuable upon conversion of such convertible preferred stock, as if such conversion had occurred on the date of original issuance of the convertible promissory notes in May and June 2011 for the year ended December 31, 2011; and for the six months ended June 30, 2012, as if such conversion had occurred on January 1, 2012 for the period the convertible promissory notes were outstanding through February 15, 2012.

Foreign Currency Translation

        The Company considers the functional currency of its foreign subsidiary to be U.S. dollars, as support is provided by the U.S. parent to the subsidiary.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Segment Reporting

        The Company operates in one operating segment. The Company's chief operating decision maker, its chief executive officer, manages the Company's operations on an integrated basis for purposes of allocating resources.

Customers and Payors

        The Company provides laboratory testing services to physicians, who order the tests but are not responsible for the payments for services. The Company considers a party that refers a test to us a "customer" and a party that reimburses us a "payor." Depending on the billing arrangement and applicable law, the payor may be a commercial third party responsible for providing health insurance coverage to patients, such as a health insurance plan, or Medicare or Medicaid. The Company also sells its immunoassay products and services to customers such as academic institutions, pharmaceutical companies and contract research organizations.

Revenue Recognition

        The Company derives revenues from the sale of its CLIA laboratory testing service, which is its Advanced CVD Monitoring service, and the sale of immunoassay products and services to pharmaceutical companies, academic and government institutions, and contract research organizations, which are its Life Sciences customers. We recognize revenues when the following revenue recognition criteria are met: (1) persuasive evidence that an arrangement exits; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

  Advanced CVD Monitoring Service Revenues

        CLIA laboratory testing service revenues are derived primarily from performing tests on patient samples and the above revenue recognition criteria are assessed as follows: Criterion (1) is satisfied when an arrangement is in place with the payor addressing reimbursement for the patient test. In the absence of such arrangements, criterion (1) is satisfied when a payor pays us for the test performed. Criterion (2) is satisfied when a test is performed and a patient report is generated and delivered to the physician. Determination of satisfying criteria (3) and (4) are based on management's judgments regarding whether the fee charged for services delivered is fixed or determinable, and the collectability of those fees under any arrangement. When evaluating criteria (3) and (4), the Company considers whether it has a specific arrangement with a payor or sufficient history with a payor to reliably estimate the payor's individual payment patterns. In evaluating payment history, based upon at least several months of history, the Company reviews the amount received for each test and the payor's outstanding balance for unpaid tests to determine whether payments are being made consistently for a high percentage of tests billed. To the extent all criteria set forth above are not met when test results are delivered, laboratory testing service revenues are recognized when cash is received from the payor. 64% and 79% of CLIA laboratory testing service revenues were not recognized until the point at which cash was received for the years ended December 31, 2010 and 2011, respectively.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

  Life Sciences Products and Services Revenues

        With respect to the Company's Life Sciences customers, it recognizes immunoassay products and services revenue as follows:

  •
  Immunoassay Products—immunoassay products consist of sales of instruments, including any related installation, training services, and the sale of reagents. The Company recognizes revenues on sales of instruments, upon installation of the instrument and completion of the related training services. The Company recognizes revenues on the sale of reagents upon delivery of the reagents to the customer.

  •
  Immunoassay Services—immunoassay services consist of assay development and assay sample testing. Assay development services are provided based on contracts with specific milestones outlined in the arrangement. Assay sample testing services are provided based on fixed price arrangements. The Company recognizes revenue related to assay development services as the services are completed and the specific milestones are achieved, while revenues related to assay sample testing are recognized upon completion of the services and delivery of the test reports to the customer. The Company has also entered into research contracts with academic and government institutions and contract research organizations to perform research services under a cost or cost-plus pricing arrangement. The Company recognizes revenues related to research contracts upon delivery of the services based the terms of the arrangements.

        Arrangements related to immunoassay products and services can include multiple elements, including delivery of our digital technology platform, reagents, assay development and assay sample testing. The Company evaluates products and services for multiple elements and allocates revenues to each element of the arrangement based on vendor specific objective evidence, or VSOE, or third party evidence, if available. When VSOE or third party evidence is not available, the Company uses its best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Once the elements are identified and the revenues are allocated to the separate elements, the Company recognizes revenues for immunoassay products and services as described above.

Cost of Revenues

        Cost of Advanced CVD Monitoring service revenues includes the cost of materials, direct labor, equipment and facility expenses associated with sample processing, processing and handling fees, related royalties and shipping charges to transport samples. Costs associated with performing our Advanced CVD Monitoring services are recorded as they are incurred.

        Cost of Life Sciences service revenues includes the cost of materials, direct labor, equipment and facility expenses, and related royalties associated with assay development and sample testing. Cost of Life Sciences product revenues includes the externally procured cost of the Company's digital technology, installation and training costs where applicable, and the cost of materials, direct labor, equipment and facility expenses associated with manufacturing of the reagents. Costs related to the Company's Life Sciences products and services are recorded at the time the revenues are recognized or in accordance with other contractual obligations.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents consist of demand deposits and certificates of deposit for all periods presented. The Company considers investments in highly liquid instruments with an original maturity of 90 days or less from the date of purchase to be cash equivalents.

Restricted Cash

        The Company is required to maintain restricted cash deposits as collateral under credit card services agreements, a corporate credit card agreement with a financial institution and as collateral for a standby letter of credit. The deposits are in the form of certificates of deposit and are classified as restricted cash in the accompanying consolidated balance sheets.

Accounts Receivable

        Accounts receivable are primarily amounts due from laboratory services payors and immunoassay products and services customers.

        The Company invoices third party payors for its laboratory testing services upon providing test results to ordering physicians. As such, the Company takes assignment of benefits and risk of collection with third party payors. The Company continues to monitor the collection history for third party payors. Accounts receivable is not recorded for billings to third party payors with whom we have not entered into contractual reimbursement agreements because these revenues are not recognized until the point at which cash is received. As such, the accounts receivable for our Advanced CVD Monitoring services consist solely of amounts due from Medicare.

        Accounts receivable are reported net of an allowance for uncollectible accounts. The process of estimating the collection of accounts receivable involves significant assumptions and judgments. Specifically, the accounts receivable allowance is based on management's analysis of current and past due accounts, collection experience in relation to amounts billed, any specific customer collection issues that have been identified and other relevant information.

        The Company's provision for uncollectible accounts is recorded as bad debt expense and included in general and administrative expenses. The process for determining the appropriate level of allowance for doubtful accounts involves judgment, and considers such factors as the age of the underlying receivables, historical and projected collection trends, the composition of outstanding receivables between payors, current economic conditions and regulatory changes. An account is fully reserved when reasonable collection efforts have been unsuccessful and it is probable the receivable will not be recovered. Historically, the Company has not experienced significant credit loss related to its customers or payors. Although the Company believes amounts provided are adequate, the ultimate amounts of uncollectible accounts receivable could be in excess of the amounts provided.

Inventories

        Inventories are stated at the lower of cost (on a weighted average cost basis) or market (net realizable value). Provision for obsolescence and excess inventory are provided based on historical

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

experience and estimates of future product demand. There was no provision for obsolescence or excess inventory at December 31, 2010 and 2011 and June 30, 2012.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Property and equipment under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Depreciable lives range from three to five years for laboratory equipment, office equipment and furniture and fixtures and three years for software.

Impairment of Long-Lived Assets

        The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired and assesses their recoverability based upon anticipated future cash flows. If changes in circumstances lead the Company to believe that any of its long-lived assets may be impaired, the Company will (a) evaluate the extent to which the remaining book value of the asset is recoverable by comparing the future undiscounted cash flows estimated to be associated with the asset to the asset's carrying amount and (b) write-down the carrying amount to market value or discounted cash flow value to the extent necessary. There has been no such impairment of long-lived assets to date.

Concentration of Credit Risk

        Financial instruments, which potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities, and accounts receivable. The primary objectives for the Company's investment portfolio are the preservation of capital and the maintenance of liquidity.

        The Company's investment policy limits investments to certain types of instruments such as certificates of deposit, money market instruments, and obligations issued by U.S. government and U.S. government agencies, and places restrictions on maturities and concentration by type and issuer. From time to time, the Company maintains cash balances in excess of amounts insured by the FDIC. The Company has established an investment policy relative to credit ratings and maturities intended to maintain safety and liquidity. The accounts are monitored by management to mitigate the risk.

        Accounts receivable are typically unsecured and are derived from sales to customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for estimated credit losses. The Company applies judgment as to its ability to collect outstanding receivables based primarily on management's evaluation of the customer's financial condition and past collection history and records a specific allowance. In addition, the Company records an allowance based on the length of time the receivables are past due. Historically, such losses have been within management's expectations.

        The following table presents customers that represented over 10% of accounts receivable as of December 31, 2010 and 2011 and at June 30, 2012, and individual customers that represented over 10%

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

of revenue during the years ended December 31, 2009, 2010 and 2011 and for the six months ended June 30, 2011 and 2012:

	As of December 31,
			As of June 30, 2012
Accounts Receivable	2010	2011
			(Unaudited)
Medicare	* %	32%	53%
Sanofi-Aventis	28%	*	13%
Merck Schering	*	16%	*
Boehringer Ingelheim	19%	*	*

	Year Ended December 31,			Six Months Ended June 30,
Revenue	2009	2010	2011	2011	2012
				(Unaudited)
Medicare	*	10%	17%	17%	19%
Sanofi-Aventis	*	10%	*	*	*
Wyeth Pharmaceuticals	20%	*	*	*	*
Novartis Pharma AG	12%	*	*	*	*

*
Customer represented less than 10%

Stock-Based Compensation

        The Company accounts for stock-based compensation arrangements with employees and non-employee directors using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options. The fair value method requires the Company to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model.

        Stock-based compensation costs are based on the fair value of the underlying option calculated using the Black-Scholes option-pricing model on the date of grant for stock options and recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, forfeiture rates and expected term. The expected volatility rates are estimated based on the actual volatility of comparable public companies over the expected term. The Company selected these companies based on comparable characteristics, including enterprise value, risk profiles, stage of development and with historical share price information sufficient to meet the expected life of the stock-based awards. The expected term for options granted during the years ended December 31, 2009, 2010 and 2011 and during the six months ended June 30, 2011 and 2012 is calculated using the "simplified" method and represents the average time that options are expected to be outstanding based on the mid-point between the vesting date and the end of the contractual term of the award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

periods if actual forfeitures differ from those estimates. The Company has not paid dividends and does not anticipate paying a cash dividend in the foreseeable future and, accordingly, uses an expected dividend yield of zero. The risk-free interest rate is based on the rate of U.S. Treasury securities with maturities consistent with the estimated expected term of the awards. The measurement of nonemployee share-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period over which services are rendered.

Fair Value of Financial Instruments

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a three tier fair-value hierarchy for disclosure of fair value measurements as follows:

  •
  Level 1, defined as observable inputs, such as quoted prices for identical assets in active markets.

  •
  Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.

  •
  Level 3, defined as unobservable inputs in which little or no market data exists, therefore, requiring management to develop its own assumptions based on the best estimates of what market participants would use in pricing an asset or liability at the reporting date.

        The carrying values of the Company's financial instruments such as cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amount of the Company's convertible preferred stock warrant liability represents its estimated fair value. The Company believes that the rate and terms of its notes payable are consistent with the market for such instruments and that the carrying value of the notes payable approximates fair value.

Convertible Preferred Stock

        The Company classifies its convertible preferred stock outside of stockholders' equity because certain features of the Company's Amended and Restated Certificate of Incorporation would require redemption of some or all classes of convertible preferred stock upon events not solely within the control of the Company. In addition, the Series D and E Convertible Preferred Stock are redeemable upon vote of the respective convertible preferred stockholders on or after January 1, 2017. The convertible preferred stock constitutes a majority of the outstanding stock entitled to vote, and a majority of the members of the board of directors is comprised of individuals elected by holders of the Company's convertible preferred stock.

        Because the Series D and E Convertible Preferred Stock become redeemable after the passage of time, it is considered probable that the instruments will become redeemable and, therefore, the

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Company is accreting changes in the redemption value over the period from the date of issuance to the earliest redemption date of January 1, 2017. Changes in the redemption value include amortization of issuance costs and, for the periods prior to February 17, 2012, the accrual of dividends pursuant to the Company's then-current Amended and Restated Certificate of Incorporation.

Convertible Preferred Stock Warrant Liability

        The Company accounts for warrants to purchase shares of its convertible preferred stock as a liability recognized at fair value. The convertible preferred stock warrants are recorded as a liability because the underlying shares of convertible preferred stock are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The warrants are subject to re-measurement to fair value at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net, on the statement of consolidated operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the completion of a deemed liquidation event, conversion of convertible preferred stock into common stock, or until the holders of the convertible preferred stock can no longer trigger a deemed liquidation event. Pursuant to the terms of these warrants, upon the conversion of the class of preferred stock underlying the warrant, the warrants automatically become exercisable for shares of the Company's common stock based upon the conversion ratio of the underlying class of preferred stock. The consummation of an initial public offering will result in the conversion of all classes of the Company's preferred stock into common stock. Upon such conversion of the underlying classes of preferred stock, the warrants will be classified as a component of equity and no longer be subject to re-measurement.

Research and Development Costs

        Costs incurred in research and development activities are expensed as incurred. Major components of research and development (R&D) costs include cash compensation, stock-based compensation, materials and supplies, and fees paid to consultants and other entities that conduct certain development activities on the Company's behalf. R&D costs, including upfront fees and milestones paid to collaborators, are expensed as goods are received or services rendered. Costs to acquire technologies to be used in research and development that have not reached technological feasibility and have no alternative future use are also expensed as incurred.

Shipping and Handling

        The Company bills its customers for shipping and handling charges related to sales of its Immunoassay products and records the billed amounts as revenue and the corresponding costs in cost of revenues. Shipping and handling costs related to the sale of Immunoassay products were not significant for any period presented.

        The Company does not bill its customers for shipping and handling charges related to laboratory services. All charges relating to inbound and outbound freight costs are incurred by the Company and recorded within cost of revenues. For the six month periods ended June 30, 2011 and 2012 (unaudited) the Company incurred shipping and handling costs related to laboratory services of approximately

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

$426,000 and $1.094 million, respectively, and for the years ended December 31, 2009, 2010 and 2011, the Company incurred shipping and handling costs of approximately $0, $283,000 and $1.286 million, respectively.

Income Taxes

        The Company uses an asset and liability approach for accounting for deferred income taxes, which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements, but have not been reflected in its taxable income. Estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred income tax assets, which arise from temporary differences and carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets and liabilities are expected to be realized or settled.

        The Company regularly assesses the likelihood that its deferred income tax assets will be realized from recoverable income taxes or recovered from future taxable income. To the extent that the Company believes any amounts are more likely not to be realized, the Company records a valuation allowance to reduce the deferred income tax assets. In the event the Company determines that all or part of the net deferred tax assets are not realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if the Company subsequently realizes deferred income tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

        Based on the available evidence, the Company believed it was not likely able to utilize its deferred tax assets in the future and as a result, the Company recorded a full valuation allowance as of December 31, 2010, December 31, 2011 and June 30, 2012. The Company intends to maintain the valuation allowance until sufficient evidence exists to support its reversal. The Company regularly reviews its tax positions and for a tax benefit to be recognized the related tax position must be more likely than not to be sustained upon examination. Any amount recognized is generally the largest benefit that is more likely than not to be realized upon settlement. The Company's policy is to recognize interest and penalties related to income tax matters as an income tax expense. Through June 30, 2012, the Company did not have any interest or penalties associated with unrecognized tax benefits.

Net Loss Per Share and Unaudited Pro Forma Net Loss Per Share of Common Stock

        Basic net loss per share of common stock is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted net loss per share of common stock is computed by giving effect to all potentially dilutive securities outstanding during the period, including options, warrants, and convertible preferred stock. Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding were anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss are the same for each period presented.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

        Pro forma basic and diluted net loss per share of common stock has been computed to give effect to the automatic conversion immediately prior to the closing of a qualifying initial public offering of the convertible preferred stock into common stock as of the beginning of the period or the issuance date, if later, and the assumed conversion of outstanding convertible promissory notes into shares of convertible preferred stock, and common stock issuable upon conversion of such convertible preferred stock, as if such conversion had occurred as of their issuance dates in May and June 2011 for the year ended December 31, 2011; and for the six months ended June 30, 2012, as if such conversion had occurred on January 1, 2012 for the period the convertible promissory notes were outstanding through February 15, 2012. Also, the numerator in the pro forma basic and diluted net loss per share calculation has been adjusted to remove the gains and losses resulting from the re-measurement of the convertible preferred stock warrant liability as this amount will be reclassified to additional paid-in capital upon the completion of a qualifying initial public offering of the Company's common stock.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board (FASB) issued new guidance for fair value measurements to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards. The guidance changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. The guidance is effective for the Company prospectively beginning in the first quarter of fiscal 2012. The adoption of this guidance did not have a material impact on the Company's financial statements.

        In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. Under the continuous statement approach, the statement would include the components and total of net income, the components and total of other comprehensive income and the total of comprehensive income. Under the two statement approach, the first statement would include the components and total of net income and the second statement would include the components and total of other comprehensive income and the total of comprehensive income. Comprehensive income may no longer be presented only within the consolidated statement of stockholders' equity. ASU 2011-05 does not change the items that must be reported in other comprehensive income. ASU 2011-05 is effective retrospectively for interim and annual periods beginning after December 15, 2011, with early adoption permitted. The Company adopted this ASU in the first quarter of 2012 and is reporting under the two statement approach which did not have a material impact on the Company's financial statements.

2. Restatement

        The Company has restated its previously issued Unaudited Consolidated Balance Sheet as of June 30, 2012, and its Unaudited Consolidated Statement of Operations, Comprehensive Loss, Convertible Preferred Stock and Stockholders' Equity (Deficit), and Cash Flows for the six months ended June 30 2012, to correct for an error in its warrant liability and other expense. Please refer to

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

2. Restatement (Continued)

Note 11, "Convertible Preferred Stock Warrant Liability," for complete details on the Company's outstanding warrants.

        In connection with the loan and security agreement with Horizon Credit LLC, the Company issued a warrant exercisable for 259,575 shares of Series E Convertible Preferred Stock at an exercise price of $0.8668 per share (or, at Horizon's election, for shares of a future series of preferred stock at the per share purchase price of such future series of preferred stock to the value of $225,000). The warrant expires 10 years after the date of issuance. In April 2012, in connection with an amendment to the loan agreement, the Company issued a second warrant to purchase up to 34,057 of Series F Preferred Stock at a purchase price of $1.1606 per share. (See note 11).

        These warrants were not reflected as outstanding in the December 31, 2010 and 2011 and June 30, 2012 Consolidated Balance Sheets, and the impact of re-measuring the preferred stock warrants at each reporting period was not reflected in the Company's Consolidated Statements of Operations for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2012.

        The valuation of the Series E warrants, and any related changes in fair value, was not material to the Consolidated Financial Statements at December 31, 2010 or 2011, or for the years then ended. At June 30, 2012 the valuation of the Series E warrants increased to $421,000. Additionally, the valuation of the April 2012 Series F warrants was determined to be $53,000 at the date of issuance and will be recorded as interest expense over the remaining term of the loan. As of June 30, 2012, $6,700 of additional interest expense was recorded in association with this warrant.

        The Company has restated its unaudited consolidated financial statements as of June 30, 2012 and for the six months then ended to record adjustments for the preferred stock warrant liabilities relating to both the November 2010 Series E warrants and the April 2012 Series F warrants and to record the related impact on interest expense and other income (expense).

        The effect of these corrections resulted in an increase in previously reported interest expense and other expense and net loss, with a total increase in net loss per share attributable to common stockholders of $428,000, or $0.13 per share, for the six months ended June 30, 2012. In addition, total assets and total liabilities were increased by approximately $47,000 and $475,000, respectively, as of June 30, 2012.

        The following tables summarize the corrections on each of the affected financial statement line items for the period presented (in thousands).

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

2. Restatement (Continued)

Consolidated Balance Sheet

	As Previously Reported	Restatement Adjustment	As Restated
As of June 30, 2012
Prepaid expenses and other current assets	$817	$27	$844
Total current assets	11,860	27	11,887
Other assets	54	20	74
Total assets	15,334	47	15,381
Convertible preferred stock warrant liability	3,585	475	4,060
Total current liabilities	12,875	475	13,350
Total liabilities	18,188	475	18,663
Accumulated deficit	(80,873)	(428)	(81,301)
Total stockholders' equity (deficit)	(80,398)	(428)	(80,826)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$15,334	47	$15,381

Consolidated Statement of Operations

	As Previously Reported	Restatement Adjustment	As Restated
For the six months ended June 30, 2012
Interest expense	$(446)	$(7)	$(453)
Other income (expense)	(3,173)	(421)	(3,594)
Total other income (expense), net	(3,619)	(428)	(4,047)
Net loss	(9,889)	(428)	(10,317)
Net loss attributable to common stockholders	$(9,911)	$(428)	$(10,339)
Net loss per share attributable to common stockholders	$(2.84)	$(0.13)	$(2.97)

Consolidated Statement of Comprehensive Loss

	As Previously Reported	Restatement Adjustment	As Restated
For the six months ended June 30, 2012
Net loss	$(9,889)	$(428)	$(10,317)
Total comprehensive loss	$(9,889)	$(428)	$(10,317)

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

2. Restatement (Continued)

Consolidated Statement of Convertible Preferred Stock and Stockholders' Equity (Deficit)

	As Previously Reported		Restatement Adjustment		As Restated
	Accumulated Deficit	Total Stockholders' Equity (Deficit)	Accumulated Deficit	Total Stockholders' Equity (Deficit)	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Net loss (unaudited) (for six months ended June 30, 2012)	$(9,889)	$(9,889)	$(428)	$(428)	$(10,317)	$(10,317)
Balance at June 30, 2012 (unaudited)	$(80,873)	$(80,398)	$(428)	$(428)	$(81,301)	$(80,826)

Consolidated Statement of Cash Flows

	As Previously Reported	Restatement Adjustment	As Restated
For the six months ended June 30, 2012
Net loss	$(9,889)	$(428)	$(10,317)
Other expense relating to the revaluation of warrants exercisable for convertible preferred stock	$3,180	$428	$3,608

3. Fair Value Measurements

        The Company measures and reports its convertible preferred stock warrant liability at fair value (see Note 11). The fair value of convertible preferred stock warrants prior to 2011 was immaterial. The Company's convertible preferred stock warrants are classified as Level 3 because they were valued based on unobservable inputs and management's judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such financial instruments. The Company performs a fair value assessment of the convertible preferred stock warrant inputs at each reporting date. These assumptions are inherently subjective and involve significant management judgment. Any change in fair value is recognized as a component of other income (expense), net, on the statements of operations.

        The following table shows the changes in fair value of the Company's convertible preferred stock warrant liability from December 31, 2010 through June 30, 2012 (amounts in thousands):

Fair value as of December 31, 2010	$—
Issuance of warrants in May 2011	382
Change in fair value of warrants	23

Fair value as of December 31, 2011	405
Change in fair value of warrants	3,655

Fair value as of June 30, 2012	$4,060

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

3. Fair Value Measurements (Continued)

        There were no transfers of assets measured between Level 1 and Level 2 during the years ended December 31, 2010 and 2011 or the six months ended June 30, 2012.

4. Balance Sheet Data

Cash and Cash Equivalents

        Cash and cash equivalents are comprised of the following (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Cash deposits	$4,498	$5,782	$7,853
Certificates of deposit	110	60	60

	$4,608	$5,842	$7,913

Accounts Receivable

        Accounts receivable, net, are comprised of the following as of (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Accounts receivable	$1,560	$1,431	$1,476
Less allowance for uncollectible accounts receivable	(40)	(260)	(44)

	$1,520	$1,171	$1,432

        Activity for the allowance for uncollectible accounts receivable is as follows (in thousands):

	Year Ended December 31,
			Six Months Ended June 30, 2012
	2010	2011
			(unaudited)
Balance at beginning of period	$—	$40	$260
Provision for bad debt expense	40	232	47
Write-off, net of recoveries	—	(12)	(263)

Balance at end of period	$40	$260	$44

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

4. Balance Sheet Data (Continued)

Inventories

        Inventories are comprised of the following (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Finished products	$741	$1,112	$1,089
Raw materials and supplies	240	287	562

	$981	$1,399	$1,651

Property and Equipment

        Property and equipment consisted of the following (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Equipment	$3,780	$4,688	$5,146
Software	764	1,174	1,209
Furniture and fixtures	21	57	57
Leasehold improvements	73	241	241
Rental equipment	73	73	84

	4,711	6,233	6,737
Less accumulated depreciation and amortization	(1,531)	(2,605)	(3,317)

	$3,180	$3,628	$3,420

        Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (three to five years). Assets classified as leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term using the straight-line method. Maintenance and repair costs are expensed as incurred. Rental equipment is amortized over three years.

        Depreciation and amortization expense was $406,000, $663,000 and $1.074 million for each of the years ended December 31, 2009, 2010 and 2011, respectively, and $516,000 and $712,000 for the six months ended June 30, 2011 and 2012, respectively.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

4. Balance Sheet Data (Continued)

Accrued Liabilities

        Accrued liabilities are comprised of the following (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Accrued wages and benefits	$94	$312	$692
Accrued paid time off	246	344	398
Accrued bonuses	296	1,380	740
Accrued interest	7	661	79
Accrued royalties	150	250	278
Accrued commissions	—	729	771
Accrued rent	212	124	68
Accrued professional fees	129	45	384
Other accrued liabilities	66	88	226

	$1,200	$3,933	$3,636

5. Notes Payable

Convertible Promissory Notes

        In May and June 2011, the Company issued convertible promissory notes in exchange for aggregate proceeds of $9.651 million, which bore interest at 10% per annum prior to March 31, 2012 and 15% per annum from and subsequent to March 31, 2012. There was no stated maturity date, but principal and accrued interest on the notes were due and payable either (a) upon demand of the holders of at least 75% of the total aggregate outstanding principal on or after March 31, 2012 or (b) upon an event of default, as defined. Prepayment of the principal amount plus all accrued and unpaid interest was allowed upon written consent of the holders of at least 75% of the total aggregate principal then outstanding under the notes (the "Requisite Holders"). Unless earlier repaid or converted, each note was convertible at the option of the Requisite Holders, or after March 31, 2012, the holder of such note, into shares of Series E Convertible Preferred Stock at a conversion price of $0.8668 per share, subject to adjustment for stock splits, combinations, reorganizations and the like. In addition, unless earlier repaid or converted, the notes were to convert automatically in connection with the sale by the Company of its next series of convertible preferred stock, if any, (the "New Preferred Stock") resulting in the certain minimum aggregate proceeds to the Company (the "Next Financing").

        In conjunction with the issuance of the convertible promissory notes, the Company issued warrants exercisable for an aggregate of 2,783,468 shares of either Series E Convertible Preferred Stock at an exercise price of $0.8668 per share, or for shares of New Preferred Stock at the per share purchase price of the New Preferred Stock. Each warrant expires on the date seven years after the date of issuance of such warrant. (See Note 11).

        The Company recorded a debt discount of $382,000, convertible preferred stock warrant liability of $382,000 and additional paid-in capital of $1.627 million relating to the beneficial conversion features.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

5. Notes Payable (Continued)

Interest expense of $2.505 million was recognized during the year ended December 31, 2011 of which $1.627 million related to the beneficial conversion feature, amortization of debt discount of $273,000 and the accrued interest on the convertible promissory notes of $605,000. As of December 31, 2011, principal outstanding was $9.651 million offset by unamortized debt discount of $110,000, and accrued interest unpaid and outstanding was $605,000.

        In February 2012, the Company amended its convertible promissory notes issued in May and June 2011 to decrease the amount of aggregate gross proceeds required to be received by the Company to constitute the Next Financing and provide that interest was to accrue only through the last day of the full month preceding the month in which conversion of the convertible debt occurs.

        In February 2012, the Company issued its Series F Convertible Preferred Stock in an equity financing. In conjunction with this equity financing, the debt holders converted these convertible notes into Series F Convertible Preferred Stock. The Company issued shares of Series F Convertible Preferred Stock in satisfaction of the debt principal plus accrued interest in the aggregate amount of $10.336 million. During the six months ended June 30, 2012, the Company recognized $150,000 in interest expense relating to the convertible promissory notes, of which $58,000 related to debt discount amortization, $79,000 of accrual of interest on the outstanding debt and $12,000 related to beneficial conversion feature. In connection with the extinguishment of the convertible debt, a debit of $52,000 was recorded to additional paid-in capital relating the extinguishment of debt with related parties at conversion. In conjunction with the Series F financing, the Company's warrants exercisable for 2,783,468 shares of Series E Convertible Preferred Stock at an exercise price of $0.8668 per share became exercisable instead for 2,078,846 shares of Series F Convertible Preferred Stock at an exercise price of $1.1606 per share.

Loan and Security Agreement with Bridge Bank

        The Company entered into a loan and security agreement with Bridge Bank ("BB") in May 2007 and subsequently amended in 2008, 2009 and 2010. The loan agreement provided for advances in the aggregate not to exceed the lesser of (i) revolving facility of up to $500,000 or (ii) borrowing base of 80% of eligible accounts receivable amounts, as defined, less outstanding letters of credit and credit card exposure amounts. Such advances bear interest on the daily outstanding balance at the Prime Rate plus 0.50%. Interest payments for the revolving facility are due monthly. Any interest not paid when due will be compounded. The revolving maturing date was May 26, 2011. The Company did not make any borrowings under the revolving facility. The revolving facility terminated on May 26, 2011.

        The loan agreement also provided for growth capital advances of up to $1.5 million. Interest accrues on the growth capital advance on a floating rate equal to the Prime Rate plus 2.25% and not to be less than 5.50% at any time. Payments for the growth capital advances are due in 33 monthly installments of principal plus all accrued interest beginning March 2010. The Company borrowed an aggregate of $1.5 million under the growth capital advances of which principal amounts of $1.045 million and $500,000 remained outstanding as of December 31, 2010, and 2011, respectively. At December 31, 2010 and 2011, the interest rate associated with the notes was 5.5% per annum for all periods. Interest expense recognized during the years ended December 31, 2010, and 2011 were $65,000 and $46,000, respectively. Interest expense recognized for the six months ended June 30, 2011 and 2012

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

5. Notes Payable (Continued)

were $26,000 and $8,000, respectively. There was no accrued interest recorded as of December 31, 2011 and 2010. This debt was fully repaid in April 2012.

        The note is secured by substantially all of the Company's assets. The Bridge Bank financing agreement contains financial covenants, including maintaining quarterly liquidity ratios and revenue and net loss projections. Upon an event of default, as defined, Bridge Bank has the right to terminate the agreement and all outstanding amounts may be accelerated and become immediately due and payable. As of December 31, 2010 and 2011, March 31, 2012, and June 30, 2012, the Company did not meet the projected net loss covenants and obtained waivers of default from Bridge Bank at each period. Because the debt was fully repaid in April 2012, all amounts relating to this agreement are classified as current at December 31, 2011.

        In April 2012, the Company entered into an amended financing agreement with Bridge Bank for advances of up to $5.0 million on the revolving line. Advances on the revolving line bear interest based on the daily outstanding balance at a floating rate equal to 1.0% plus the greater of the Prime Rate or 3.25%. The maturity date of the revolving line is April 2, 2013.

        The amendment also provides an additional $5.0 million available to be drawn on the growth capital loan. Interest for the growth capital loan accrues on a floating rate equal to 1.5% plus the greater of either the Prime Rate or 3.25%. Payments from April 2012 through September 2012 are interest only and beginning in October 2012, are due in 30 monthly installments of principal plus accrued interest. On April 2, 2015, the maturity date, all amounts owing are immediately due and payable. The Company drew $5.0 million in April 2012. At April 2012, the interest rate associated with this notes payable was 4.75%. Future payments due in the years ended December 31, 2012, 2013, 2014 and 2015 are $333,000, $2.0 million, $2.0 million, and $667,000, respectively. Interest expense recognized for the six months ended June 30, 2012 was $40,000. There was no accrued interest recorded as of June 30, 2012.

        The note is secured by substantially all of the Company's assets. The Company continues to be subject to various affirmative and negative covenants under this arrangement. Upon an event of default, as defined, the bank has the right to terminate the agreement and all outstanding amounts become due and payable immediately.

Venture Loan and Security Agreement with Compass Horizon Funding Company LLC

        In November 2010, the Company entered into a loan and security agreement with Compass Horizon Funding Company LLC ("Horizon"). The Loan Agreement provided for the Company to borrow up to $5.0 million through December 31, 2010. The note bears an annual interest rate of the greater of (a) 11.0%, or (b) 11.0% plus the excess, if any, of (i) the one month LIBOR Rate and (ii) 0.30%. The loan rate is fixed for the term of the loan whose maturity date is March 1, 2014.

        The Company borrowed an aggregate of $5.0 million under the Horizon debt agreement of which principal amounts of $5.0 million, $4.559 million and $3.641 million were outstanding as of December 31, 2010 and 2011, and June 30, 2012, respectively. At December 31, 2010 and 2011, and June 30, 2012, the interest rate associated with the notes was 11.04%, 11.03%, and 11.03% per annum, respectively. Interest expense recognized during the years ended December 31, 2010 and 2011 was

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

5. Notes Payable (Continued)

$41,000 and $537,000, respectively. Interest expense recognized for the six months ended June 30, 2011 and 2012 was $266,000 and $236,700, respectively. There was no accrued interest as of December 31, 2011 and 2010 and June 30, 2012.

        The note is secured by substantially all of the Company's assets and is subordinated to the debt taken with Bridge Bank. The Horizon loan and security agreement contains a cross-default covenant and a requirement to provide audited financial statements within 120 days of fiscal year-end. Upon an event of default, obligations may be accelerated and become immediately due and payable upon sole election of Horizon. Late payment fee equals 6% of any scheduled payment that was not paid when due. The Company is operating under debt covenant waivers with respect to the financing agreement with Bridge Bank and therefore no cross-default exists under the Horizon agreement. In addition, the Company has obtained a waiver from Horizon with respect to the requirement to provide audited financial statements within the allotted period following year-end 2011, and, therefore, the debt under this arrangement is classified as long- and short-term based on its contractual maturities.

        In connection with the issuance of the loan and security agreement, the Company issued a warrant to Horizon exercisable for 259,575 shares of Series E Convertible Preferred Stock at an exercise price of $0.8668 per share (or, at Horizon's election, for shares of a future series of preferred stock at the per share purchase price of such future series of preferred stock equal to the value of $225,000). The warrant expires 10 years after the date of issuance. In April 2012, in connection with an amendment to the loan agreement, the Company issued a second warrant to purchase up to 34,057 of Series F Preferred Stock at a purchase price of $1.1606 per share (see Note 11).

        The table below summarizes the aggregate outstanding debt balances and debt discount of the Company's convertible promissory notes and various debt agreements (in thousands):

	As of December 31,
			As of June 30, 2012
	2010	2011
			(unaudited)
Convertible promissory notes	$—	$9,651	$—
Notes payable to Bridge Bank, current portion	545	500	1,333
Notes payable to Horizon, current portion	441	1,888	1,995
Debt discount	—	(109)	—

	986	11,930	3,328
Notes payable to Bridge Bank, non-current portion	500	—	3,667
Notes payable to Horizon, non-current portion	4,559	2,671	1,646

	$6,045	$14,601	$8,641

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

5. Notes Payable (Continued)

Future Payments

        The following is a schedule of future principal payments due on the notes payable as of December 31, 2011 (in thousands):

Year ending December 31,
2012	$12,039
2013	2,107
2014	564

Total	14,710
Less debt discount	(109)

$14,601

        The following is a schedule of future principal payments due on the notes payable as of June 30, 2012 (unaudited, in thousands):

Year ending December 31,
2012 (remaining six months)	$1,303
2013	4,107
2014	2,564
2015	667

Total	$8,641

6. License Agreements

        The Company entered into an agreement with the Board of Trustees of the Leland Stanford Junior University (Stanford) in June 2006 for exclusive, worldwide license to certain intellectual property. The patent expired in May 2009, and the license has been terminated. Final license fee and milestone payments of $132 thousand were paid in installments through June 2011.

        In addition, the Company entered into an agreement with the Regents of the University of California in December 1997 for an exclusive, worldwide license to certain patents. The Company must pay an annual license fee until the termination or expiration of the last patent in 2012, royalties on net sales, creditable against the annual license fee, and certain sublicense fees. The license was terminated by Singulex in December 2010.

        The Company entered into a second agreement with the Regents of the University of California in November 2008 for an exclusive, worldwide license, with right to sublicense, to certain patents. The Company has an ongoing obligation to pay an annual minimum royalty for the life of the patents, sub-licensing fees based on income attributable to a sublicense, royalties, creditable against the annual minimum royalty, on net sales of all relevant products and services, as well as certain milestone payments. The Company is also obligated to submit an application for marketing approval for products covered by the license agreement to the U.S. Food and Drug Administration by November 2013, with up to two one-year extensions available. This license lasts until the expiration or abandonment of the

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

6. License Agreements (Continued)

patent rights licenses; however, the Regents may terminate our license if the Company fails to perform its obligations under the license agreement and does not cure its failure within 60-days after receipt of a notice of default.

        The Company entered into a supply and license agreement with Invitrogen/Molecular Probes Inc. (MPI) in June 2006 covering the supply of the fluorescent dye for use in its digital platform technology instruments. The agreement contains a non-exclusive, worldwide license to certain MPI intellectual property, and an option to license additional MPI intellectual property. The Company must pay an annual minimum royalty, single digit royalties on net sales of relevant product and services, creditable against the annual minimum royalty, and a royalty on any technology access fees. Unless terminated earlier, the agreement lasts until the last to expire of the patents covering the MPI intellectual property. Subject to certain conditions, the Company may terminate the agreement on 30 days written notice. Invitrogen may terminate the license upon 60 days written notice to the Company in the event it has not purchased any product supply for a period of at least 12 consecutive months. Either party may terminate the agreement following written notification of a material breach and failure to resolve the breach pursuant to the dispute resolutions provisions of the agreement.

7. Commitments and Contingencies

Operating Leases

        The Company rents its existing facilities under non-cancelable operating lease agreements that provide for escalating rents. The leases provide for renewal options and the payment of real estate taxes and other occupancy costs. The lease on the head office and CLIA laboratory facility in Alameda, CA will expire on January 31, 2013. Rent expenses are calculated on a straight-line basis over the term of the leases. The Company records deferred rent calculated as the difference between rent expense and the cash rental payments. Deferred rent was $212,000, $124,000 and $68,000 as of December 31, 2010 and 2011, and June 30, 2012, respectively. Rent expense recognized under operating leases totaled $595,000, $586,000 and $706,000 for years ended December 31, 2009, 2010 and 2011, respectively, and $360,000 and $382,000 for the six months ended June 30, 2011 and 2012, respectively.

        Future minimum lease payments required under the non-cancelable operating leases in effect as of December 31, 2011 are as follows (in thousands):

Year ending December 31,
2012	$833
2013	77
2014	6
2015	6
2016	6
Thereafter	12

Total minimum lease payments	$940

        In August 2012, the Company entered into a lease for its head office, CLIA laboratory facility and additional space in Alameda commencing on February 1, 2013 for a term of 124 months. The lease

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

7. Commitments and Contingencies (Continued)

provides for escalating rents, eight months of free rent, renewal options and the payment of real estate taxes and other occupancy costs. The lease also provides for a tenant allowance of $2.074 million. The Company was required to provide a letter of credit to the landlord in the amount of $1.0 million which decreases over time based on criteria set forth in the lease.

        Future minimum lease payments required under this new operating lease are estimated as follows:

Year Ending December 31,
2012	$—
2013	163
2014	716
2015	785
2016	813
Thereafter	5,822

Total minimum lease payments	$8,299

Legal Contingencies

        The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company's management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

Indemnification

        In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. The Company's exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

        In accordance with its Amended and Restated Certificate of Incorporation and Bylaws, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company's request in such capacity. There have been no claims to date, and the Company has director and officer insurance that enables it to recover a portion of any amounts paid for future potential claims.

        In addition to the indemnification provided for in its Amended and Restated Certificate of Incorporation and Bylaws, the Company has also entered into separate indemnification agreements with each of its directors, which agreements provide such directors with broad indemnification rights under certain circumstances.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

8. Convertible Preferred Stock

        The Company's convertible preferred stock authorized and issued, the aggregate liquidation preferences, including dividends that would be due if and when declared by the Board of Directors, and the number of common stock equivalents are as follows:

	As of December 31, 2010
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Net Proceeds and Accrued Dividends (in thousands)	Conversion Price Per Share	Number of Shares of Common Stock Equivalents	Liquidation Preference (in thousands)
Series A	141,000	140,774	$1,625	$0.9465	1,487,311	$2,731
Series B	411,000	347,928	3,448	$0.9465	3,675,942	5,849
Series C	7,161,000	6,566,043	7,805	$1.0661	7,390,721	10,812
Series D	15,025,000	14,983,012	25,285	$1.1109	17,196,272	25,435
Series E	23,000,000	21,919,705	22,361	$0.8668	21,919,705	22,363

	45,738,000	43,957,462	$60,524		51,669,951	$67,190

	As of December 31, 2011
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Net Proceeds and Accrued Dividends (in thousands)	Conversion Price Per Share	Number of Shares of Common Stock Equivalents	Liquidation Preference (in thousands)
Series A	141,000	127,309	$1,469	$0.9465	1,345,051	$2,587
Series B	411,000	342,502	3,393	$0.9465	3,618,616	6,031
Series C	7,161,000	5,191,042	6,155	$1.0661	5,843,025	9,046
Series D	15,025,000	14,708,502	26,920	$1.1109	16,881,212	27,050
Series E	38,530,300	21,919,705	24,145	$0.8668	21,919,705	24,228

	61,268,300	42,289,060	$62,083		49,607,609	$68,942

        In connection with the issuance of the convertible promissory notes, the Company amended its Amended and Restated Certificate of Incorporation to provide that, in the event an investor did not purchase its pro-rata share of the convertible promissory notes, all shares of convertible preferred stock held by such investor would be converted into shares of common stock at an adjusted conversion rate. In August 2011, an aggregate of 1,649,873 shares of common stock were issued upon conversion of 13,465 shares of Series A Convertible Preferred Stock, 5,426 shares of Series B Convertible Preferred Stock, 1,375,001 shares of Series C Convertible Preferred Stock and 274,510 shares of Series D Convertible Preferred Stock.

        This conversion of preferred stock was accounted for as an extinguishment of preferred stock, and the difference between the carrying value of the extinguished convertible preferred stock, $2.311 million, and the fair value of the replacement common stock, $214,000, was recorded as an increase to stockholders' equity (deficit) in the amount of $2.097 million. This amount was reflected as an adjustment to net loss attributable to common stockholders in our statement of operations for the year ended December 31, 2011.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

8. Convertible Preferred Stock (Continued)

        During the six months ended June 30, 2012, warrants were exercised for 12,000 shares of Series B Convertible Preferred Stock at $10.00 per share.

        The rights, preferences and privileges of the convertible preferred stock as of December 31, 2010 and December 31, 2011 were as follows:

Dividends

        Holders of shares for each class of convertible preferred stock were entitled to receive dividends on each share, at a rate of 8% per annum of the liquidation value as defined below. Such dividends accrued whether or not they were declared and whether or not there were profits, surplus, or other funds of the Corporation legally available for the payment of dividends. Such dividends were to be paid in the following order of preference: Series E, D, C and then A and B together. No dividends were to be declared, paid or set aside on any class or series of capital stock unless holders of shares more senior in this preference first received all accrued but unpaid dividends. The Company had no obligation to declare or pay any dividend if and to the extent it did not have sufficient profits, surplus or other funds legally available for such payment.

        No dividends have been declared or paid by the Company to date. Dividends accrued and not paid were to remain accrued until paid for the Series A, B and C, and for the Series D and E, were compounded quarterly and added to the liquidation value of such shares.

        If a dividend had been declared on any other class or series of capital stock, the convertible preferred stock would have simultaneously received a dividend on each outstanding share of convertible preferred stock as calculated pursuant to the Amended and Restated Certificate of Incorporation in effect at that time.

Liquidation Preference

        In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then outstanding convertible preferred stock would have been entitled to receive an amount of the assets of the Company available for distribution to the stockholders in the following order of preference: Series E, D, C, B and then A. After payment of the respective full liquidation preference for each series of convertible preferred stock and any accrued but unpaid dividends not included in such liquidation preference, the remaining assets of the Company available for distribution to stockholders were to be distributed among the holders of the common stock and the holders of the Series E and D Convertible Preferred Stock pro rata based on the number of shares of common stock held by each, treating the Series E and D Convertible Preferred Stock as if converted into common stock, with the Series E and D Convertible Preferred Stock subject to a limitation of two and a half times the respective aggregate liquidation value of all shares of such series of convertible preferred stock.

        In the event the assets of the Company were insufficient to permit full payment to any series of convertible preferred stockholders, the assets available for distribution to such series were to be distributed to the holders of such series in proportion to the full preferential amount each such holder otherwise would have been entitled to receive.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

8. Convertible Preferred Stock (Continued)

        The liquidation values of each share of each series of convertible preferred stock were as follows: Series A—$11.54; Series B—$10.00; Series C—$1.20, Series D—$1.275, and Series E—$0.8668. For the Series D and E, dividends accrued and not paid were added to the liquidation value for such series of convertible preferred stock quarterly. All such per share amounts were to be proportionately adjusted for subsequent stock splits, stock dividends, reclassifications or recapitalizations with respect to such shares.

Conversion

        The holder of any shares of convertible preferred stock had the right at the holder's option, at any time, to convert any of such shares into such number of fully paid and non-assessable shares of common stock as would have been determined, in the case of Series A and B Convertible Preferred Stock, by multiplying each share by $10 and dividing the result by the applicable Conversion Price then in effect, and for the Series C, D, and E Convertible Preferred Stock, by dividing the Original Issue Price of such shares by the applicable Conversion Price then in effect. The Original Issue Price for each share of each series of convertible preferred stock was and remains as follows: Series A—$11.54; Series B—$10.00; Series C—$1.20; Series D—$1.275 and Series E—$0.8668. The applicable Conversion Price was adjustable under certain circumstances for stock splits, dilution events, reorganizations and similar events. Automatic conversion was to occur immediately prior to the closing of a qualified public offering, as defined, or upon the approval of the holders of Series D and Series E Convertible Preferred Stock holding certain minimum number of shares (the "Prior Approving Holders").

Voting and Consent Rights

        The holder of any shares of convertible preferred stock had the right to one vote for each share of common stock into which such share of convertible preferred stock could then be converted and were entitled to vote together with holders of common stock. The holders of each series of convertible preferred stock voted together with the holders of the common stock except to the extent that the matter to be voted upon would adversely affect the rights or privileges of any series of convertible preferred stock, in which case a separate vote was held by such series of convertible preferred stock as a class.

        So long as any shares of the Series E and D Convertible Preferred Stock remained outstanding, the Series E and D Convertible Preferred Stockholders had further consent rights relating to any liquidation, dissolution or wind-up of the business and affairs of the Company, any merger or consolidation, sales, leases or exclusive licenses of all or substantially all of the Company's assets, any alteration of the provisions of the Amended and Restated Certificate of Incorporation, the Bylaws and any preferences, privileges or rights of any series of convertible preferred stock, certain capital stock transactions, the composition of the Board of Directors, any cash dividends, liens and certain indebtedness, certain capital expenditures and the common stock available under any stock incentive plan. Further, as long as any shares of the Series E Convertible Preferred Stock remained outstanding, the Company was not to make any amendment to the Amended and Restated Certificate of Incorporation, any certificate of designation or the Company's Bylaws which would adversely affect the

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

8. Convertible Preferred Stock (Continued)

rights, preferences or privileges of the Series E Convertible Preferred Stock without prior written consent of holders of at least 70% of such shares.

Redemption

        At any time on or after January 1, 2017, the Prior Approving Holders may have required the Company to redeem all shares of Series D and Series E Convertible Preferred Stock at the Original Issue Price plus any accrued but unpaid dividends. If in such event the Company did not have sufficient funds legally available to redeem all shares of the Series E and D Convertible Preferred Stock, the Company was to redeem a pro rata portion of each holder's shares and redeem the remaining shares as soon as practicable after the Company has funds legally available thereafter.

        The Company classifies the Series E and D Convertible Preferred Stock as mezzanine equity on the balance sheet. The Company recognizes changes in the redemption value immediately as they occur via direct charges to additional paid-in capital or accumulated deficit and adjusts the carrying value of the Series E and D Preferred Stock to equal its redemption value at the end of each reporting period.

Changes in Connection with the Issuance of Series F Convertible Preferred Stock

        In February 2012, the Company amended its Amended and Restated Certificate of Incorporation to, among other things, authorize 60,771,203 shares of convertible preferred stock of which 18,350,766 shares are designated as Series F Convertible Preferred Stock. On February 17, 2012, 13,213,458 shares of Series F Convertible Preferred Stock were issued at $1.1606 per share in exchange for aggregate cash proceeds of $5.0 million and aggregate proceeds upon conversion of promissory notes of $10.336 million (including accrued interest of $685,000).

        The rights, preferences and privileges of the convertible preferred stock are as follows following the issuance of the Series F Convertible Preferred Stock:

Dividends

        Holders of shares of each class of convertible preferred stock are entitled to receive dividends on each share, at a rate of 8% per annum of the Original Issue Price for each respective preferred share when and if declared by the Company's Board of Directors, out of assets legally available therefor. Such dividends shall be paid in the following order of preference: Series F, E, D, C, B and then A. No dividends shall be declared, paid or set aside on any class or series of capital stock unless holders of shares more senior in this preference first receive the dividends described above.

        If a dividend is declared on any other class or series of capital stock, the convertible preferred stock shall simultaneously receive a dividend on each outstanding share of convertible preferred stock as calculated pursuant to the current Amended and Restated Certificate of Incorporation.

Liquidation Preference

        In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then outstanding convertible preferred stock are entitled to receive an amount of the

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

8. Convertible Preferred Stock (Continued)

assets of the Company available for distribution to the stockholders in the following order of preference: Series F, E, D, C, B and then A. After payment of the respective full liquidation preference for each series of convertible preferred stock, the remaining assets of the Company available for distribution to stockholders shall then be distributed among the holders of the common stock and the holders of the Series F, E and D Convertible Preferred Stock pro rata based on the number of shares of common stock held by each, treating the Series F, E and D Convertible Preferred Stock as if converted into common stock, with the Series F, E and D Convertible Preferred Stock subject to a limitation of two and a half times the respective aggregate liquidation value of all shares of such series of convertible preferred stock.

        In the event the assets of the Company are insufficient to permit full payment to any series of convertible preferred stockholders, the entire assets available for distribution to such series shall be distributed to the holders of such series in proportion to the full preferential amount each such holder is otherwise entitled to receive.

        The liquidation value of each share of each series of convertible preferred stock other than Series F Convertible Preferred Stock is equal to the Original Issue Price of such series plus all declared but unpaid dividends thereon and, with respect to each share outstanding as of February 17, 2012, the prior accrued dividend amount for such series. The prior accrued dividend amount for each share of each series of convertible preferred stock other than the Series F Convertible Preferred Stock is as follows: Series A—$8.86020; Series B—$7.67781; Series C—$0.55076; Series D—$0.56408 and Series E—$0.23850. All such per share amounts are proportionately adjusted for subsequent stock splits, stock dividends, reclassifications or recapitalizations with respect to such shares.

Conversion

        The holder of any shares of convertible preferred stock have the right at the holder's option, at any time, to convert any of such shares into such number of fully paid and non-assessable shares of common stock as is determined, in the case of Series A and B Convertible Preferred Stock, by multiplying each share by $10 and dividing the result by the applicable Conversion Price then in effect, and for the Series C, D, E and F Convertible Preferred Stock, by dividing the Original Issue Price of such shares by the Conversion Price applicable to such share in effect. The Conversion Price is adjustable under certain circumstances for stock splits, dilution events, reorganization and similar events. Automatic conversion occurs immediately prior to the closing of a qualified public offering, as defined, or upon the approval of the holders of Series D, E and F Convertible Preferred Stock holding certain minimum number of shares.

Voting and Consent Rights

        The holder of any shares of convertible preferred stock have the right to one vote for each share of common stock into which such share of convertible preferred stock can be converted and shall be entitled to vote together with holders of common stock. The holders of each series of convertible preferred stock shall vote together with the holders of the common stock except to the extent that the matter to be voted upon adversely affects the rights or privileges of any series of convertible preferred

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

8. Convertible Preferred Stock (Continued)

stock, in which case a separate vote shall be held by such series of convertible preferred stock as a class.

        So long as any shares of the Series F, E and D Convertible Preferred Stock remain outstanding, the Series F, E and D Convertible Preferred Stockholders have further consent rights relating to liquidation, dissolution or wind-up of the business and affairs of the Company, any merger or consolidation, sales, leases or exclusive licenses of all or substantially all of the Company's assets, any alteration of the provisions of the Amended and Restated Certificate of Incorporation, the Bylaws and any preferences, privileges or rights of any series of convertible preferred stock, certain capital stock transactions, the composition of the Board of Directors, any cash dividends, liens and certain indebtedness, certain capital expenditures and the common stock available under any stock incentive plan.

        Further, as long as any shares of the Series F and E Convertible Preferred Stock remain outstanding, the Company shall not make any amendment to the Amended and Restated Certificate of Incorporation, any certificate of designation or the Company's Bylaws which would adversely affect the rights, preferences or privileges of the Series F or E Convertible Preferred Stock, respectively, without prior written consent of at least 70% of such respective holders.

Redemption

        At any time on or after to January 1, 2017, 66 2/3% of the holders of the outstanding shares of the Series E and D Convertible Preferred Stock may require the Company to redeem all shares of Series E and D Convertible Preferred Stock at the Original Issue Price (subject to adjustments for subsequent splits, stock dividends, recapitalizations and the like) plus any declared but unpaid dividends and, with respect to each share outstanding as of February 17, 2012, the prior accrued dividend amount for such series. If in such event the Company does not have sufficient funds legally available to redeem all shares of the Series E and D Convertible Preferred Stock, the Company shall redeem a pro rata portion of each holder's shares and shall redeem the remaining shares as soon as practicable after the Company has funds legally available thereafter.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

8. Convertible Preferred Stock (Continued)

        As of June 30, 2012, the Company's convertible preferred stock authorized and issued, the aggregate liquidation preferences, including dividends that would be due if and when declared by the Board of Directors, and the number of common shares equivalents are as follows:

	As of June 30, 2012 (unaudited)
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Net Proceeds and Accrued Dividends (in thousands)	Conversion Price Per Share	Number of Shares of Common Stock Equivalents	Liquidation Preference (in thousands)
Series A	127,309	127,309	$1,469	$0.9465	1,345,051	$2,597
Series B	363,503	354,502	3,513	$0.9465	3,745,399	6,175
Series C	5,260,242	5,191,042	6,155	$1.0661	5,843,025	9,088
Series D	14,749,678	14,708,502	26,933	$1.1109	16,881,212	27,050
Series E	21,919,705	21,919,705	24,155	$0.8668	21,919,705	24,228
Series F	18,350,766	13,213,459	15,319	$1.1606	13,213,459	15,336

	60,771,203	55,514,519	$77,544		62,947,851	$84,474

9. Common Stock

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company.

        Subject to the preferences that may be applicable to any outstanding shares of convertible preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors. No dividends have been declared to date.

Shares Reserved for Future Issuance

        The number of shares of common stock reserved is as follows:

	As of December 31,
			As of June 30, 2012 (unaudited)
	2010	2011
Conversion of convertible preferred stock outstanding	51,669,951	49,607,609	62,947,851
Common stock options outstanding	5,262,786	7,590,893	8,630,561
Common stock options available for grant	1,478,875	1,573,949	709,902
Warrants outstanding to purchase convertible preferred stock	322,223	3,119,819	2,582,040

Total common shares reserved for future issuance	58,731,989	61,892,270	74,870,354

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

10. Stock Options

        In 2003, the Company adopted the 2002 Stock Plan ("the Plan") as approved by the Board of Directors. The Plan provides for the granting of stock awards to employees, consultants, and directors of the Company. Options granted under the Plan may either be Incentive Stock Options (ISOs) or Nonstatutory Stock Options (NSOs). ISOs may be granted to Company employees only, while stock awards other than ISOs may be granted to employees, directors, and consultants.

        Stock awards under the Plan may be granted with terms of up to 10 years and at prices determined by the Board of Directors, provided, however, that: (i) the exercise price of an ISO or NSO shall not be less than 100% of the estimated fair value of the shares on the date of the grant; and (ii) the exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the grant date. The options generally vest over a four-year period. For certain options, vesting accelerate upon the achievement of specified milestones.

        The Company records stock-based awards at fair value as of the grant date and recognizes the expense over the employee's requisite service period, which is generally the vesting period. The Board of Directors determines the estimated fair value of its common stock based on assistance from an independent third party valuation. The Company amortizes the fair value of stock-based awards on a straight-line basis.

        Each new option is measured at its estimated fair value using the Black-Scholes option pricing model. The weighted-average valuation assumptions used are as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Expected term (in years)	7.8	7.3	5.9	5.7	5.7
Risk-free interest rate	2.84 - 4.86%	1.53 - 5.04%	1.24 - 4.86%	1.53 - 4.86%	0.93 - 3.47%
Expected volatility	50%	49%	61%	48%	63%
Dividend yield	0%	0%	0%	0%	0%

        The expected volatility is a blended rate consisting of historical and implied stock price volatilities of certain public companies that the Company considers to be comparable by industry, stage of life cycle, and size. For at-the-money grants, the Company uses the "simplified" method in estimating the expected term for employee grants due to its lack of sufficient historical data. The "simplified" method is calculated as the average of the time to vesting and the contractual life of the options. For grants that were not issued at-the-money, an exit specific expected life calculation was used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of the grant.

        The Company recognizes stock-based compensation net of expected forfeitures for those shares that are expected to vest. The Company estimates its forfeitures based on an analysis of its actual forfeitures. The Company will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. To the extent that actual forfeitures differ from the Company's estimates, the difference is recorded as a cumulative adjustment in the period that the estimates were revised.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

10. Stock Options (Continued)

        As of December 31, 2011, there was approximately $603,000 of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested options granted under the Company's stock option plan that is expected to be recognized over a weighted-average period of 2.06 years.

        Stock option activity under the Company's 2002 Plan during the years ended December 31, 2009, 2010 and 2011 and six months ended June 30, 2012 (unaudited) is as follows:

	Number of Options Available for Grant	Number of Options Outstanding	Weighted- Average Exercise Price per Share
Outstanding at December 31, 2008	4,089,939	3,198,299	$0.11
Granted	(3,085,047)	3,085,047	$0.11
Exercised	—	(377,369)	$0.10
Forfeited	1,432,143	(1,432,143)	$0.11

Outstanding at December 31, 2009	2,437,035	4,473,834	$0.11
Granted	(1,225,875)	1,225,875	$0.13
Exercised	—	(169,208)	$0.12
Forfeited	267,715	(267,715)	$0.12

Outstanding at December 31, 2010	1,478,875	5,262,786	$0.11
Authorized	2,500,000	—
Granted	(2,489,275)	2,489,275	$0.13
Exercised	—	(76,819)	$0.13
Forfeited	84,349	(84,349)	$0.13

Outstanding at December 31, 2011	1,573,949	7,590,893	$0.13
Authorized (unaudited)	332,370	—
Granted (unaudited)	(1,234,500)	1,234,500	$0.13
Exercised (unaudited)	—	(156,749)	$0.11
Forfeited (unaudited)	38,083	(38,083)	$0.13

Outstanding at June 30, 2012 (unaudited)	709,902	8,630,561	$0.12

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

10. Stock Options (Continued)

        Additional information related to the status of options as of December 31, 2011 and June 30, 2012 (unaudited) is as follows:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Vested and expected to vest at December 31, 2011	7,201,179	$0.12	7.3	$7,489
Exercisable at December 31, 2011	4,346,044	$0.12	5.9	$4,520
Vested or expected to vest at June 30, 2012 (unaudited)	8,215,729	$0.12	6.0	$16,349
Exercisable at June 30, 2012 (unaudited)	4,915,722	$0.12	6.0	$9,782

        In the above table, aggregate intrinsic value represents the difference between the exercise price and the fair value of common stock as of December 31, 2011 and June 30, 2012.

        The aggregate intrinsic value of all options exercised during 2009, 2010 and 2011 was $0, $0 and $0, respectively and $225,000 (unaudited) for the six months ended June 30, 2012. The total grant-date fair value of options vested during 2009, 2010 and 2011 was approximately $45,000, $80,000 and $75,000, respectively and $87,000 (unaudited) for the six months ended June 30, 2012.

        Options outstanding and exercisable as of December 31, 2011 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average Exercise Price Per Share
$0.10	1,420,718	4.0	$0.10	1,420,718	$0.10
$0.11	1,524,447	7.4	$0.11	1,078,274	$0.11
$0.13	4,645,728	8.3	$0.13	1,847,052	$0.13

	7,590,893	7.3	$0.12	4,346,044	$0.12

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

10. Stock Options (Continued)

        Options outstanding and exercisable as of June 30, 2012 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average Exercise Price Per Share
$0.10	1,357,718	3.6	$0.10	1,357,718	$0.10
$0.11	1,495,697	6.9	$0.11	1,241,456	$0.11
$0.13	5,777,146	8.3	$0.13	2,316,548	$0.13

	8,630,561	7.3	$0.12	4,915,722	$0.12

        The Company recognized stock-based compensation expense as follows (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Cost of revenues	$6	$18	$40	$3	$121
Research and development	14	13	32	9	43
Sales and marketing	10	6	46	2	33
General and administrative	14	18	35	16	89

	$44	$55	$153	$30	$286

11. Convertible Preferred Stock Warrant Liability

        Significant terms and fair value of warrants to purchase convertible preferred stock are as follows (in thousands except share and per share data) as of December 31, 2011 and June 30, 2012:

Stock	Issuance Date	Expiration Date	Exercise Price Per Share	Number of Warrants Outstanding as of December 31, 2011	Number of Warrants Outstanding as of June 30, 2012	Fair Values as of December 31, 2011	Fair Values as of June 30, 2012
Series B	October 2005	October 2012	$10.00	12,000	—	$—	$—
Series C	August 2006 & April 2007	October 2012 through September 2016	$1.20	144,200	144,200	14	254
Series D	October 2005	April 2014	$1.275	41,175	41,175	9	63
Series E	November 2010 & May & June, 2011	November 2020 & May & June, 2018	$0.8668	3,043,043	259,575	382	421
Series F	May & June, 2011, April 2012	May & June, 2018, April 2022	$1.1606	—	2,112,903	—	3,322

				3,240,418	2,557,853	$405	$4,060

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

11. Convertible Preferred Stock Warrant Liability (Continued)

        In connection with the issuances of the convertible promissory notes in May 2011 and June 2011 (see Note 4), the Company issued warrants exercisable for either an aggregate of 2,783,468 shares of Series E Convertible Preferred Stock at an exercise price of $0.8668 per share or shares of New Preferred Stock to be issued in the Next Financing, if any, at the per share purchase price of the New Preferred Stock. Each such warrant expires on the date seven years after the date of issuance of such warrant. In February 2012, the Company completed its Series F Convertible Preferred Stock financing. As a result, the May 2011 and June 2011 Series E warrants became exercisable instead for an aggregate of 2,078,846 shares of Series F Convertible Preferred Stock at an exercise price of $1.1606 per share.

        In November 2010, in connection with the loan and security agreement with Horizon, the Company issued a warrant exercisable for 259,575 shares of Series E Convertible Preferred Stock at an exercise price of $0.8668 per share (or, at Horizon's election, for shares of a future series of preferred stock at the per share purchase price of such future series of preferred stock equal to the value of $225,000). The warrant expires 10 years after the date of issuance.

        In April 2012, in connection with an amendment to the loan and security agreement with Horizon, the Company issued a second warrant to purchase up to 34,057 of Series F Preferred Stock at a purchase price of $1.1606 per share.

        The fair values of outstanding convertible preferred stock warrants were estimated using the Option Pricing Method in which a series of call options were valued using the Black-Scholes valuation model and were then allocated to derive the eventual fair values of these warrants.

        The Company will continue to adjust the liability for changes in fair value until the earlier of (i) exercise of the warrants, (ii) conversion of the warrants into warrants to purchase common stock upon an event such as the completion of an initial public offering, (iii) expiration of the warrants or (iv) until the convertible preferred stock warrants are no longer deemed to be liability instruments. Upon conversion, the convertible preferred stock warrant liability will be reclassified into additional paid-in capital. On June 30, 2012, the Company remeasured the fair value of its warrants and recorded $3.66 million to increase the warrant liability. Of this amount, $3.6 million was recorded as other expense. As the warrant issued to Horizon was in conjunction with a debt agreement, the warrant fair value of $53,000 was capitalized and will be amortized as interest expense over the remaining term of the Horizon note, or 24 months. As of June 30, 2012, $6,700 of additional interest expense was recorded in association with this warrant.

12. 401(k) Savings Plan

        In 2008, the Company sponsored a defined contribution savings plan under Section 401(k) of the Internal Revenue Code ("the 401(k) Plan"). The 401(k) Plan covers all employees who meet defined minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pretax basis. For the six months ended June 30, 2011 and 2012 and the years ended December 31, 2009, 2010 and 2011, no employer contributions were made to the plan.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

13. Income Taxes

        Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards. Net deferred tax assets consist primarily of net operating loss (NOL) carryforwards related to U.S. federal and state taxes. Realization of future tax benefits related to deferred tax assets is dependent on many factors, including the Company's ability to generate future taxable income. ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance. The valuation allowance increased by $4.081 million and $4.56 million in 2011 and 2010, respectively.

        Federal and state NOL carryforwards of approximately $47.855 million and $36.669 million, respectively, for income tax purposes are available to offset future taxable income as of December 31, 2011. If not used, these carryforwards will begin to expire in varying amounts beginning in 2022 to 2031 for federal purposes and 2015 and 2031 for state purposes. The utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue code of 1986 and similar state provisions. In general, if the Company experiences a greater than 50 percentage point aggregate change in ownership of certain significant stockholders over a three-year period (a "Section 382 ownership change"), utilization of its pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (and similar state laws). The annual limitation generally is determined by multiplying the value of the Company's stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial.

        There is no provision for income taxes because the Company has incurred operating losses since inception. At June 30, 2012, the Company has concluded that it is more likely than not that the Company may not realize the benefit of its deferred tax assets due to its history of losses. Accordingly, the net deferred tax assets have been fully reserved.

        The Company recorded deferred tax assets of approximately $22.364 million and $18.304 million as of December 31, 2011 and 2010, respectively, and deferred tax liabilities of approximately $85,000 and $106,000 as of December 31, 2011 and 2010, respectively. The net deferred tax assets have been fully offset by a valuation allowance due to uncertainties surrounding its ability to generate future taxable income to realize these assets.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

13. Income Taxes (Continued)

        The components of deferred income taxes at December 31, 2011 and 2010 are as follows (amounts in thousands):

	December 31,
	2010	2011
Deferred Tax Assets:
Net operating losses	$17,035	$18,693
	—	—
Research & development credits	205	253
Deferred revenue	15	14
Stock compensation	40	44
Accrued liabilities	735	3,117
Intangibles	274	244

Total deferred income taxes	$18,304	$22,364

Deferred Tax Liabilities:
Depreciation	$(98)	$(41)
Debt Discount	—	(44)
Other	(8)	—

Total deferred tax liabilities	$(106)	$(85)

Valuation allowance	(18,198)	(22,279)

Total deferred income taxes	$—	$—

        A reconciliation of the difference between the benefit for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows for the years ended December 31, 2009, 2010 and 2011:

	2009	2010	2011
Income tax benefit at statutory rate	34.0%	34.0%	34.0%
State income taxes	6.1%	6.1%	5.3%
Research & development credits	0.6%	1.1%	1.0%
Beneficial conversion	—	—	(4.6)%
Permanent items	(0.1)%	(0.8)%	(2.6)%
Valuation allowance	(40.6)%	(40.4)%	(33.1)%

Net benefit	—	—	—

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

13. Income Taxes (Continued)

        The reconciliation of the total gross amounts of unrecognized tax benefits "UTBs" (excluding interest, penalties, and the federal tax benefit of state taxes related to UTBs) for the years ended December 31, 2009, 2010 and 2011, is as follows:

	2009	2010	2011
Balance at beginning of year	$—	$98	$167
Additions based on tax positions related to current year	98	69	42
Reductions for tax positions of prior years settlements	—	—	—

Balance at end of year	$98	$167	$209

        If all of the UTBs were recognized, it would not impact the Company's effective tax rate because likely corresponding adjustments to deferred tax assets would be offset to recorded valuation allowances.

        The Company's policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was no accrued interest and penalties associated with uncertain tax positions as of December 31, 2009, 2010 and 2011.

14. Net Loss per Share of Common Stock and Unaudited Pro Forma Net Loss per Share of Common Stock

        Basic loss per share is calculated by dividing the loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period less the weighted average unvested common shares subject to repurchase, if any, and without consideration for common stock equivalents. Diluted loss per share is computed by dividing the loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period less the weighted average unvested common shares subject to repurchase, if any, and dilutive common stock equivalents for the period determined using the treasury-stock method. For purposes of this calculation, convertible preferred stock, options to purchase common stock, warrants to purchase convertible preferred stock are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share as their effect is anti-dilutive.

        The unaudited pro forma basic and diluted loss per share calculations assumes the conversion of all outstanding shares of convertible preferred stock into common stock using the as-if converted

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

14. Net Loss per Share of Common Stock and Unaudited Pro Forma Net Loss per Share of Common Stock (Continued)

method, as if such conversion had occurred as of January 1, 2011 and 2012 or the original issuance date, if later (amounts in thousands, except for share and per share amounts):

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
		(unaudited)
Historical:
Numerator:
Net loss attributable to common stockholders	$(14,227)	$(10,339)

Denominator:
Weighted average shares of common stock outstanding	2,403,840	3,484,037

Basic and diluted loss per share attributable to common stockholders	$(5.92)	$(2.97)

Pro Forma:
Numerator:
Net loss attributable to common stockholders	$(14,227)	$(10,339)
Less accretion on convertible preferred stock	3,870	22

Pro forma net loss attributable to common stockholders	$(10,357)	$(10,317)

Denominator:
Weighted average shares of common stock outstanding	2,403,840	3,484,037
Pro forma adjustments to reflect assumed conversion of convertible promissory notes (unaudited)	6,953,509	2,936,453
Pro forma adjustments to reflect assumed conversion of convertible preferred stock (unaudited)	49,607,609	59,429,545

	58,964,958	65,850,035

Pro forma basic and diluted loss per share attributable to common stockholders (unaudited)	$(0.18)	$(0.16)

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

14. Net Loss per Share of Common Stock and Unaudited Pro Forma Net Loss per Share of Common Stock (Continued)

        The following potentially dilutive securities were outstanding at the end of each period and were excluded from the computation of diluted net loss per share of common stock for the periods presented, because including them would have been anti-dilutive:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Convertible preferred stock (on an as-if converted basis)	51,669,951	51,669,951	49,607,609	51,669,951	62,947,851
Options to purchase common stock	4,473,834	5,262,786	7,590,893	5,211,231	8,630,561
Convertible preferred stock warrants (on an as-if converted basis)	322,223	322,223	3,119,819	3,119,819	2,582,040

Total	56,466,008	57,254,960	60,318,321	60,001,001	74,160,452

15. Subsequent Events (unaudited)

        On September 26, 2012, the Company entered into a Loan and Security Modification Agreement with Bridge Bank, N.A. pursuant to which the Company's credit facility was amended to, among other things, (a) increase the borrowing capacity under its revolving line of credit from $5.0 million to $10.0 million, (b) reduce its asset coverage ratio from 1.75 to 1.00 to 1.25 to 1.00 until the earlier of January 31, 2013 and the consummation of an equity financing with gross proceeds of at least $8.0 million and (c) add a covenant requiring that the Company complete an equity financing with gross proceeds of at least $8.0 million by December 31, 2012 or an initial public offering by January 31, 2013.

        On September 28, 2012, the Company drew $5.4 million on its revolving line of credit with Bridge Bank, N.A.

                    Shares

Singulex, Inc.

Common Stock

PRELIMINARY PROSPECTUS

                    , 2012

UBS Investment Bank
Piper Jaffray

William Blair
Leerink Swann

PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

Item	Amount to be paid
SEC registration fee		$9,884
FINRA filing fee		*
The New York Stock Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Premium paid on director and officer insurance policy		*
Accounting fees and expenses		*
Blue Sky, qualification fees and expenses		*
Transfer Agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

        As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

  •
  we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our amended and restated bylaws are not exclusive.

        Our amended and restated certificate of incorporation, attached as Exhibit 3.2 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        The following list sets forth information as to all securities we have sold since January 1, 2009, which were not registered under the Securities Act.

1.
In November 2010, we issued a warrant to Compass Horizon Funding Company LLC to purchase 259,575 shares of Series E Preferred Stock at a price of $0.8668 per share (or, at the holder's election, shares of a future series of preferred stock at the issuance price per share of such future series of preferred stock equal to the value $225,000), which warrant expires on November 24, 2020.

2.
In May and June of 2011, in a series of closings, we issued warrants that are currently exercisable for an aggregate of 2,078,846 shares of Series F Preferred Stock at an exercise price of $1.1606 per share to eight accredited investors in connection with a bridge loan financing. The warrants may be exercised at any time prior to their terminate dates, which are seven years from the date of issuance.

3.
In August 2011, we issued an aggregate of 1,649,873 shares of Common Stock upon conversion of 13,465 shares of Series A Preferred Stock, 5,426 shares of Series B Preferred Stock, 1,375,001 shares of Series C Preferred Stock and 274,510 shares of Series D Preferred Stock pursuant to the terms of our amended and restated certificate of incorporation as then in effect.

4.
In February 2012, in a series of closings, we issued and sold an aggregate of 13,213,459 shares of Series F Preferred Stock at a price of $1.1606 per share for a combination of cash and conversion of $10.3 million in convertible debt and accrued interest, for aggregate gross consideration of $15.3 million to eight accredited investors.

5.
In March 2012, in two instances, we issued 6,000 shares of Series B Preferred Stock (for an aggregate of 12,000 shares of Series B Preferred Stock) to two separate accredited investors pursuant to the exercise of warrants to purchase Series B Preferred Stock, each with an exercise price of $10.00 per share, for total cash proceeds of $120,000.

6.
In April 2012, we issued a warrant to purchase 34,057 of Series F Preferred Stock at a price of $1.1606 per share, which warrant expires on April 3, 2022, to Compass Horizon Funding Company LLC/Horizon Credit I LLC in connection with the entry into an amended and restated loan and security agreement.

7.
In September 2012 and October of 2012, we issued 25,000 shares of Series C Preferred Stock and 50,000 shares of Series C Preferred Stock, respectively, (for an aggregate of 75,000 shares of Series C Preferred Stock) to two separate accredited investors pursuant to the exercise of warrants to purchase Series C Preferred Stock, each with an exercise price of $1.20 per share, for total cash proceeds of $90,000.

8.
We sold an aggregate of 1,461,312 shares of Common Stock to employees, directors and consultants for cash consideration in the aggregate amount of $166,165 upon the exercise of stock options and stock awards.

9.
We granted stock options and stock awards to employees, directors and consultants under our 2002 Stock Option Plan, as amended, covering an aggregate of 8,475,447 shares of Common Stock, at an average exercise price of $0.227 per share. Of these, options covering an aggregate of 1,614,701 shares were cancelled without being exercised.

        We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (1)-(7) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

        We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (8)-(9) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.    See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

        (b)   Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Alameda, California, on October 16, 2012.

SINGULEX, INC.
By:	/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	October 16, 2012
/s/ MICHAEL BELL Michael Bell	Chief Financial Officer (Principal Financial and Accounting Officer)	October 16, 2012
* Heiner Dreismann, Ph.D.	Director	October 16, 2012
* Carl L. Gordon, Ph.D., CFA	Director	October 16, 2012
* Andre Marion	Director	October 16, 2012
* R. Douglas Norby	Director	October 16, 2012
* Stephen L. Rose, CMA	Director	October 16, 2012

Signature	Title	Date

* Fred K. Vogt	Director	October 16, 2012

*By:	/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D. Attorney-in-Fact	October 16, 2012

Exhibit Index

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

3.1(a)	+	Fourth Amended and Restated Certificate of Incorporation, currently in effect.

3.1(b)	*	Form of Fifth Amended and Restated Certificate of Incorporation, effecting a reverse stock split.

3.2		Form of Sixth Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.

3.3	+	Bylaws, currently in effect.

3.4		Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering.

4.1		Reference is made to exhibits 3.1 through 3.4.

4.2	*	Form of Common Stock Certificate.

4.3		Form of warrant to purchase shares of Series C Preferred Stock in connection with a placement agreement, dated June 28, 2006.

4.4		Warrant to purchase shares of Series C Preferred Stock issued to Bridge Bank, N.A.

4.5		Warrant issued to purchase shares of Series C Preferred Stock issued to General Electric Capital Corporation.

4.6		Form of warrant to purchase shares of Series D Preferred Stock issued to security holders in connection with a convertible note financing.

4.7		Form of warrant to purchase shares of Series F Preferred Stock issued to security holders in connection with a convertible note financing.

4.8		Warrant issued to purchase shares of Series F Preferred Stock issued to Horizon Credit I, LLC.

4.9		Warrant issued to purchase shares of Series E Preferred Stock issued to Compass Horizon Funding Company LLC.

5.1	*	Opinion of Latham & Watkins LLP.

10.1	+	Fourth Amended and Restated Registration Rights Agreement, dated February 17, 2012, by and among Singulex, Inc. and certain of its stockholders.

10.2		Form of Indemnification Agreement for directors and officers.

10.3(a)	+	Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(b)	+	First Amendment, dated May 6, 2011, to that certain Venture Loan and Security Agreement, dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(c)	+	Second Amendment, dated April 3, 2012, to that certain Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(d)	+	Third Amendment, dated September 27, 2012, to that certain Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Horizon Credit I, LLC.

Exhibit Number		Description
10.4(a)		Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(b)		Loan and Security Modification Agreement, dated March 18, 2008, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(c)		Loan and Security Modification Agreement, dated May 13, 2008, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(d)		Loan and Security Modification Agreement, dated July 29, 2009, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(e)		Amendment, dated November 30, 2009, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(f)		Amendment, dated May 27, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(g)		Amendment, dated October 8, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(h)		Amendment, dated November 23, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(i)		Loan and Security Modification Agreement, dated April 2, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(j)		Loan and Security Modification Agreement, dated June 25, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(k)		Loan and Security Modification Agreement, dated September 26, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.5(a)	+	Net Lease Agreement, dated January 14, 2008, by and between Singulex, Inc. and CN Bay View, LLC.

10.5(b)	+	First Amendment to Lease and Acknowledgement, dated February 29, 2008, by and between Singulex, Inc. and CN Bay View, LLC.

10.5(c)	+	Modification No. 1 to Original Net Lease Agreement, dated December 3, 2010, by and between Singulex, Inc. and Worthington California Investments, LLC.

10.6	†+	Sales Agreement, dated June 1, 2010, by and between Singulex, Inc. and BlueWave Healthcare Consultants, Inc.

10.7	†+	Exclusive License Agreement for Highly Sensitive System and Methods for Analysis of Troponin, dated November 1, 2008, by and between Singulex, Inc. and The Regents of the University of California.

10.8	†+	Supply and License Agreement, dated June 12, 2006, by and among Singulex, Inc., Molecular Probes, Inc. and Invitrogen IP Holdings, Inc.

10.9(a)	#+	Singulex, Inc. 2002 Stock Option Plan, as amended.

10.9(b)	#+	Form of Incentive Stock Option Agreement under the 2002 Stock Option Plan, as amended.

Exhibit Number		Description
10.9(c)	#+	Form of Non-Qualified Stock Option Agreement under the 2002 Stock Option Plan, as amended.

10.10(a)	#	Singulex, Inc. 2012 Equity Incentive Award Plan.

10.10(b)	#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2012 Equity Incentive Award Plan.
10.10(c)	#	Form of Restricted Stock Award Grant Notice under the 2012 Equity Incentive Award Plan.

10.10(d)	#	Form of Restricted Stock Unit Award Grant Notice under the 2012 Equity Incentive Award Plan.

10.11	#+	Amended and Restated Employment, Confidentiality and Noncompete Agreement, dated March 3, 2009, by and between Singulex, Inc. and Philippe J. Goix, Ph.D.

10.12	#+	Offer letter, dated April 19, 2012, by and between Singulex, Inc. and Michael Bell.

10.13	#+	Offer letter, dated September 27, 2011, by and between Singulex, Inc. and F. Steven Feinberg.

10.14	#+	Offer letter, dated December 19, 2007, by and between Singulex, Inc. and Guido Baechler.

10.15	#+	Offer letter, dated April 1, 2010, by and between Singulex, Inc. and William Hammack.

10.16	+	Lease Agreement, dated August 22, 2012, by and between Singulex, Inc. and Amstar-105, LLC.

16.1	+	Letter from Burr Pilger Mayer, Inc.

23.1		Consent of independent registered public accounting firm (Ernst & Young LLP).

23.2		Consent of independent registered public accounting firm (Burr Pilger Mayer, Inc.).

23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	+	Power of Attorney.

99.1	+	Confidential Draft Submission #1

99.2	+	Confidential Draft Submission #2

*
To be filed by amendment.

+
Previously filed.

†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

#
Indicates management contract or compensatory plan.